UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934
(Amendment No. )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12
COMPASS PATHWAYS PLC
(Name of Registrant as Specified In Its Charter)
N/A
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check all boxes that apply):

☒	No fee required.
☐	Fee paid previously with preliminary materials:
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

COMPASS Pathways plc
33 Broadwick Street
London W1F 0DQ
United Kingdom
Registered Company No. 12696098
April 19, 2023
Dear Shareholder:

You are invited to attend the 2023 Annual General Meeting (the “AGM”) of COMPASS Pathways plc (“COMPASS” or the “Company”) which will be held at 1:30 p.m. London time (8:30 a.m. Eastern Time) on Friday, June 2, 2023 at the offices of Goodwin Procter (UK) LLP, 100 Cheapside, London EC2V 6DY. Although it will not constitute attendance at the AGM, shareholders will be able to follow the business of the AGM on their computer, tablet or smart phone from their location of choice by accessing https://onlinexperiences.com/Launch/QReg/ShowUUID=0872D0B8-C2A7-4F5B-8382-73237C4921D2.

This letter, the notice of the AGM set out in this document (the “Notice”) and associated materials for the AGM are being sent to you because, as of Tuesday, April 4, 2023 (being the latest practicable date before the circulation of this document and the record date for holders of American Depositary Shares (“ADSs”)), you are registered as a holder of ordinary shares in the register of members of the Company. However, this letter, the Notice and associated materials will also be available to holders of ADSs and contain information relevant to holders of ADSs.

Your vote is very important to us. Whether or not you plan to attend the AGM, your shares should be represented and voted.

Thank you for your ongoing support of COMPASS.

Yours sincerely,

George Goldsmith
Chair of the Board of Directors, COMPASS Pathways plc

COMPASS Pathways plc
33 Broadwick Street
London W1F 0DQ
United Kingdom
Registered Company No. 12696098
NOTICE OF 2023 ANNUAL GENERAL MEETING OF SHAREHOLDERS
TO BE HELD ON FRIDAY JUNE 2, 2023

NOTICE is hereby given that the Annual General Meeting (“AGM”) of COMPASS Pathways plc, a public limited company incorporated under the laws of England and Wales (referred to herein as the “Company,” “we,” “us” and “our”), will be held on Friday, June 2, 2023, at 1:30 p.m. London time (8:30 a.m. Eastern Time) at the offices of Goodwin Procter (UK) LLP, 100 Cheapside, London EC2V 6DY, for the transaction of the following business:
Ordinary Resolutions (the “Resolutions”)
1.To re-elect as a director George Goldsmith, who retires by rotation in accordance with the Company’s Articles of Association.
2.To re-elect as a director Annalisa Jenkins, who retires by rotation in accordance with the Company’s Articles of Association.
3.To re-elect as a director Linda McGoldrick, who retires by rotation in accordance with the Company’s Articles of Association.

4.To re-elect as a director Kabir Nath, who retires by rotation in accordance with the Company’s Articles of Association.
5.To re-appoint PricewaterhouseCoopers LLP, an English registered limited liability partnership, as U.K. statutory auditors of the Company, to hold office until the conclusion of the next annual general meeting of shareholders.
6.To ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2023.
7.To authorize the Audit and Risk Committee to determine the Company’s auditors’ remuneration for the fiscal year ending December 31, 2023.
8.To receive the U.K. statutory annual accounts and reports for the fiscal year ended December 31, 2022 and to note that the Directors do not recommend the payment of any dividend for the year ended December 31, 2022.
9.To receive and approve on an advisory basis the Company’s U.K. statutory directors’ remuneration report for the year ended December 31, 2022, which is set forth as Annex A to the attached proxy statement.
10.To approve, on a non-binding, advisory basis, the compensation of the Company’s named executive officers for the year ended December 31, 2022.
Proposals 1 through 10 will be proposed as ordinary resolutions under English law. Assuming that a quorum is present, an ordinary resolution is passed on a show of hands if it is approved by a simple majority (more than 50%) of the votes cast by shareholders present (in person or by proxy) at the AGM and entitled to vote. If a poll is demanded, an ordinary resolution is passed if it is approved by holders representing a simple majority (more than 50%) of the total voting rights of shareholders present (in person or by proxy) who (being entitled to vote) vote on the resolution.
The result of the shareholder votes on the ordinary resolutions in proposals 5, 6, 8, 9 and 10 regarding re-appointment of PricewaterhouseCoopers LLP, an English registered limited liability partnership, as our U.K. statutory auditors, ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2023, receipt of our U.K. statutory annual accounts and reports for the year ending December 31, 2022, approval, on an advisory basis, of our U.K. statutory directors’ annual report on remuneration for the year ended December 31, 2022 and approval of the compensation of our named executive officers for the year ended December 31, 2022, are advisory in nature and as a result will not require our Board of Directors or any committee thereof to take any action. Our Board of Directors values the opinions of our shareholders as expressed through such votes and will carefully consider the outcome of the votes on proposals 5, 6, 8, 9 and 10.
The results of any polls taken on the resolutions at the AGM and any other information required by the U.K. Companies Act 2006 will be made available on our website (www.compasspathways.com) as soon as reasonably practicable following the AGM and for the required period thereafter.

BY ORDER OF THE BOARD	Registered Office
/s/ Ben Harber	3rd Floor 1 Ashley Road Altrincham Cheshire WA14 2DT United Kingdom
Ben Harber Company Secretary April 19, 2023	No. 12696098
Notes
(a) Only those members registered in the register of members of the Company at 6:00 p.m. London time (1:00 p.m. Eastern Time) on May 31, 2023 will be entitled to attend and vote at the AGM in respect of the number of ordinary shares registered in their name at that time. If the AGM is adjourned, members entered on the register of members of the Company (not later than 6:00 pm (U.K. time) on the date which is two working days before the date of the adjourned AGM) shall be entitled to attend, speak and vote at the AGM in respect of the number of ordinary shares registered in their name at that time.
(b) A member entitled to attend, speak and vote at the AGM is entitled to appoint a proxy to exercise all or any of his/her rights to attend, speak and vote instead of him/her. A member may appoint more than one proxy in relation to the AGM provided that each proxy is appointed to exercise the rights attached to a different share or shares of the member. A proxy need not be a member, but must attend the AGM in person. If a member wishes his/her proxy to speak on his/her behalf at the AGM, he/she will need to appoint his/her own choice of proxy and give his/her instructions directly to them. Completion and return of a form of proxy (the “Ordinary Shareholder Proxy Form”) will not preclude a member from attending, speaking and voting at the AGM or any adjournment thereof in person. If a proxy is appointed and the member attends the AGM in person, the proxy appointment will automatically be terminated. The Ordinary Shareholder Proxy Form, used by holders of ordinary shares to vote, should be lodged with Neville Registrars Limited (“Neville”), the Company’s registrar, not later than 1:30 p.m. London time (8:30 a.m. Eastern Time) on May 31, 2023. The attached proxy statement explains proxy voting and the matters to be voted on in more detail. Please read the proxy statement carefully. For specific information regarding the voting of your ordinary shares, please refer to the proxy statement under the section titled “General Information.”
(c) Any corporation which is a member can appoint one or more corporate representatives who may exercise on its behalf all of its powers as a member provided that, if it is appointing more than one corporate representative, it does not do so in relation to the same shares.
(d) In the case of joint holders, the vote of the senior holder who tenders the vote whether in person or by proxy will be accepted to the exclusion of the votes of any other joint holders. For these purposes, seniority shall be determined by the order in which the names stand in the Company’s relevant register or members for the certificated or uncertificated shares of the Company (as the case may be) in respect of the joint holding.
(e) Certificateless Registry for Electronic Share Transfer (“CREST”) members who wish to appoint a proxy or proxies through the CREST electronic proxy appointment service may do so for the AGM and any adjournments of it by using the procedures described in the CREST Manual (available via www.euroclear.com/CREST). CREST personal members or other CREST sponsored members, and those CREST members who have appointed voting service providers, should refer to their CREST sponsors or voting service providers, who will be able to take the appropriate action on their behalf.
For a proxy appointment or instruction made using the CREST service to be valid, the appropriate CREST message (a “CREST Proxy Instruction”) must be properly authenticated in accordance with Euroclear U.K. & Ireland Limited’s specifications and must contain the information required for those instructions as described in the CREST Manual (available via www.euroclear.com/CREST). The message, regardless of whether it relates to the appointment of a proxy or to an amendment to the instruction given to the previously appointed proxy, must, to be valid, be transmitted so as to be received by the Company’s agent (ID: 7RA11) by 1:30 p.m. London time (8:30 a.m. Eastern Time) on May 31, 2023. For this purpose, the time of receipt will be taken to be the time (as determined by the timestamp applied to the message by the CREST Applications Host) from which the Company’s agent is able to retrieve the message by enquiry to CREST in the manner prescribed by CREST. After this time, any change of instructions to proxies appointed through CREST should be communicated to the appointee through other means.
CREST members and, where applicable, their CREST sponsors or voting service providers should note that Euroclear U.K. & Ireland Limited does not make available special procedures in CREST for any particular messages. Normal system timings and limitations will, therefore, apply in relation to the input of CREST Proxy Instructions. It is the responsibility of the CREST member concerned to take (or, if the CREST member is a CREST personal member or sponsored member or has appointed voting service providers, to procure that its CREST sponsors or voting service providers take) such action as shall be necessary to ensure that a message is transmitted by means of the CREST system by any particular time. In this connection, CREST members and, where applicable, their CREST sponsors or voting service providers are referred, in particular, to those sections of the CREST Manual concerning practical limitations of the CREST system and timings.
The Company may treat as invalid a CREST Proxy Instruction in the circumstances set out in Regulation 35(5)(a) of the Uncertificated Securities Regulations 2001.
(f) As of April 4, 2023 (being the latest practicable date before the circulation of this document and the record date for ADSs holders), the Company’s issued ordinary share capital consisted of 45,343,687 ordinary shares, carrying one vote each. Therefore, the total voting rights in the Company as of that date were 45,343,687. A vote withheld is not a vote in law, which means that the vote will not be counted in the calculation of votes for or against the resolution, and if no voting indication is given, a proxy may vote or abstain from voting at his/her discretion. A proxy may vote (or abstain from voting) as he or she thinks fit in relation to any other matter which is put before the AGM.
(g) Under s527 of the U.K. Companies Act 2006, members meeting the threshold requirement set out in that section have the right to require the Company to publish on a website a statement setting out any matter relating to: (i) the audit of the Company’s accounts (including the auditor’s report and the conduct of the audit) that are to be laid before the AGM; or (ii) any circumstance connected with an auditor of the Company ceasing to hold office since the previous meeting at which annual accounts and reports were laid in accordance with s437 of the U.K. Companies Act 2006. The Company may not require the shareholders requesting any such website publication to pay its expenses in complying with ss527 or 528 of the U.K. Companies Act 2006. Where the Company is required to place a statement on a website under s527 of the U.K. Companies Act 2006, it must forward the statement to the Company’s auditor not later than the time when it makes the statement available on the website. The business which may be dealt with at the AGM includes any statement that the Company has been required, under s527 of the U.K. Companies Act 2006, to publish on a website.
(h) Except as set out in the notes to this Notice, any communication with the Company in relation to the AGM as it relates to the ordinary shareholders, including in relation to proxies, should be sent to Neville at their address of Neville Registrars Limited, Neville House, Steelpark Road, Halesowen, West Midlands, United Kingdom, B62 8HD. No other means of communication will be accepted. In particular, you may not use any electronic address provided either in this notice or in any related documents to communicate with the Company for any purpose other than those expressly stated.

(i) Copies of the service agreement for our executive director and of the letters of appointment for our non-executive directors will be available for inspection at the registered office of the Company during normal business hours on any weekday (public holidays excepted) and at the place of the AGM for one hour before the meeting and at the meeting itself.
(j) Any ordinary shareholder attending the AGM has the right to ask questions. The Company must cause to be answered any such question relating to the business being dealt with at the AGM but no such answer need be given if: (i) to do so would interfere unduly with the preparation for the AGM or involve the disclosure of confidential information; (ii) the answer has already been given on a website in the form of an answer to a question; or (iii) it is undesirable in the interests of the Company or the good order of the meeting that the question be answered.
Holders of Ordinary Shares
If you are a holder of ADSs, please ignore this section and refer instead to the section below titled “—Holders of American Depositary Shares.”
If you are a holder of ordinary shares in the Company, please vote on the Resolutions by appointing a proxy. A form of the Ordinary Shareholder Proxy Form for use at the AGM is enclosed. You are encouraged to appoint the Chair of the AGM as your proxy.
You are advised to complete and return the Ordinary Shareholder Proxy Form in accordance with the instructions printed on it and so as to arrive at Neville Registrars at their address of Neville Registrars Limited, Neville House, Steelpark Road, Halesowen, West Midlands, United Kingdom, B62 8HD as soon as possible but in any event by no later than 1:30 p.m. London time (8:30 a.m. Eastern Time) on Wednesday, May 31, 2023.
In order to attend and vote at the AGM as an ordinary shareholder, you must continue to be registered as a holder of ordinary shares in the Company’s register of members as of 6:00 p.m. London time (1:00 p.m. Eastern Time) on May 31, 2023.
Therefore, if you have sold or transferred your ordinary shares in the Company on or prior to May 31, 2023, your form of the Ordinary Shareholder Proxy Form can no longer be used and if submitted (whether before or after you have sold or transferred your ordinary shares) will be treated as invalid. Please pass this document to the person who arranged the sale or transfer for delivery to the purchaser or transferee. The purchaser or transferee should contact Ben Harber, Company Secretary, by telephone at +44 (0) 207 264 4366 or by email at Ben.Harber@shma.co.uk, to request a new form of the Ordinary Shareholder Proxy Form.
Should you elect to convert your holding of ordinary shares in the capital of the Company into an interest in the capital of the Company represented by ADSs before the AGM, you will cease to be a holder of ordinary shares in your own name and will not be entitled to vote at the AGM as an ordinary shareholder. You will also not be able to use the enclosed form of the Ordinary Shareholder Proxy Form. However, you may be able to exercise your vote as a holder of an interest in the capital of the Company represented by ADSs, please refer to the next section titled “—Holders of American Depositary Shares.”
Holders of American Depositary Shares
In order to exercise your vote as a holder of an interest in the capital of the Company represented by ADSs, you or your bank, broker or nominee must be a holder of ADSs in the ADS register at 5:00 p.m. Eastern Time on Tuesday, April 4, 2023 (the record date for ADS holders).
If you held ADSs through a bank, broker or nominee on April 4, 2023, this Proxy Statement, the ADS proxy card (the “ADS Proxy Card”) and related materials will be sent to that organization who should forward the materials to you. Please reach out to your bank, broker or nominee to provide your voting instructions.
Please note that ADS Proxy Cards submitted by ADS holders must be received by Citibank no later than 10:00 a.m. Eastern Time on Friday, May 26, 2023.

Contacts for ADS holders
If you have queries about how you can deliver voting instructions, please contact Citibank, N.A. ADR Shareholder Services by telephone: +1-877-248-4237 (toll free within the United States) or +1-781-575-4555 (for international callers) or by email: citibank@shareholders-online.com or at Citibank, N.A., Shareholder Services, P.O. Box 43077, Providence, RI 02940-3077.
If at any point you require guidance, please contact Ben Harber, Company Secretary, by telephone at +44 (0) 207 264 4366 or by email at Ben.Harber@shma.co.uk.
Recommendation
You will find an explanatory note in relation to each of the Resolutions in the attached proxy statement. Our Board of Directors considers each Resolution to be in the best interests of the Company and its shareholders as a whole and as likely to promote the success of the Company. Accordingly, our Board of Directors unanimously recommends that you vote in favor of the Resolutions.

COMPASS Pathways plc
3rd Floor
33 Broadwick Street
London W1F 0DQ
United Kingdom
Registered Company No. 12696098

PROXY STATEMENT FOR THE 2023 ANNUAL GENERAL MEETING OF
SHAREHOLDERS TO BE HELD ON FRIDAY JUNE 2, 2023

INFORMATION CONCERNING PROXY SOLICITATION AND VOTING
We have sent you this proxy statement (the “Proxy Statement”) and the enclosed form of the Ordinary Shareholder Proxy Form because the Board of Directors (the “Board” or the “Board of Directors”) of COMPASS Pathways plc (referred to herein as the “Company”, “we”, “us” or “our”) is soliciting your proxy to vote at our annual general meeting of shareholders (referred to herein as the “Meeting” or the “AGM”) to be held on Friday, June 2, 2023, at 1:30 p.m. London time (8:30 a.m. Eastern Time), at Goodwin Procter (UK) LLP, 100 Cheapside, London EC2V 6DY. Although it will not constitute attendance at the AGM, shareholders will be able to follow the business of the AGM on their computer, tablet or smart phone from their location of choice by accessing https://onlinexperiences.com/Launch/QReg/ShowUUID=0872D0B8-C2A7-4F5B-8382-73237C4921D2.
•This Proxy Statement summarizes information about the proposals to be considered at the Meeting and other information you may find useful in determining how to vote.
•The form of the Ordinary Shareholder Proxy Form is the means by which ordinary shareholders actually authorize another person to vote their shares in accordance with their instructions.
In addition to solicitations by mail, our directors, officers and regular employees, without additional remuneration, may solicit proxies by telephone, e-mail and personal interviews. All costs of solicitation of proxies will be covered by us.
We are mailing the Notice of 2023 AGM (the “Notice”), this Proxy Statement, and the form of the Ordinary Shareholder Proxy Form to our ordinary shareholders of record as of April 4, 2023 for the first time on or about April 25, 2023. In this mailing, we are also including our annual report, which includes our U.K. statutory annual accounts and reports for the year ended December 31, 2022 (“2022 Annual Report”). In addition, we have provided brokers, dealers, bankers, and their nominees, at our expense, with additional copies of our proxy materials and the 2022 Annual Report so that our record holders can supply these materials to the beneficial owners of our ordinary shares.
While this document is being sent to our ordinary shareholders of record, this document will also be sent to holders of American Depositary Shares (“ADSs”) and contains information relevant to holders of ADSs.
Important Notice Regarding the Availability of Proxy Materials for the AGM to be held on June 2, 2023
The Notice, this Proxy Statement, the 2022 Annual Report and the form of the Ordinary Shareholder Proxy Form are available in the Investors section of our website at ir.compasspathways.com.

GENERAL INFORMATION
Why am I receiving these materials?
Ordinary Shareholders
We have sent you this Proxy Statement, the enclosed form of the Ordinary Shareholder Proxy Form and related materials because you are an ordinary shareholder of record and our Board is soliciting your proxy to vote at the Meeting, including at any adjournments or postponements of the Meeting. You do not need to attend the Meeting to vote your shares. Instead, please simply complete, sign and return the enclosed form of the Ordinary Shareholder Proxy Form. The duly completed Ordinary Shareholder Proxy Form must be lodged with our registrar, Neville Registrars Limited (“Neville”), by no later than 1:30 p.m. London time (8:30 a.m. Eastern Time) on Wednesday, May 31, 2023.
CREST members may appoint a proxy by using the CREST electronic proxy appointment service. CREST members who wish to appoint a proxy or give an instruction through the CREST electronic proxy appointment service may do so by using the procedures described in the CREST manual.
You are encouraged to appoint the Chair of the Meeting as your proxy.
Materials for ordinary shareholders will be mailed on or about April 25, 2023 to all ordinary shareholders as of the record date that are entitled to vote at the Meeting.
ADS Holders
This Proxy Statement, the ADS Proxy Card, our 2022 Annual Report and related materials for ADS holders will be mailed on or about April 28, 2023 to all ADS holders, including banks, brokers and nominees, who are holders of ADSs at 5:00 p.m. Eastern Time on April 4, 2023 (the record date for ADS holders).
The duly completed ADS Proxy Cards submitted by ADS holders of record must be received by Citibank, N.A. (“Citibank”) no later than 10:00 a.m. Eastern Time on Friday, May 26, 2023.
Who can vote?
Ordinary Shareholders
Only ordinary shareholders of record registered in the register of members at 6:00 p.m. London time (1:00 p.m. Eastern Time) on May 31, 2023 will be entitled to vote at the Meeting. The holders of ordinary shares are entitled to one vote per share on all matters that are subject to a shareholder vote.
As of April 4, 2023 (being the latest practicable date before the circulation of this document and the record date for ADSs holders) there were 45,343,687 ordinary shares issued and outstanding and entitled to vote.
Whether or not you plan to attend the Meeting, we urge you to fill out and return the enclosed form of the Ordinary Shareholder Proxy Form to ensure your vote is counted. All proxies, however submitted, must be lodged with Neville by no later than 1:30 p.m. London time (8:30 a.m. Eastern Time) on May 31, 2023 for holders of ordinary shares.
You are encouraged to appoint the Chair of the Meeting as your proxy.
If you have sold or transferred your ordinary shares in the Company on or prior to May 31, 2023, your form of the Ordinary Shareholder Proxy Form can no longer be used and if submitted (whether before or after you have sold or transferred your ordinary shares) will be treated as invalid. Please pass this document to the person who arranged the sale or transfer for delivery to the purchaser or transferee. The purchaser or transferee should contact Ben Harber, Company Secretary, by telephone at +44 (0) 207 264 4366 or by email at Ben.Harber@shma.co.uk to request a new form of the Ordinary Shareholder Proxy Form.
Beneficial owners of ordinary shares which are registered in the name of a broker, bank or other agent
If, on April 4, 2023, your ordinary shares were held in an account at a brokerage firm, bank or other similar organization and you are the beneficial owner of ordinary shares, these proxy materials should be forwarded to you by that organization. The organization holding your account is considered the shareholder of record for purposes of voting at the Meeting. You are encouraged to provide voting instructions to your broker, bank or nominee so that they may submit a proxy.

ADS Holders
You are entitled to exercise your vote as a holder of an interest in the capital of the Company represented by ADSs if you or your brokerage firm, bank or nominee is a holder of ADSs as of 5:00 p.m. Eastern Time on Tuesday, April 4, 2023 (the record date for ADS holders).
If you hold ADSs through a brokerage firm, bank or nominee as of the record date, the materials for ADS holders, including the ADS Proxy Card, will be sent to that organization. The organization holding your account is considered the ADS holder of record. Please reach out to that organization to provide your voting instructions and return your voting instructions to such organization by its deadline.
Please note that ADS Proxy Cards submitted by ADS holders must be received by Citibank no later than 10:00 a.m. Eastern Time on Friday, May 26, 2023.
Citibank will collate all votes properly submitted by ADS holders and submit a vote on behalf of all ADS holders to Neville.
Contacts for ADS holders
If you have queries about how you can deliver voting instructions, please contact Citibank. ADR Shareholder Services by telephone: +1-877-248-4237 (toll free within the United States) or +1-781-575-4555 (for international callers) or by email: citibank@shareholders-online.com or at Citibank, N.A. Shareholder Services, P.O. Box 43077, Providence, RI 02940-3077.
If at any point you require guidance, please contact Ben Harber, Company Secretary, by telephone at +44 (0) 207 264 4366 or by email at Ben.Harber@shma.co.uk.

What is the difference between an ordinary shareholder of record and a beneficial owner?
These terms describe how your ordinary shares are held. If your ordinary shares are registered directly in our register of members maintained by Neville, our registrar, you are a shareholder of record and the proxy materials are being sent directly, or otherwise being made available, to you. If your ordinary shares are held in the name of a broker, bank, or other nominee, you are a beneficial owner of the shares held by your broker, bank or other nominee and the proxy materials are being made available or forwarded to you by your broker, bank, or other nominee, who is treated as the shareholder of record. As the beneficial owner, you have the right to direct your broker, bank, or other nominee on how to vote your ordinary shares by following the instructions on the voting instructions provided to you by such broker, bank or other nominee.
What are the requirements to elect the directors and approve each of the proposals?
You may cast your vote for or against proposals 1 through 10 or abstain from voting your shares on one or more of these proposals.
Proposals 1 through 10 will be proposed as ordinary resolutions. Under English law, assuming that a quorum is present, an ordinary resolution is passed on a show of hands if it is approved by a simple majority (more than 50%) of the votes cast by shareholders present (in person or by proxy) at the Meeting and entitled to vote. If votes are taken on a poll, an ordinary resolution is passed if it is approved by holders representing a simple majority (more than 50%) of the total voting rights of shareholders present (in person or by proxy) who (being entitled to vote) vote on the resolution.
The result of the shareholder votes on the ordinary resolutions in proposals 5, 6, 8, 9 and 10 regarding re-appointment of PricewaterhouseCoopers LLP, an English registered limited liability partnership, as our U.K. statutory auditors, ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2023, receipt of our U.K. statutory annual accounts and reports for the year ending December 31, 2022, approval of our U.K. statutory directors’ annual report on remuneration for the year ended December 31, 2022, and approval of the compensation of our named executive officers for the year ended December 31, 2022, will not require our Board or any committee thereof to take any action. Our Board values the opinions of our shareholders as expressed through such votes and will carefully consider the outcome of the votes on proposals 5, 6, 8, 9 and 10.
What are the voting recommendations of our Board regarding the election of directors and other proposals?

The following table summarizes the items that will be brought for a vote of our shareholders at the Meeting, along with the Board’s voting recommendations.

Proposal	Description of Proposal	Board’s Recommendation
1	Re-election of George Goldsmith to the Board of Directors	FOR

2	Re-election of Annalisa Jenkins to the Board of Directors	FOR

3.	Re-election of Linda McGoldrick to the Board of Directors	FOR

4.	Re-election of Kabir Nath to the Board of Directors	FOR

5.	Re-appointment of PricewaterhouseCoopers LLP, an English limited liability partnership, as U.K. statutory auditors of the Company, to hold office until the conclusion of the next annual general meeting of shareholders	FOR

6.	Ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2023	FOR

7.	Authorization for the Audit and Risk Committee to determine the Company’s auditors’ remuneration for the fiscal year ending December 31, 2023	FOR

8.	Receipt of the U.K. statutory annual accounts and reports for the fiscal year ended December 31, 2022 and to note that the Directors do not recommend the payment of any dividend for the year ended December 31, 2022	FOR

9.	Receipt and approval on an advisory basis of the Company’s U.K. statutory directors’ annual report on remuneration for the year ended December 31, 2022, which is set forth in Annex A	FOR

10.	Advisory vote on the compensation of the Company’s named executive officers for the year ended December 31, 2022 on an advisory basis, which is set forth in this Proxy Statement	FOR

What constitutes a quorum?
In accordance with our current Articles of Association, a quorum will be present if one or more shareholders of the Company (or their proxy or corporate representative) holding at least 33 1⁄3 percent in number of the issued shares (excluding any shares held as treasury shares) entitled to vote on the business to be transacted at the Meeting is present, . There were 45,343,687 issued ordinary shares as of the record date for ADS holders, and therefore 15,114,563 ordinary shares will be required to be in attendance for there to be a quorum.
If you are an ordinary shareholder of record, your shares will be counted towards the quorum only if you are present in person or represented by proxy at the Meeting. If you are a beneficial owner of ordinary shares held in an account at a brokerage firm, bank or other similar organization your shares will be counted towards the quorum if your broker, bank or nominee submits a proxy for those shares and the proxy represents the holder at the Meeting. If you are an ADS holder you will not count towards the quorum of the Meeting. An ordinary shareholder, including Citibank, represented by a proxy at the Meeting will be counted towards the quorum requirement even where the proxy abstains from voting. If a form of the Ordinary Shareholder Proxy Form does not instruct the proxy how to vote, the proxy may vote as he or she sees fit or abstain in relation to any business of the Meeting, but the member represented by that proxy at the Meeting will be counted towards the quorum requirement.
If there is no quorum, the Meeting will stand adjourned to such time, date and place as may be fixed by the Chair of the Meeting (being not less than 10 days later). Under our current Articles of Association, if a quorum is not present at the adjourned meeting within 15 minutes (or such longer interval as the Chair of the Meeting in his or her absolute discretion thinks fit) from the time appointed for holding the Meeting, the Meeting shall be dissolved.

How do I vote my shares?
Ordinary Shareholders
If you are an ordinary shareholder of record, you may appoint a proxy to vote on your behalf by completing and signing the form of the Ordinary Shareholder Proxy Form and returning it in the envelope provided. If your ordinary shares are held in an account at a brokerage firm, bank or similar organization, you should follow the directions provided by your broker, bank or other nominee. All proxies, however submitted, must be lodged with our registrar, Neville, by no later than 1:30 p.m. London time (8:30 a.m. Eastern Time) on May 31, 2023 for holders of ordinary shares.
ADS Holders
If you are a holder of ADSs, you may exercise your right to vote by completing and submitting the ADS Proxy Card which will be sent to you by Citibank. If your ADSs are held in an account at a brokerage firm, bank or similar organization, you should follow the directions provided by your broker, bank or other nominee. All ADS Proxy Cards, however submitted, must be received by Citibank no later than 10:00 a.m. Eastern Time on May 26, 2023.

Citibank will collate all votes properly submitted by ADS holders and submit a vote to the Company on behalf of all ADS holders.
What is the role of Citibank?
Citibank, as depositary of our ADS program, issues and delivers ADSs representing ordinary shares that have been deposited with Citibank as depositary. We are requesting that Citibank, which holds the ordinary shares underlying the ADSs, seek ADS holders’ instructions as to voting for the AGM. As a result, ADS holders as of the applicable ADS record date may instruct Citibank to vote the ordinary shares underlying their ADSs on their behalf.
Because we have asked Citibank as depositary to seek the voting instructions of ADS holders, Citibank will notify ADS holders of the upcoming vote and arrange to deliver the proxy materials to them. Citibank will then try to vote the ordinary shares as each ADS holder instructs. Citibank does not vote or attempt to exercise the right to vote other than in accordance with the instructions of the ADS holders. We cannot guarantee that ADS holders will receive this proxy statement and the other proxy materials from Citibank in time to permit them to instruct the depositary to vote the shares represented by their ADSs. In addition, there may be other circumstances in which ADS holders may not be able to exercise voting rights. ADS holders may only exercise their right to directly vote the ordinary shares underlying their ADSs by exchanging their ADSs for the corresponding ordinary shares. However, even though we are subject to U.S. domestic issuer proxy rules and our shareholder meetings are announced via press release and filed with the SEC, ADS holders may not know about the meetings early enough to exchange their ADSs for ordinary shares. To exchange ADSs for underlying ordinary shares, holders of ADSs must present the ADSs to the depositary for cancellation with instructions for the delivery of the underlying shares and payment of applicable fees and taxes.
Citibank is the holder of record for all ordinary shares which underly ADSs. ADS holders are not required to be treated as holders of ordinary shares and do not have the rights of direct holders of our ordinary shares.

How will my shares be voted if I do not specify how they should be voted?
If you sign and send your form of the Ordinary Shareholder Proxy Form or the ADS Proxy Card, but do not indicate how you want your shares to be voted, a proxy may vote or abstain from voting at his or her discretion. We expect, if a member of our management team or Board is appointed as a proxy that he or she will vote in favor of each of the proposals.
Under the terms of the deposit agreement governing our ADSs, subject to certain exceptions, if Citibank does not receive voting instructions from an ADS holder before the applicable deadline, the ADS holder shall be deemed to have instructed Citibank to give a discretionary proxy to a person designated by the Company to vote the ADSs. If Citibank timely receives voting instructions from an ADS holder which fail to specify the manner in which Citibank is to vote the ADSs, Citibank will deem such ADS holder to have instructed Citibank to vote in favor of the items set forth in such voting instructions.

If you are a beneficial owner of shares or ADSs and your broker, bank or nominee does not receive instructions from you about how your shares are to be voted, such broker, bank or nominee may be permitted to vote your shares on your behalf, depending on the rules applicable to such broker, bank or nominee and the type of proposal. Under rules of the New York Stock Exchange, which are also applicable to Nasdaq-listed companies, brokers, banks and other securities intermediaries that are subject to New York Stock Exchange rules may use their discretion to vote your “uninstructed” shares on matters considered to be “routine” under New York Stock Exchange rules, but they do not have discretionary power to vote your shares on “non-routine” matters.
A “broker non-vote” refers to a share represented at the meeting held by a broker, bank or other securities intermediary, as to which instructions have not been received from the beneficial owner or person entitled to vote such shares and with respect to which, on one or more, but not all matters, the broker, bank or other securities intermediary does not have discretionary voting power to vote such share because such matter is considered “non-routine” under New York Stock Exchange rules.
We encourage you to submit your proxy with instructions and exercise your right to vote as a shareholder.
Can I change my vote or revoke a proxy?
An ordinary shareholder of record can revoke his or her proxy in several ways by:
(1) mailing a revised form of the Ordinary Shareholder Proxy Form dated later than the prior Ordinary Shareholder Proxy Form. The revised Ordinary Shareholder Proxy Form must be lodged with our registrar, Neville, by no later than 1:30 p.m. London time (8:30 a.m. Eastern Time) on May 31, 2023;
(2) notifying our Company Secretary in writing that you are revoking your proxy. Your revocation must be received at our registered office before the Meeting to be effective; or
(3) entering a new vote during the Meeting.
If your ordinary shares are held in an account at a brokerage firm, bank or similar organization, you may change or revoke your voting instructions by contacting the broker, bank or other nominee holding the shares or by your broker, bank or other nominee validly appointing you as proxy to attend the Meeting. See also “—What if I plan to attend the Meeting?”
If you hold ADSs, directly or through a broker, bank or other nominee, you must follow the instructions provided by Citibank, N.A. or such broker, bank or other nominee if you wish to change your vote. The last instructions you submit prior to the deadline indicated by Citibank, N.A. or the broker, bank or other nominee, as applicable, will be used to instruct Citibank how to vote your ADSs.
You have a power of attorney from an ordinary shareholder – how can you vote?
If you have been appointed as an attorney to act on behalf of an ordinary shareholder, you can vote using the paper proxy form only. You must ensure that the valid power of attorney and the proxy form have been deposited with Neville by no later than by 1:30 pm London time (8:30 am Eastern Time) on May 31, 2023.
Who counts the votes?
Neville has been engaged as our independent agent to tabulate shareholder votes. If you are an ordinary shareholder of record, you can return your executed form of the Ordinary Shareholder Proxy Form to Neville for tabulation (see instructions on the Ordinary Shareholder Proxy Form). If you hold your ordinary shares through a broker, bank or similar organization, you should contact that organization in order to vote your ordinary shares.
If you are a registered holder of ADSs, you can return your executed ADS Proxy Card to Citibank for tabulation. If you hold your ADSs through a broker, bank or other organization, you should contact that organization in order to vote your ADS position.
How are votes counted?
Votes will be counted by Neville, our registrar, who will separately count “for,” “against” and “abstain” votes. An abstain vote is not a vote in law, which means that the vote will not be counted in the calculation of votes for or against the resolution.
How many votes do I have?

On a show of hands, each ordinary shareholder of record present in person, and each duly authorized representative present in person of a shareholder that is a corporation, has one vote. On a show of hands, each proxy present in person who has been duly appointed by one or more shareholders has one vote, but a proxy has one vote for and one vote against a resolution if, in certain circumstances, the proxy is instructed by more than one shareholder to vote in different ways on a resolution. On a poll, each shareholder present in person or by proxy or, in the case of a corporation, by a duly authorized representative has one vote for each share held by the ordinary shareholder.
What if I plan to attend the Annual Meeting?
Ordinary shareholders can attend the Meeting, but attendance will be limited to ordinary shareholders of record as of 6:00 p.m. London time (1:00 p.m. Eastern Time) on May 31, 2023. ADS holders are also welcome to attend the Meeting, but attendance will be limited to ADS holders of record as of 5:00 p.m. Eastern Time on April 4, 2023. In order to obtain admittance to the Meeting each ordinary shareholder or ADS holder may be asked to present valid picture identification, such as a driver’s license or passport. If your ordinary shares or ADSs are held through brokerage accounts or by a bank or other nominee you may be able to attend at the discretion of the Chair.
Directions to our Meeting, which is to be held at Goodwin Procter (UK) LLP, 100 Cheapside, London EC2V 6DY, can be obtained by sending an email to AGM@compasspathways.com.
If you are an ADS holder, please note that whilst you are welcome to attend the Meeting, you will not be able to cast votes at the meeting. In order to vote your ADS, you should complete and submit the ADS Proxy Card in accordance with the instructions set out above.
How do you solicit proxies?
We will solicit proxies and will bear the entire cost of this solicitation. The initial solicitation of proxies may be supplemented by additional mail communications and by telephone, fax, e-mail, internet and personal solicitation by our directors, officers or other employees. No additional compensation for soliciting proxies will be paid to our directors, officers or other employees for their proxy solicitation efforts. We also reimburse Citibank for their expenses in sending materials, including ADS Proxy Cards, to ADS holders of record.
What do I do if I receive more than one proxy form or set of proxy materials?
If you hold your ordinary shares in more than one account, you will receive a form of the Ordinary Shareholder Proxy Form and related proxy materials for each account. If you hold ADSs in more than one account, you will receive an ADS Proxy and related proxy materials for each account. To ensure that all of your shares are voted, please sign, date and return all forms of proxy. Please be sure to vote all of your shares.
Some banks, brokers, and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of the proxy materials is being delivered to multiple shareholders sharing an address unless we have received contrary instructions. We will promptly deliver a separate copy of any of these documents to you if you write to Neville at Neville Registrars Limited, Neville House, Steelpark Road, Halesowen, West Midlands, United Kingdom, B62 8HD, email Neville at info@nevilleregistrars.co.uk, or call Neville at +44 (0) 121 585 1131. If you want to receive separate copies of the proxy materials in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker, or other nominee record holder, or you may contact Neville at the above address, email, or telephone number.
Will there be any other business conducted at the Meeting?
No. We have not been notified of, and our Board is not aware of, any other matters to be presented for action at the Meeting. In accordance with our Articles of Association, no matters other than proposals 1 through 10 may be presented at this Meeting.
What is Neville’s and Citibank’s role?
Neville is our registrar. All communications concerning ordinary shareholder of record accounts, including address changes, name changes, ordinary share transfer requirements and similar issues can be handled by contacting

Neville by telephone at +44 (0) 121 585 1131 or by writing to Neville Registrars Limited, Neville House, Steelpark Road, Halesowen, West Midlands, United Kingdom, B62 8HD.
Citibank serves as our ADS depositary bank. Communications concerning Registered ADS holder positions can be handled by contacting Citibank, N.A. ADR Shareholder Services by telephone: +1-877-248-4237 (toll free within the United States) or +1-781-575-4555 (for international callers) or by email: citibank@shareholders-online.com or at Citibank, N.A. Shareholder Services, P.O. Box 43077, Providence, RI 02940-3077.
How can I find out the results of the voting at the Meeting?
Voting results will be announced by the filing of a Current Report on Form 8-K with Securities and Exchange Commission (the “SEC”) within four business days following the Meeting. If final voting results are unavailable at that time, we will file an amended current report on Form 8-K within four business days of the day the final results are available. In addition, we are required to publish the number of votes cast in favor and against the proposals, along with additional information, on our website.
How can I submit questions to be answered at the Meeting?
Ordinary shareholders and ADS holders are invited to submit their questions relating to the matters presented at the AGM in advance by sending an email to AGM@compasspathways.com by 1:30 pm U.K. time (8:30 am Eastern Time) on May 30, 2023.
We would like to respond to as many shareholders’ questions as possible and therefore we will answer questions during the Meeting in a way that aims to best recognize the interests of all shareholders. To assist with this, we ask that you help us to facilitate access from as many shareholders as possible by limiting the number of questions and keeping your questions succinct, focused on and relevant to the business of the Meeting. In the interests of transparency for all shareholders, responses to questions not able to be addressed during the Meeting will be available on our website as soon as practicable following the Meeting. We will not provide an answer to a question if: (i) to do so would involve the disclosure of confidential information; (ii) the answer has already been given on a website in the form of an answer to a question; or (iii) it is undesirable in the interests of the Company or the good order of the Meeting that the question be answered.

ELECTION OF DIRECTORS
Our Board currently consists of nine members. In accordance with the terms of our Articles of Association, our Board is divided into three classes, Class I, Class II and Class III, with members of each class serving staggered three-year terms. The members of the classes are divided as follows:
•the Class I directors are Ekaterina Malievskaia, David Norton and Wayne Riley and their terms will expire at the annual general meeting to be held in 2024;
•the Class II directors are Thomas Lönngren, Robert McQuade and Kabir Nath, and their terms will expire at the annual general meeting to be held in 2025; and
•the Class III directors are George Goldsmith, Annalisa Jenkins and Linda McGoldrick, and their terms will expire at the Meeting.
Upon the expiration of the term of a class of directors, directors in that class will be eligible to be elected for a new three-year term at the annual general meeting in the year in which their term expires.
Our Board has nominated George Goldsmith, Annalisa Jenkins and Linda McGoldrick for re-election as the Class III directors at the Meeting and Kabir Nath for re-election as a Class II director at the Meeting. Mr. Nath was nominated as a director on the Board by the Board due to his role as the Chief Executive Officer of the Company. If re-elected at this Meeting, Mr. Nath's term will expire at the annual general meeting to be held in 2025. The nominees are presently directors, and have indicated a willingness to continue to serve as directors, if elected. If the nominees become unable or unwilling to serve, however, the proxies may be voted for a substitute nominee selected by our Board.
In connection with proposals 1, 2, 3 and 4, we set forth the biographical information for the nominees to our Board. For biographical information for the other directors see the section titled “Board and Corporate Governance” in this Proxy Statement.

PROPOSAL 1—RE-ELECTION OF GEORGE GOLDSMITH TO THE BOARD OF DIRECTORS
George Goldsmith is currently the Chair of our Board and has been nominated for re-election as a director. If elected, he will hold office from the date of his election until the 2026 annual general meeting of shareholders where he must retire by rotation and offer himself for re-election, or until his earlier death, resignation or removal. Mr. Goldsmith has agreed to serve if elected, and we have no reason to believe that he will be unable to serve.
George Goldsmith has served as Chair of our Board since June 2017 and served as our Chief Executive Officer from June 2017 to August 2022. Previously, Mr. Goldsmith served as Chair and Chief Executive Officer at Tapestry Networks, which he co-founded in 2002, until 2005, and he continues to serve as Non-Executive Chairman. Mr. Goldsmith was Chief Executive Officer of TomorrowLab@McKinsey from 2000 to 2001, and prior to that served as Senior Advisor to McKinsey & Company from 1997 to 2000. Prior to that he served as Managing Director of the Lotus Institute after the Lotus Development Corporation’s acquisition of his first company, The Human Interface Group. Mr. Goldsmith also serves on the board of directors of our subsidiaries. Mr. Goldsmith received his bachelor’s degree in Psychology from the University of Rochester and his masters in Clinical Psychology from the University of Connecticut. We believe that Mr. Goldsmith is qualified to serve on our Board because of his executive experience in our industry.
REQUIRED VOTE
Mr. Goldsmith shall be elected as director to serve until the 2026 Annual General Meeting or until his successor has been duly elected and qualified if the proposal to re-elect Mr. Goldsmith as a director of the Company receives the affirmative vote of more than 50% of the holders of shares entitled to vote and who are present or represented by proxy at the Meeting. Abstentions and broker non-votes, if any, will have no effect on this proposal.
RECOMMENDATION OF THE BOARD OF DIRECTORS
Our Board recommends that the shareholders vote “FOR” the re-election of George Goldsmith to our Board of Directors.

PROPOSAL 2—RE-ELECTION OF ANNALISA JENKINS TO THE BOARD OF DIRECTORS
Annalisa Jenkins is currently a member of our Board and has been nominated for re-election as a director. If elected, she will hold office from the date of her election until the 2026 annual general meeting of shareholders where she must retire by rotation and offer herself for re-election, or until her earlier death, resignation or removal. Dr. Jenkins has agreed to serve if elected, and we have no reason to believe that she will be unable to serve.
Annalisa Jenkins, MBBS, FRCP, has served as a member of our Board since May 2018. From November 2017 until April 2019, Dr. Jenkins served as the Chief Executive Officer of PlaqueTec Ltd., a biotechnology company focusing on coronary artery disease treatment and prevention. Previously, Dr. Jenkins served as the Chief Executive Officer and a member of the board of directors of Dimension Therapeutics, Inc., a gene therapy company focused on rare and metabolic diseases associated with the liver, from September 2014 until its sale to Ultragenyx Pharmaceutical Inc. in November 2017. From October 2013 to March 2014, Dr. Jenkins served as Executive Vice President, Head of Global Research and Development for Merck Serono Pharmaceuticals, a biopharmaceutical company. Previously, from September 2011 to October 2013, she served as Merck Serono’s Executive Vice President, Global Development and Medical, and was a member of Merck Serono’s executive committee. Prior to that, Dr. Jenkins pursued a 15-year career at Bristol-Myers Squibb Company, a biopharmaceutical company, where, from July 2009 to June 2011 she was a Senior Vice President and Head of Global Medical Affairs. Dr. Jenkins is currently a non-executive director of Genomics England. Dr. Jenkins serves on the board of directors of Avrobio, Inc. (Nasdaq: AVRO), Oncimmune Holdings plc (LSE: ONC), Affimed GmbH (Nasdaq: AFMD), Mereo BioPharma Group plc (Nasdaq: MREO) and a number of privately held biotechnology and life science companies. Previously within the past five years, Dr. Jenkins served on the board of directors of Ardelyx, Inc. (Nasdaq: ARDX) and AgeX Therapeutics, Inc. (NYSE American: AGE). Dr. Jenkins serves on a number of charitable boards, advisory boards and contributes publicly on leadership with purpose, social entrepreneurship, diversity and innovation. Dr. Jenkins graduated with a degree in medicine from St. Bartholomew’s Hospital in the University of London and subsequently trained in cardiovascular medicine in the U.K. National Health Service. Earlier in her career, Dr. Jenkins served as a Medical Officer in the British Royal Navy during the Gulf Conflict, achieving the rank of Surgeon Lieutenant Commander. We believe Dr. Jenkins is qualified to serve on our Board based on her industry experience in the field in which we operate and her executive experience with companies in our industry.
REQUIRED VOTE
Dr. Jenkins shall be elected as director to serve until the 2026 Annual General Meeting or until her successor has been duly elected and qualified if the proposal to re-elect Dr. Jenkins as a director of the Company receives the affirmative vote of more than 50% of the holders of the shares entitled to vote and who are present or represented by proxy at the Meeting. Abstentions and broker non-votes, if any, will have no effect on this proposal.
RECOMMENDATION OF THE BOARD OF DIRECTORS
Our Board recommends that the shareholders vote “FOR” the re-election of Annalisa Jenkins to our Board of Directors.

PROPOSAL 3—RE-ELECTION OF LINDA MCGOLDRICK TO THE BOARD OF DIRECTORS
Linda McGoldrick is currently a member of our Board and has been nominated for re-election as a director. If elected, she will hold office from the date of her election until the 2026 annual general meeting of shareholders where she must retire by rotation and offer herself for re-election, or until her earlier death, resignation or removal. Ms. McGoldrick has agreed to serve if elected, and we have no reason to believe that she will be unable to serve.
Linda McGoldrick has served as a director of our company since September 2020. In 1985, Ms. McGoldrick founded, and currently serves as Chair and Chief Executive Officer of, Financial Health Associates International, a strategic consulting company specializing in healthcare and life sciences. From April 2019 through December 2019, Ms. McGoldrick served as President and interim Chief Executive Officer of Zillion, Inc., a health, technology and condition management company. Over her professional career, she has served in a number of leadership roles, including senior vice president and National Development director for the Healthcare and Life Sciences Industry Practices at Marsh-MMC Companies, international operations and marketing director of Veos plc, a European medical devices company, and managing director Europe for Kaiser Permanente International. In 2018, Ms. McGoldrick was appointed by the Governor of Massachusetts to serve on the state’s Health Information Technology Commission. Ms. McGoldrick currently serves on the board of Alvotech (Nasdaq: ALVO). Ms. McGoldrick has served as a director of numerous publicly traded and private held companies and non-profit organizations in the United States, United Kingdom and Europe and currently serves on the faculty of the National Association of Corporate Directors. Ms. McGoldrick previously served on the board of directors of Avadim Health, Inc. Ms. McGoldrick received her bachelor of arts in sociology from Ohio Wesleyan University and master of social work from the University of Pennsylvania and master of business administration in management from the Wharton School, University of Pennsylvania. We believe that Ms. McGoldrick is qualified to serve on our Board because of her extensive experience as a director, global business strategy leader and policy expert for U.S. and European companies and organizations.
REQUIRED VOTE
Ms. McGoldrick shall be elected as director to serve until the 2026 Annual General Meeting or until her successor has been duly elected and qualified if the proposal to re-elect Ms. McGoldrick as a director of the Company receives the affirmative vote of more than 50% of the holders of the shares entitled to vote and who are present or represented by proxy at the Meeting. Abstentions and broker non-votes, if any, will have no effect on this proposal.
RECOMMENDATION OF THE BOARD OF DIRECTORS
Our Board recommends that the shareholders vote “FOR” the re-election of Linda McGoldrick to our Board of Directors.

PROPOSAL 4—RE-ELECTION OF KABIR NATH TO THE BOARD OF DIRECTORS
Kabir Nath is currently our Chief Executive Officer and a member of our Board and has been nominated for re-election as a director. If elected, he will hold office from the date of his election until the 2024 annual general meeting of shareholders where he must retire by rotation and offer himself for re-election, or until his earlier death, resignation or removal. Mr. Nath has agreed to serve if elected, and we have no reason to believe that he will be unable to serve.
Kabir Nath has served as our Chief Executive Officer and a member of our Board since August 2022. Previously from March 2016 until July 2022, Mr. Nath held positions of increasing responsibility and leadership at Otsuka Holdings Co., Ltd., a leading global healthcare group listed on the Tokyo Stock Exchange (JP 4578). Most recently, from March 2020 until July 2022, Mr. Nath served as senior managing director of global pharmaceuticals at Otsuka. From March 2016 until April 2022, Mr. Nath served as president and chief executive officer of Otsuka’s North America Pharmaceutical Business. Prior to Otsuka, from 2003 until December 2015, Mr. Nath held positions of increasing responsibility and leadership at Bristol-Myers Squibb Company (NYSE: BMS). Mr. Nath holds an M.A. from King’s College, University of Cambridge, and an M.B.A. from INSEAD. We believe that Mr. Nath is qualified to serve on our Board because of his extensive experience in the pharmaceutical and biotechnology sector and his commercial and senior leadership experience.
REQUIRED VOTE
Mr. Nath shall be elected as director to serve until the 2024 Annual General Meeting or until his successor has been duly elected and qualified if the proposal to re-elect Mr. Nath as a director of the Company receives the affirmative vote of more than 50% of the holders of shares entitled to vote and who are present or represented by proxy at the Meeting. Abstentions and broker non-votes, if any, will have no effect on this proposal.
RECOMMENDATION OF THE BOARD OF DIRECTORS
Our Board recommends that the shareholders vote “FOR” the re-election of Kabir Nath to our Board of Directors.

PROPOSAL 5—RE-APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP, AN ENGLISH LIMITED LIABILITY PARTNERSHIP, AS U.K. STATUTORY AUDITORS OF THE COMPANY, TO HOLD OFFICE UNTIL THE CONCLUSION OF THE NEXT ANNUAL GENERAL MEETING OF SHAREHOLDERS

At each meeting at which the accounts are laid before shareholders, the Company is required to appoint U.K. statutory auditors to serve until the next such meeting. Proposal 5 seeks your approval of the re-appointment of PricewaterhouseCoopers LLP, an English limited liability partnership (“PwC”), to serve as our U.K. statutory auditor, to hold office until the conclusion of the 2024 annual general meeting of shareholders. In the event this proposal does not receive the affirmative vote of more than 50% of the holders of the shares entitled to vote and who are present or represented by proxy at the Meeting, the Board may appoint an auditor to fill the vacancy. If the re-appointment of PwC is approved, the Audit and Risk Committee, at its discretion, may nonetheless direct the appointment of a different U.K. statutory auditor at any time it decides that such a change would be in the best interest of the Company and its shareholders.
REQUIRED VOTE
The re-appointment of PwC requires the affirmative vote of more than 50% of the holders of the shares entitled to vote and who are present or represented by proxy at the Meeting. Abstentions and broker non-votes, if any, will have no effect on this proposal.
RECOMMENDATION OF THE BOARD OF DIRECTORS
Our Board recommends that the shareholders vote “FOR” the re-appointment of PricewaterhouseCoopers LLP as our U.K. statutory auditors, to hold office until the conclusion of the 2024 annual general meeting of the shareholders.

PROPOSAL 6—RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP, AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2023
Proposal 6 seeks your ratification of the appointment of PwC, as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2023.
The Company’s organizational documents do not require that the shareholders ratify the selection of PwC as the Company’s independent registered public accounting firm, and shareholder ratification is not binding on the Company, the Board or the Audit and Risk Committee. The Company requests such ratification, however, as a matter of good corporate practice. Our Board, including our Audit and Risk Committee, values the opinions of our shareholders and, to the extent there is any significant vote against the ratification of the selection of PwC as disclosed in this Proxy Statement, we will consider our shareholders’ concerns and evaluate what actions may be appropriate to address those concerns, although the Audit and Risk Committee, in its discretion, may still retain PwC.
PwC has indicated its willingness to act as the Company’s auditors. A representative of PwC is not expected to be present at the Meeting.
FEES FOR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The table below sets forth a summary of the fees billed to the Company by PwC for professional services rendered during the fiscal years ended December 31, 2022 and 2021, respectively. All such services and fees were pre-approved by the Audit and Risk Committee, which concluded that the provision of such services was compatible with the maintenance of each firm’s independence in the conduct of its auditing functions.

Fees	December 31, 2022 ($'000)	December 31, 2021 ($'000)
Audit Fees(1)	500	447
Audit-related fees(2)	199	407
Tax fees(3)	0	6
All Other Fees(4)	433	596
Total	1,132	1,456

(1) “Audit Fees” consist of fees billed for the audit of our annual consolidated financial statements and statutory accounts.
(2) “Audit-related” fees consist of fees in connection with the review of our interim consolidated financial statements.
(3) “Tax Fees” consist of fees billed for tax planning advice in respect of intercompany arrangements and structuring in connection with both our initial public offering (“IPO”) and ongoing operations.
(4) “All Other Fees” consist of non-audit fees paid to PwC for advisory services in relation to fundraising and registration statements filed with the SEC.

The Audit and Risk Committee has determined that the rendering of non-audit services by PwC is compatible with maintaining the principal accountant’s independence.
Pre-Approval Procedures
The Audit and Risk Committee pre-approves all audit and permissible non-audit services provided by the independent registered certified public accounting firm unless an exception to such pre-approval exists under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or the rules of the SEC. These services may include audit services, audit-related services, tax services and other services. Our Audit and Risk Committee has pre-approved all services performed by the independent registered public accounting firm since the pre-approval policy was adopted prior to our initial public offering.

REQUIRED VOTE

The ratification of the selection of PwC as our independent registered public accounting firm requires the affirmative vote of more than 50% of the holders of the shares entitled to vote and who are present or represented by proxy at the Meeting. This vote is advisory and non-binding. Abstentions and broker non-votes, if any, will have no effect on this proposal.
RECOMMENDATION OF THE BOARD OF DIRECTORS
Our Board recommends that the shareholders vote “FOR” the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2023.

PROPOSAL 7—AUTHORIZATION FOR THE AUDIT AND RISK COMMITTEE TO DETERMINE THE AUDITORS’ REMUNERATION FOR THE FISCAL YEAR ENDING DECEMBER 31, 2023
Proposal 7 authorizes the Audit and Risk Committee to determine our auditors’ remuneration for the fiscal year ending December 31, 2023. Fees for PwC, our independent registered public accounting firm and our statutory auditor, in respect of the years ended December 31, 2022 and December 31, 2021, are set forth in Proposal 6 above.
The Audit and Risk Committee is directly responsible for the appointment, retention and termination, and for determining the compensation of the Company’s independent registered public accounting firm. The Audit and Risk Committee shall pre-approve all auditing services and the terms thereof and non-audit services (other than non-audit services prohibited under Section 10A(g) of the Exchange Act or the applicable rules of the SEC or the Public Company Accounting Oversight Board (“PCAOB”)), except that pre-approval is not required for the provision of non-audit services if the “de minimis” provisions of Section 10A(i)(1)(B) of the Exchange Act are satisfied. The Audit and Risk Committee may delegate to the chairperson of the Audit and Risk Committee the authority to grant pre-approvals for audit and non-audit services, provided such approvals are presented to the Audit and Risk Committee at its next scheduled meeting. All services provided by PwC during fiscal year 2022 were pre-approved by the Audit and Risk Committee in accordance with the pre-approval policy described above, and all audit-related fees, tax fees and other fees during the fiscal year 2022 were approved by the Audit and Risk Committee.
REQUIRED VOTE
The authorization of the Audit and Risk Committee to determine auditor remuneration requires the affirmative vote of more than 50% of the holders of the shares entitled to vote and who are present or represented by proxy at the Meeting. Abstentions and broker non-votes, if any, will have no effect on this proposal.
RECOMMENDATION OF THE BOARD OF DIRECTORS
Our Board recommends that the shareholders vote “FOR” the authorization of our Audit and Risk Committee to determine our auditors’ remuneration for the fiscal year ending December 31, 2023.

PROPOSAL 8—RESOLUTION TO RECEIVE THE COMPANY’S U.K. STATUTORY ANNUAL ACCOUNTS AND REPORTS

At the Meeting, our Board will present our U.K. statutory annual accounts and reports for the period January 1, 2022 through December 31, 2022, which includes the audited portion of the directors’ annual report on remuneration.
REQUIRED VOTE
The receipt of the U.K. statutory annual accounts and reports requires the affirmative vote of more than 50% of the holders of the shares entitled to vote and who are present or represented by proxy at the Meeting. Abstentions and broker non-votes, if any, will have no effect on this proposal.
RECOMMENDATION OF THE BOARD OF DIRECTORS
Our Board recommends that the shareholders vote “FOR” the resolution to receive our U.K. statutory annual accounts and reports.

PROPOSAL 9—APPROVAL OF OUR U.K. STATUTORY DIRECTORS’ ANNUAL REPORT ON REMUNERATION
Our U.K. statutory directors’ remuneration report is set forth as Annex A to this Proxy Statement. The directors’ remuneration report includes the annual report on remuneration. This document describes in detail our remuneration policies and procedures and explains how these policies and procedures help to achieve our compensation objectives with regard to our directors and the retention of high-quality directors. Our Board and our Compensation and Leadership Development Committee believe that the policies and procedures as articulated in the directors’ remuneration report are effective and that as a result of these policies and procedures we have and will continue to have high-quality directors. Our Board has approved and signed the report in accordance with English law.
At the Meeting, the shareholders will vote on the annual report on remuneration. This vote is advisory and non-binding. Although non-binding, our Board and Compensation and Leadership Development Committee will review and consider the voting results when making future decisions regarding our director remuneration program. Following the Meeting, and as required under English law, the directors’ annual report on remuneration will be delivered to the U.K. Registrar of Companies.
REQUIRED VOTE
The approval of our U.K. statutory directors’ annual report on remuneration requires the affirmative vote of more than 50% of the holders of the shares entitled to vote and who are present or represented by proxy at the Meeting. This vote is advisory and non-binding. Abstentions and broker non-votes, if any, will have no effect on this proposal.
RECOMMENDATION OF THE BOARD OF DIRECTORS
Our Board recommends that the shareholders vote “FOR” approval of our U.K. statutory directors’ annual report on remuneration set forth in Annex A.

PROPOSAL 10—ADVISORY (NON-BINDING) VOTE TO APPROVE THE COMPANY’S EXECUTIVE COMPENSATION

Section 14A of the Exchange Act requires that we provide our shareholders with the opportunity to vote to approve, on a non-binding, advisory basis, not less frequently than once every three years, the compensation of our named executive officers. Based on the voting results of the vote on the frequency of future votes on executive compensation at our 2022 Annual General Meeting of Shareholders (the "2022 AGM"), our Board has determined that an advisory vote by the shareholders regarding named executive officer compensation will be conducted on an annual basis.
Our compensation programs are designed to effectively align our executives’ interests with the interests of our shareholders by focusing on long-term equity incentives that correlate with the growth of sustainable long-term value for our shareholders.
Shareholders are urged to read the section titled “Executive Compensation” in this Proxy Statement, which discusses our executive compensation policies and practices and contains tabular information and narrative discussion about the compensation of our named executive officers for the year ended December 31, 2022. Our Board and our Compensation and Leadership Development Committee believe that these policies and practices are effective in implementing our compensation philosophy and in achieving our compensation program goals.
The vote on this resolution is not intended to address any specific element of compensation; rather, the vote relates to the compensation of our named executive officers, as described in this Proxy Statement in accordance with the compensation disclosure rules of the SEC.
Accordingly, we are asking our shareholders to vote on the following resolution at the Meeting:
RESOLVED, that the shareholders hereby approve, on a non-binding advisory basis, the compensation paid to the Company’s named executive officers, as disclosed in the Company’s Proxy Statement for the 2023 Annual General Meeting, pursuant to the compensation disclosure rules of the SEC, including the Executive Compensation section, the compensation tables and the narrative discussions that accompany the compensation tables.
REQUIRED VOTE
The approval of this advisory non-binding proposal requires the affirmative vote of more than 50% of the holders of the shares entitled to vote and who are present or represented by proxy at the Meeting. Abstentions and broker non-votes, if any, will have no effect on this proposal.
The vote is advisory, which means that the vote is not binding on the Company, our Board or our Compensation and Leadership Development Committee. To the extent there is any significant vote against our named executive officer compensation as disclosed in this Proxy Statement, our Compensation and Leadership Development Committee will evaluate whether any actions are necessary to address the concerns of shareholders.
RECOMMENDATION OF THE BOARD OF DIRECTORS
Our Board recommends that the shareholders vote “FOR” the approval, on a non-binding advisory basis, of the compensation of our named executive officers, as disclosed in this Proxy Statement.

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE
BOARD OF DIRECTORS
Below is a list of our directors and their positions and ages as of April 4, 2023.

Name	Age	Position
George Goldsmith	67	Chair of the Board
David Norton	71	Lead Director
Kabir Nath	58	Chief Executive Officer, Director
Annalisa Jenkins, MBBS	57	Director
Thomas Lönngren	72	Director
Ekaterina Malievskaia	56	Chief Innovation Officer, Director
Linda McGoldrick	68	Director
Robert McQuade	66	Director
Wayne Riley	72	Director

During the year ended December 31, 2022, there were six full meetings of our Board. All of our then serving Directors attended a minimum of 75% of the aggregate of the meetings of the Board and meetings of the committees of which he or she was a member during 2022. Under our Corporate Governance Guidelines, each of our directors is expected to make reasonable efforts to attend meetings of the Board. Directors are also expected to attend our annual general meeting of shareholders to the extent practicable.
The biographical information for George Goldsmith, Annalisa Jenkins, Linda McGoldrick and Kabir Nath, the nominees to our Board, is provided in “Proposal 1—Re-Election of George Goldsmith to the Board of Directors,” “Proposal 2—Re-Election of Annalisa Jenkins to the Board of Directors,” “Proposal 3—Re-Election of Linda McGoldrick to the Board of Directors,” and “Proposal 4—Re-Election of Kabir Nath to the Board of Directors,” respectively.
Below is biographical information for those directors who are not standing for re-election at this Meeting and who will remain seated following the Meeting.
David Norton has served as a member of our Board since May 2018. Until his retirement in September 2011, Mr. Norton was Company Group Chairman, Global Pharmaceuticals for Johnson & Johnson, a public healthcare company. Mr. Norton began his Johnson & Johnson career in 1979 and held a number of positions at the company, including Company Group Chairman, Worldwide Commercial and Operations for the CNS, Internal Medicine franchise from 2006 to 2009, Company Group Chairman for the pharmaceutical businesses in Europe, the Middle East and Africa from 2004 to 2006, and Company Group Chairman for the pharmaceutical businesses in North America from 2003 to 2004. Mr. Norton currently serves on the board of directors of Forepont Capital, LLC, and the Global Alliance for TB Drug Development (now known as TB Alliance). Previously during the past five years, Mr. Norton served on the board of directors of Mallinckrodt, PLC (NYSE American: MNK) and Vivus, Inc. Mr. Norton is a graduate of Control Data Institute, Australia and the College of Distributive Trades, United Kingdom. We believe that Mr. Norton is qualified to serve on our Board because of his experience, qualifications, attributes and skills, including his extensive global pharmaceutical experience.
Thomas Lönngren has served as a member of our Board since May 2018. Mr. Lönngren currently serves as the Director at PharmaExec Consulting AB and as a Strategic Advisor at the NDA Group, which he has done since 2010. He is non-executive board member and chairman at Egetis Therapeutics AB, Sweden and board member at the NDA group Sweden. He acts as an advisor to the following companies and organizations: Artis Venture, San Francisco, U.S., Baren Therapeutics, San Francisco, U.S., faculty member of GLG Institute (Gerson Lehrman Group), New York, U.S., and special advisor to the Centre for Innovation in Regulatory Science (CIRS), London, U.K. He was the Deputy General Director of the Swedish Medical Product Agency until 2000. From 2001 until 2010, Mr. Lönngren served as the Executive Director of the European Medical Agency. Mr. Lönngren received his degree in pharmacy and MSc in Social and Regulatory Pharmacy from Uppsala University. He is an Honorary Member of the Royal Pharmaceutical Society of Great Britain, Honorary Fellow of the Royal College of Physicians in Great Britain, and holds Honorary Doctorates from the University of Uppsala and University of Bath, U.K. We

believe that Mr. Lönngren is qualified to serve on our Board because of his experience, qualifications, attributes and skills, including his extensive pharmaceutical consulting experience.
Robert McQuade, Ph.D. has served as a member of our Board since April 2020. Dr. McQuade currently serves as the Executive Vice President & Chief Strategic Officer at Otsuka Pharmaceutical Development & Commercialization, Inc., where he has served since 2004. Dr. McQuade is also the Officer and Manager of the McQuade Center for Strategic Research and Development LLC since February 2020. Dr. McQuade currently serves on the board of directors of entities related to Otsuka, including Otsuka America Pharmaceutical, Inc., Astex Pharmaceutical, Inc., Astex Pharmaceutical, Ltd., Avanir Pharmaceuticals, Visterra, Inc., Otsuka Pharmaceutical Development & Commercialization, Inc. and the McQuade Center for Strategic Research and Development. He also serves on the board of directors of The Technology Accelerator Co., which is based in Charleston, SC. Dr. McQuade received his degree in biology from Davidson College and completed his Ph.D. in biochemistry from University of North Carolina at Chapel Hill. Prior to joining Otsuka, Dr. McQuade worked in drug discovery research at Schering-Plough Corp. and in global medical affairs at Bristol-Myers Squibb Company (NYSE: BMS). We believe that Dr. McQuade is qualified to serve on our Board because of his experience in clinical development and regulatory affairs, in addition to his qualifications, attributes and skills, including his extensive pharmaceutical experience.
Ekaterina Malievskaia M.D. has served as our Chief Innovation Officer since January 2020 and as a member of our Board since 2017. Prior to her role as our Chief Innovation Officer, Dr. Malievskaia served as our Head of Research and Development from January 2019 to January 2020 and as our Chief Medical Officer from June 2017 to 2019. Dr. Malievskaia also previously served as clinical faculty at Mount Sinai School of Medicine and as a research professor in Public Health at the City University of New York. Prior to these roles, Dr. Malievskaia worked in clinical, academic and public health from 1999 until co-founding COMPASS. Dr. Malievskaia received her Doctor of Medicine from St. Petersburg Medical Academy. We believe that Dr. Malievskaia is qualified to serve on our Board because of her clinical practice, executive experience and public health academic background.
Wayne J Riley, M.D., MPH, M.B.A. has served as a member of our Board since March 2021. Dr. Riley serves as the President of the State University of New York (SUNY) Downstate Health Sciences University, Brooklyn, NY, USA where he holds tenured professorships in internal medicine, and health policy and management and has served since January 2017. Prior to this, Dr. Riley served as a clinical professor of medicine and adjunct professor of health policy at Vanderbilt University from July 2007 until June 2017, and as President and Chief Executive Officer of Meharry Medical College from January 2007 until July 2013. In addition, Dr. Riley currently serves as an elected member of the U.S. National Academy of Medicine, a Commissioner of the U.S. Medicare Payment Advisory Commission, Chair of the Board of the New York Academy of Medicine, President of the Society of Medical Administrators, an organization of leading North American physician executives, and a President Emeritus of the American College of Physicians. Dr. Riley is also a member of the board of directors of HCA Healthcare Inc. (NYSE: HCA), where he serves as Chair of the Patient Safety & Quality Committee and a member of the Audit & Compliance and Nominating & Corporate Governance Committees and a member of the board of directors of HeartFlow, Inc. He also previously served as a Director of Vertex Pharmaceuticals Inc. (Nasdaq: VRTX). Dr. Riley holds a BA from Yale University, Masters in Public Health from the Tulane University School of Public Health and Tropical Medicine, M.D. from the Morehouse School of Medicine, and MBA from Rice University. We believe that Dr. Riley is qualified to serve on our Board because of his experience, qualifications, attributes and skills, including his extensive medical and health policy experience.
CORPORATE GOVERNANCE
Structure of our Board of Directors
Our Articles of Association and Corporate Governance Guidelines gives our Board the flexibility to determine the appropriate leadership structure for the Board, including whether the offices of Chief Executive Officer and Chair of the Board should be separate or combined and why the Board’ leadership structure is appropriate given the specific characteristics or circumstances of our company and the Board’s assessment of its leadership from time to time. We currently separate the roles of Chief Executive Officer and Chair of the Board . Separating the duties of the Chair from the duties of the Chief Executive Officer allows our Chief Executive Officer to focus on our day-to-day business, while allowing the Chair to lead the Board in its fundamental role of providing advice to and independent oversight of management. Specifically, the Chair presides over meetings of the Board, facilitates communications between management and the Board and assists with other corporate governance matters. We believe that having a non-executive Chair can enhance the effectiveness of the Board as a whole.

Our Board is currently chaired by our co-founder and a significant shareholder, George Goldsmith. The Company believes that it is advantageous to have a Board Chair with an extensive history with and knowledge of the Company (as is the case with our current Board Chair). We have designated David Norton as our lead independent director to help reinforce the independence of our Board as a whole. As lead independent director, Mr. Norton provides leadership to our Board if circumstances arise in which the roles of co-founder and significant shareholder and Board Chair may be, or may be perceived to be, in conflict, and performs such additional duties as our Board may otherwise determine and delegate, including serving as principal liaison between the Board Chair and our independent directors.
Independence of our Board of Directors
Our Board has determined that all of our current directors, other than George Goldsmith, our Board Chair, Kabir Nath, our Chief Executive Officer, and Ekaterina Malievskaia, our Chief Innovation Officer, qualify as “independent” directors in accordance with the independence requirements under the applicable Nasdaq rules as well as applicable rules promulgated by the SEC. Mr. Nath and Dr. Malievskaia are not considered independent because they are employees of the Company. Mr. Goldsmith is not considered independent because he served as our chief executive officer during the past three years.
Our Board has made a subjective determination as to each independent director that no relationships exist that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. In making these determinations, our Board reviewed and discussed information provided by the directors and us with regard to each director’s business and personal activities and relationships as they may relate to us and our management. Mr. Goldsmith is married to Dr. Malievskaia. There are no other family relationships among any of our directors or executive officers.
Our independent directors meet in regularly scheduled executive sessions at which only independent directors are present. The Audit and Risk Committee, the Compensation and Leadership Development Committee and the Nominating and Corporate Governance Committee are each comprised entirely of directors determined by the Board to be independent.
Board Oversight of Risk Management and ESG Matters
Our management is primarily responsible for assessing and managing risk and one of the key functions of the Board is informed oversight of our risk management process. In carrying out its risk oversight responsibilities, the Board reviews the long and short-term operational and external risks facing the Company through its participation in long-range strategic planning, and ongoing reports from various Board standing committees that address risks inherent in their respective areas of oversight. On an ongoing basis, the Board and management identify key long and short-term risks, assess their potential impact and likelihood, and, where appropriate, implement operational measures and controls or purchase insurance coverage in order to help ensure adequate risk mitigation.
The Board is supported by its committees in fulfillment of its risk oversight responsibilities. For example, our Audit and Risk Committee focuses on our overall financial risk by evaluating our internal controls and disclosure policies as well as ensuring the integrity of our financial statements and periodic reports. The Audit and Risk Committee also monitors compliance with legal and regulatory requirements. At its meetings, our Audit and Risk Committee receives reports concerning material risks and significant updates on compliance and risk management matters from our Chief Legal Officer and other executive officers, as necessary. Our Compensation and Leadership Development Committee strives to create incentives that encourage an appropriate level of risk-taking consistent with our business strategy. Finally, our Nominating and Corporate Governance Committee ensures that our governance policies and procedures are appropriate in light of the risks we face.
Most of the Environmental, Social, and Governance (“ESG”) matters prioritized as part of our ESG framework are embedded in the Company’s strategic and operational plans, and are therefore overseen by the Board as part of regular updates and discussions that the Board receives and holds on these plans. The Board also specifically discusses our ESG framework at least once a year. Furthermore, Board oversight of specific ESG matters occurs through the committees of the Board: our Nominating and Corporate Governance Committee oversees our corporate governance guidelines; our Audit and Risk Committee oversees our risk and compliance framework, our code of conduct and ethics, as well as data privacy and security matters; and our Compensation and Leadership Development Committee oversees talent and employee-related matters, and human capital management strategies, including our employee well-being program and equity, diversity and inclusion initiatives.

Board Evaluation Process
Our Board is committed to assessing its own performance as a board in order to identify its strengths as well as areas in which it may improve its performance. The board evaluation process, which is overseen by the Nominating and Corporate Governance Committee, involves the completion of annual written questionnaires by the directors and interviews with members of the Board, key members of management and key advisors to the Board. The results of the board evaluation process are reviewed and discussed, including considerations of action plans to address any issues, by both the Nominating and Corporate Governance Committee and our Board.
Committees of Our Board of Directors
Our Board has three standing committees: the Audit and Risk Committee, the Compensation and Leadership Development Committee, and the Nominating and Corporate Governance Committee. We also have an Innovation and Research Committee, which meets on an ad hoc, as needed basis and does not yet have a charter in place that governs its purpose and duties. The Innovation and Research Committee meets to oversee the development and progress of programs to research and develop drug and technology assets that aid our mission to accelerate patient access to evidence-based innovation in mental health. The charters for our Audit and Risk Committee, Compensation and Leadership Development Committee and Nominating and Corporate Governance Committee can be found on the “Corporate Governance–Documents and Charters” section of our investor relations website at ir.compasspathways.com. Each such committee reviews these charters at least annually.

Name	Audit and Risk Committee	Compensation and Leadership Development Committee	Nominating and Corporate Governance	Innovation and Research Committee
George Goldsmith
David Norton		X
Kabir Nath
Annalisa Jenkins, MBBS	X	Chair		X
Thomas Lönngren			Chair
Ekaterina Malievskaia				X
Linda McGoldrick	Chair		X
Robert McQuade	X			Chair
Wayne Riley		X	X
Audit and Risk Committee
Our Audit and Risk Committee currently consists of Annalisa Jenkins, Linda McGoldrick and Robert McQuade and assists our Board in overseeing our accounting and financial reporting processes. Ms. McGoldrick serves as chair of our Audit and Risk Committee. Our Audit and Risk Committee consists exclusively of members of our Board who are financially literate, and Dr. Jenkins and Ms. McGoldrick are each considered an “audit committee financial expert” as defined by applicable SEC rules and has the requisite financial sophistication as defined under the applicable Nasdaq rules and regulations. Our Board has determined that all of the members of our Audit and Risk Committee satisfy the “independence” requirements set forth in Rule 10A-3 under the Exchange Act. Our Audit and Risk Committee met six times in 2022 and oversees and reviews our internal controls, accounting policies and financial reporting, and provides a forum through which our independent registered public accounting firm reports. Our Audit and Risk Committee meets regularly with our independent registered public accounting firm without management present. Our Audit and Risk Committee operates under a written charter that satisfies the applicable standards of the SEC and Nasdaq.
Our Audit and Risk Committee’s responsibilities include:
•appointing, approving the compensation of, and assessing the performance and independence of our independent registered public accounting firm;
•approving auditing and permissible non-audit services, and the terms of such services, to be provided by our independent registered public accounting firm;

•reviewing the audit plan with the independent registered public accounting firm and members of management responsible for preparing our financial statements and discussing with management and the independent registered public accounting firm our annual and quarterly financial statements and related disclosures as well as critical accounting policies and practices used by us;
•discussing with the independent registered public accounting firm its independence and obtaining required written communications required by the PCAOB;
•exercising general oversight over our information security and technology risks, including our information security and related risk management programs; and
•monitoring the integrity of our financial statements and our compliance with legal and regulatory requirements and reviewing all related party transactions for potential conflict of interest situations and approving all such transactions.
Compensation and Leadership Development Committee
Our Compensation and Leadership Development Committee currently consists of Annalisa Jenkins, David Norton and Wayne Riley. Dr. Jenkins serves as chair of our Compensation and Leadership Development Committee. Under SEC and Nasdaq rules, there are heightened independence standards for members of our Compensation and Leadership Development Committee, including a prohibition against the receipt of any compensation from us other than standard board member fees. Each member of our Compensation and Leadership Development Committee is a non-employee director, as defined in Rule 16b-3 promulgated under the Exchange Act. Our Board has determined that each member of our Compensation and Leadership Development Committee is “independent” as defined under the applicable Nasdaq rules. Our Compensation and Leadership Development Committee held six meetings during 2022.
Our Compensation and Leadership Development Committee’s responsibilities include:
•reviewing policies relevant to the consideration and determination of compensation of our directors and executive officers;
•overseeing and administering our employee equity incentive plans in operation from time to time, including reviewing and approving grants and awards;
•reviewing and approving certain corporate goals and objectives relating to the compensation of our chief executive officer, evaluating the performance of our chief executive officer in light of such corporate goals and objectives, and recommending the compensation of our chief executive officer to the Board based on such evaluation;
•reviewing and recommending to our Board the compensation of our other executive officers and our directors;
•overseeing our strategies, programs and initiatives related to equity, diversity and inclusion, gender pay parity and creating a positive working environment;
•reviewing and overseeing our human capital management strategies, policies and practices, including employee health, safety and well-being, workforce belong, inclusion and diversity efforts and overall employee engagement and retention; and
•reviewing and approving the retention of consulting firm or outside advisor to assist in the evaluation of compensation matters.
The Compensation and Leadership Development Committee has the authority to delegate certain responsibilities to one or more subcommittees consisting of one or more of its members, but has not delegated such authority to a subcommittee.
Our Board has delegated to the Compensation and Leadership Development Committee the authority to approve any proposed compensation for our executive officers other than the Chief Executive Officer whose compensation is recommended to the Board for approval based on the Compensation and Leadership Development Committee’s evaluation of his performance in relation to our goals and objectives. Non-executive director compensation is recommended by our Compensation and Leadership Development Committee to the Board for approval. Our Chief Executive Officer may participate in general discussions with our Compensation and Leadership Development

Committee and Board about these compensation matters, but he does not participate in discussions during which his individual compensation is being considered and approved.
In 2022, the Compensation and Leadership Development Committee retained the services of Aon’s Human Capital Solutions practice, a division of Aon plc (“Aon”), an independent compensation consultant, to assist the Compensation and Leadership Development Committee with respect to compensation actions in 2022 with the goal of ensuring that our compensation arrangements for our Chief Executive Officer, our other senior executive officers and our non-executive directors were competitive.
Nominating and Corporate Governance Committee
Our Nominating and Corporate Governance Committee currently consists of Thomas Lönngren, Linda McGoldrick and Wayne Riley. Mr. Lönngren serves as chair of our Nominating and Corporate Governance committee. Our Board has determined that each member of our Nominating and Corporate Governance Committee is “independent” as defined under the applicable Nasdaq rules. Our Nominating and Corporate Governance Committee held three meetings during 2022.
Our Nominating and Corporate Governance committee’s responsibilities include:
•developing and recommending to the Board criteria for board and committee membership;
•establishing procedures for identifying and evaluating board of director candidates, including nominees recommended by shareholders, including procedures by which shareholders may recommend director candidates;
•identifying individuals qualified to become members of the Board;
•evaluating the suitability of individual prospective director candidates, including considering the benefits of diversity, including diversity of thought, educational and professional background, gender, race, age, sexual orientation or ethnic and national background;
•recommending to our Board the persons to be nominated for election as directors and to each of our Board’s committees;
•developing and recommending to our Board a set of corporate governance guidelines, and regularly reviewing policies and guidelines adopted by the Board or its committees; and
•overseeing the evaluation of our Board and its committees.
Our Board is responsible for filling vacancies on our Board and for nominating candidates for election by our shareholders each year in the class of directors whose term expires at the relevant annual general meeting. The Board delegates the selection and nomination process to the Nominating and Corporate Governance Committee, with the expectation that other members of the Board, and of management, will be requested to take part in the process as appropriate.
The Nominating and Corporate Governance Committee considers candidates for Board of Director membership by soliciting recommendations from any of the following sources: independent directors, the Chief Executive Officer, other executive officers, third-party search firms, or any other source it deems appropriate. Additionally, the Nominating and Corporate Governance Committee will review and evaluate the qualifications of any such proposed candidate, and conduct inquiries it deems appropriate. Any shareholder who wishes to recommend a candidate for consideration by the committee as a nominee for director should follow the procedures described later in this Proxy Statement under the heading “Additional Information—Shareholder Proposals.”
Director Nomination Process
The process followed by our Nominating and Corporate Governance Committee to identify and evaluate director candidates includes requests to board members and others for recommendations, including through the use of search firms or other advisors, meetings from time to time to evaluate biographical information and background material relating to potential candidates, and interviews of selected candidates by management, recruiters, members of the committee and our Board.
Once candidates have been identified, the Nominating and Corporate Governance Committee confirms that the candidates meet all of the minimum qualifications and other criteria for director nominees approved by the Board and all facts and circumstances that it deems appropriate or advisable. The Nominating and Corporate Governance

Committee may gather information about the candidates that relate to their skills, their depth and breadth of business experience or other background characteristics, their independence, the needs of the Board and any other item of information that the Nominating and Corporate Governance Committee deems to be appropriate in the evaluation process. The Nominating and Corporate Governance Committee then meets as a group to discuss and evaluate the qualities and skills of each candidate, both on an individual basis and taking into account the overall composition and needs of our Board. Based on the results of the evaluation process, the Nominating and Corporate Governance Committee recommends candidates for the Board’s approval to fill a vacancy or as director nominees for election to the Board by our shareholders each year in the class of directors whose term expires at the relevant annual general meeting.
The qualifications, qualities and skills that our Nominating and Corporate Governance Committee believes must be met by a nominee for a position on our Board are as follows:
•The nominee shall have experience at a strategic or policymaking level in a business, government, non-profit or academic organization of high standing.
•The nominee shall be accomplished in his or her respective field, with superior credentials and recognition.
•The nominee shall be well regarded in the community and shall have a long-term reputation for the high ethical and moral standards.
•The nominee shall have sufficient time and availability to devote to the affairs of the Company, particularly in light of the number of boards of directors on which such nominee may serve.
•To the extent such nominee serves or has previously served on other boards, the nominee shall have a demonstrated history of actively contributing at board meetings.
While we have no formal policy regarding board diversity, our Corporate Governance Guidelines and Nominating and Corporate Governance Committee charter provide that when evaluating proposed director candidates, the Nominating and Corporate Governance Committee (or any search firm acting under the direction of the Nominating and Corporate Governance Committee) shall consider the benefits of diversity, including diversity of thought, educational and professional background, gender, race, age, sexual orientation or ethnic and national background. Our priority in selection of board members is identification of members who will further the interests of our shareholders through consideration of a number of facts and circumstances, including among other things, the skills of the prospective director candidate, his or her depth and breadth of business experience or other background characteristics, his or her independence and the needs of the Board.
The table below provides certain highlights of the composition of our Board members and nominees as of April 4, 2023. Each of the categories listed in the below table has the meaning as it is used in Nasdaq Rule 5605(f).

Board Diversity Matrix (As of April 4, 2023)
Total Number of Directors	9
	Female	Male	Non‐Binary	Did Not Disclose Gender
Part I: Gender Identity
Directors	3	6
Part II: Demographic Background
African American or Black		1
Alaskan Native or Native American
Asian		1
Hispanic or Latinx
Native Hawaiian or Pacific Islander
White	3	5
Two or More Races or Ethnicities		1
LGBTQ+
Did Not Disclose Demographic Background

In addition, one director has identified as a military veteran.
Shareholder Recommendations and Nominees
Our Nominating and Corporate Governance Committee considers both recommendations and nominations for candidates to the Board from shareholders so long as such recommendations and nominations comply with our Articles of Association, Nominating and Corporate Governance Charter and applicable laws, including the rules and regulations of the SEC. Shareholders may recommend director nominees for consideration by the Nominating and Corporate Governance Committee by writing to our Company Secretary at the address below not less than 120 days prior to the date on which the Company’s proxy statement is released to shareholders in connection with the previous year’s annual meeting. Shareholder recommendations for director candidates must include the nominee’s name and address of record, a representation that the shareholder is a holder of the Company’s securities, as well as the nominee’s detailed biographical data and qualifications for board membership, information regarding any arrangements or understandings between the shareholder and the recommended candidate, the consent of the proposed nominee to be named in the proxy statement and serve as a director if elected and any other information regarding the nominee that is required to be included in a proxy statement.
Following verification of the shareholder status of the person submitting the recommendation, all properly submitted recommendations will be promptly brought to the attention of the Nominating and Corporate Governance Committee. Shareholders who desire to nominate persons directly for election to the Board at an annual general meeting of shareholders must meet the deadlines and other requirements set forth under “Additional Information —Shareholder Proposals.” Any vacancies on the Board occurring between our annual general meetings of shareholders may be filled by persons selected by a majority of the directors then in office, in which case any director so elected will serve until the next annual general meeting of shareholders when such director will offer himself/herself for re-election, or by persons elected by an ordinary resolution of the shareholders of the Company.
You may write to the Nominating and Corporate Governance Committee at:
c/o Ben Harber
Company Secretary
COMPASS Pathways plc
3rd Floor
1 Ashley Road, Altrincham
Cheshire WA14 2DT
United Kingdom
Code of Business Conduct and Ethics

We have adopted a Code of Business Conduct and Ethics applicable to all of our directors, officers, employees and certain designated agents. The Code of Business Conduct and Ethics is available on the “Corporate Governance –Documents and Charters” section of our investor relations website at ir.compasspathways.com. We expect that any amendments to this code or any waivers of its requirements will be disclosed on our website.
Shareholder Communication with the Board of Directors
Our Board has implemented a process by which our shareholders or any interested parties may communicate with our Board as a whole or with individual members of our Board. Communications directed to our Board as a whole should be addressed to COMPASS Pathways plc 3rd Floor, 1 Ashley Road, Altrincham Cheshire WA14 2DT, United Kingdom Attn: Chair of the Board, and communications directed to individual directors, including our Lead Independent Director, should be addressed to the attention of the individual director at the same address. Such communications may be made on an anonymous or confidential basis. All such communications received by the Company shall be delivered initially to the Company’s General Counsel, who shall review and maintain a log of all such communications. Directors may at any time review this log and request copies of any shareholder communication. Communications received will be promptly forwarded to the specified addressees thereof at the Company’s discretion. In general, communications relating to board and chief executive officer succession planning, corporate governance matters, executive compensation matters, general board oversight matters and long-term corporate strategy are more likely to be forwarded than communications relating to ordinary business affairs, personal grievances, and matters as to which we tend to receive repetitive or duplicative communications. Any interested party with concerns about our company may report such concerns to the Board or the chairman of our Board and Nominating and Corporate Governance Committee by following the procedures described above.
A copy of any such written communication may also be forwarded to our legal counsel and a copy of such communication may be retained for a reasonable period of time. The director may discuss the matter with our legal counsel, with independent advisors, with non-management directors, or with our management, or may take other action or no action as the director determines in good faith, using reasonable judgment, and applying his or her own discretion.
Communications may be forwarded to other directors if they relate to important substantive matters and include suggestions or comments that may be important for other directors to know.
The Audit and Risk Committee oversees the procedures for the receipt, retention, and treatment of complaints received by us regarding accounting, internal accounting controls or audit matters, and the confidential, anonymous submission by employees of concerns regarding questionable accounting, internal accounting controls or auditing matters. Any shareholder communications that include concerns or complaints regarding accounting, internal controls or auditing matters or potential violations of the federal securities laws or the Foreign Corrupt Practices Act will be handled in accordance with procedures adopted by the Audit and Risk Committee. We have also established a toll-free telephone number for the reporting of such activity, which is +1 877 306 1965 or +44 (0) 800 032 5911.

DIRECTOR COMPENSATION
Under our Directors’ Remuneration Policy for Non-Executive Directors (“Director Compensation Policy”), the Board has the discretion to pay cash and equity fees to our non-executive directors for their Board and committee service. Our compensation arrangements for non-executive directors during 2022, as set forth in our Director Compensation Policy, was comprised of an award of a fixed number of share options plus cash payment.
Our Director Compensation Policy in 2022 provided that each non-executive director will receive the following annual cash retainers for service on our Board: (a) £30,000 ($37,114) for each member, (b) £15,000 ($18,557) for the lead independent director, (c) £12,000 ($14,846) for the chair of the Audit and Risk Committee, (d) £8,000 ($9,897) for the chair of each of the Compensation and Leadership Development Committee and Innovation and Research Committee Chair, (e) £7,000 ($8,660) chair of the Nominating and Corporate Governance Committee, (f) £6,000 ($7,423) for each member of the Audit and Risk Committee, (g) £4,000 ($4,949) for each member of the Compensation and Leadership Development Committee, (h) £3,500 ($4,330) for each member of the Nominating and Corporate Governance Committee and (i) £4,000 ($4,949) for each member of the Innovation and Research Committee. Cash fees are paid to directors in GBP. All amounts have been converted from GBP to USD using the 2022 average FX rate (£1:$1.2371). Fees are reviewed on a periodic basis against those in similar sized companies to ensure they remain competitive and adequately reflect the time commitments and scope of the role. Directors may receive limited travel or hospitality related benefits in connection with their duties.
In addition to cash compensation, each non-executive director is eligible to receive share options under our equity incentive plans. We have historically awarded share options to certain non-executive directors in an amount determined at the discretion of the Board or Compensation and Leadership Development Committee. The value of all equity awards and cash compensation to any non-executive director in any calendar year for services as a non-executive director shall not exceed £750,000. We do not have a formal share ownership guideline policy for non-executive directors.
During 2022, our Director Compensation Policy provided that each new non-executive director elected to our Board was granted an initial one-time equity award of options to purchase 34,000 of our ADS on the date of such director’s initial election or appointment to the Board. On June 16, 2022, the date of our 2022 AGM, each ongoing non-executive director that continued to serve on the board (excluding any non-executive directors appointed in that year) was granted an option to purchase 17,000 of our ADS, except for Mr. Riley who received an option to purchase 21,250 of our ADS. For the initial grants, options vest in 36 equal monthly installments, subject to continued service on the Board. For the annual grants, options vest in full upon the earlier to occur of the first anniversary of the date of grant or the date of the next Annual Meeting, subject to continued service on the Board.
Beginning June 2023, our revised Director Compensation Policy will provide for the payment of cash fees in U.S. dollars for all non-executive directors, other than the Board Chair, and to increase the option awards for our non-executive directors. Under the revised Director Compensation Policy, each non-executive director will receive the following cash retainers for service on our Board: (a) £80,000 for our Board Chair, (b) $40,000 for each member, (c) an additional $20,000 for our lead independent director, (d) $16,000 for the chair of the Audit and Risk Committee, (e) $12,000 for the chair of each of the Compensation and Leadership Development Committee and Innovation and Research Committee, (f) $10,000 for the chair of our Nominating and Corporate Governance Committee, (g) $8,000 for each member of our Audit and Risk Committee, (h) $6,000 for each member of the Compensation and Leadership Development Committee and the Innovation and Research Committee, and (i) $5,000 for each member of our Nominating and Corporate Governance Committee. The initial equity award will be increased to 52,000 options and the annual equity awards will be increased to 39,000 options for our Board Chair and 26,000 options for our other non-executive directors.
The table below shows the compensation paid to our non-executive directors during the year ended December 31, 2022. Mr. Goldsmith, Mr. Nath and Dr. Malievskaia did not receive compensation for service on the Board and the compensation paid to Mr. Goldsmith, Mr. Nash and Dr. Malievskaia as employees of the Company are set forth under the heading “Named Executive Officer Compensation—Summary Compensation Table” below. As a U.K.-incorporated company, we have received shareholder approval at our AGM in 2022 for our U.K. statutory directors’ remuneration report, which includes a directors’ remuneration policy for our executive and non-executive directors.

	Fees
	Earned or
	Paid in	Option
	Cash	Awards	Total
Name	($)	($) (1) (2)	($)
David Norton (4)	60,620	112,479	173,099
Jason Camm (3)	—	—	—
Annalisa Jenkins (4)	59,382	112,479	171,861
Thomas Lönngren	45,692	112,479	158,171
Robert McQuade	54,434	112,479	166,913
Linda McGoldrick	56,290	112,479	168,769
Wayne Riley(5)	46,393	140,599	186,992
(1) The amount reported represents the aggregate grant date fair value of share options awarded to our non-employee directors during the 2022 fiscal year, calculated in accordance with FASB, ASC Topic 718. Such grant date fair value does not take into account any estimated forfeitures. The assumptions used in calculating the grant date fair value of the share option reported in this column are set forth in Note 11 in our annual report on Form 10-K filed with the SEC on February 28, 2023. The amount reported in this column reflects the accounting cost for these share option awards and does not correspond to the actual economic value that may be received by the directors upon the exercise of the share options or any sale of the shares.
(2) At December 31, 2022, the Directors owned the following number of outstanding and unexercised share options: Annalisa Jenkins (149,475), Thomas Lönngren (89,095), Linda McGoldrick (50,584) Robert McQuade (50,584), David Norton (164,404) and Wayne Riley (45,250). Jason Camm had no options outstanding and unexercised on December 31, 2022.
(3) On February 1, 2021, Mr. Camm permanently waived any and all compensation which he was entitled to receive during the year ended December 31, 2022. Mr. Camm's service on the board ended on June 16, 2022, the date of the 2022 AGM.
(4) At December 31, 2022, Annalisa Jenkins held 10,386 unvested restricted share units, or RSUs, and David Norton held 10,386 unvested RSUs. At December 31, 2022 no other Non-Executive Director held RSUs.
(5) Mr. Riley joined the Board in March 2021 and received his initial equity award. As he did not receive an annual equity award at our 2021 AGM, his 2022 annual equity award included an additional number of shares covering the three- month period from March 2022 until June 2022 .

EXECUTIVE OFFICERS OF THE COMPANY
Below is a list of our executive officers and their positions and ages as of the date of April 4, 2023. George Goldsmith and Ekaterina Malievskaia are married and serve on our Board. There is no arrangement or understanding between any executive officer and any other person pursuant to which the executive officer was selected.

Name	Age	Position
Kabir Nath	58	Chief Executive Officer, Director
Michael Falvey	64	Chief Financial Officer
Guy Goodwin	75	Chief Medical Officer
Ekaterina Malievskaia	56	Chief Innovation Officer, Director
Matthew Owens	45	General Counsel and Chief Legal Officer
For biographical information regarding Mr. Nath and Dr. Malievskaia, see the section titled “Board of Directors and Corporate Governance.”
Michael Falvey has served as our Chief Financial Officer since January 2022. Mr. Falvey was the Chief Financial Officer of Karyopharm Therapeutics between September 2017 and January 2019. Prior to Karyopharm Therapeutics, Mr. Falvey served as Chief Financial Officer at several other high-growth companies including Seven Bridges Genomics from August 2016 to June 2017 and Analysis Group from July 2010 to April 2016. Prior to joining Analysis Group, Mr. Falvey served as Chief Financial Officer of Ahura Scientific and Aspect Medical Systems, and as Vice-President, Finance, at Millennium Pharmaceuticals Inc. In addition to his healthcare experience, Mr. Falvey held financial management positions with Fidelity Investments, Digital Equipment Corporation and General Electric. Mr. Falvey earned a Master of Science in Management from the Sloan School of Management at the Massachusetts Institute of Technology and a Bachelor of Science from Georgetown University’s School of Foreign Service.
Guy Goodwin has served as our Chief Medical Officer since August 2021. Dr. Goodwin currently serves as Emeritus Professor of Psychiatry at The University of Oxford, where he has been a professor of psychiatry since October 1996. Additionally, Dr. Goodwin served as Medical Director at P1vital, where he worked between April 2018 and July 2021. Dr. Goodwin previously served as WA Handley Chair of Psychiatry and Head of the University of Oxford’s Department of Psychiatry. Dr. Goodwin is a Fellow of the American College of Neuropsychopharmacology, and former President of the British Association for Psychopharmacology and of the European College of Neuropsychopharmacology. Dr. Goodwin received his BA, DPhil, BM, and BCh from the University of Oxford.
Matthew Owens has served as our General Counsel and Chief Legal Officer since February 2022. Prior to joining the Company, Mr. Owens served as Global Head Legal, Digital at Novartis International AG, beginning in January 2018. He has served in various positions with Novartis since 2010, also serving as Senior Legal Counsel, and as Head Legal, Strategic Partnerships and Digital. Prior to Novartis, he was Senior Counsel at Solvay Pharmaceuticals, and Corporate Counsel at Mettler-Toledo. He holds a Bachelor of Arts (Pre-Law & Political Science, History & Criminology) from Capital University, Columbus, Ohio, and a Juris Doctorate from Capital University Law School where he was a Presidential Scholar. He previously was a lecturer at the University of Zurich Law School’s Europa Institute.

EXECUTIVE COMPENSATION
This Executive Compensation section describes our executive compensation program and the 2022 compensation awarded to, earned by, or paid to each individual who served as our principal executive officer for the year ended December 31, 2022, or fiscal year 2022, and our next two most highly compensated executive officers in respect of their service to our company for fiscal year 2022. We refer to these individuals as our named executive officers. This Executive Compensation section should be read with the compensation tables and related disclosures for our named executive officers.
Our named executive officers for 2022 were as follows:
•George Goldsmith, our Chairman and former Chief Executive Officer;
•Kabir Nath, our Chief Executive Officer and a Director;
•Ekaterina Malievskaia, our Chief Information Officer and a Director; and
•Matthew Owens, our Chief Legal Officer and General Counsel.

This Executive Compensation section describes the material elements of our executive compensation program during 2022. It also provides an overview of our executive compensation philosophy and objectives. Finally, it discusses how the Compensation and Leadership Development Committee of our Board arrived at the specific compensation decisions for our executive officers, including our named executive officers, for 2022, including the key factors that our Compensation and Leadership Development Committee considered in determining their compensation.
EXECUTIVE SUMMARY
Business Overview
We are a clinical-stage, mental health care company dedicated to accelerating patient access to evidence-based innovation in mental health. Our initial focus is on treatment-resistant depression, or TRD, a subset of major depressive disorder, or MDD, comprising patients who are inadequately served by the current treatment paradigm. In 2022, the results from our large-scale randomized, controlled, double-blind Phase 2b clinical trial of our COMP360 psilocybin therapy in 233 patients suffering with TRD were published in the New England Journal of Medicine. We commenced our Phase 3 clinical program in TRD, consisting of two pivotal trials, which are the first Phase 3 trials of a psilocybin agent.
Corporate Performance Highlights
We have made substantial progress during 2022, including:
Advanced COMP360 psilocybin therapy for TRD:
•Positive results from ground-breaking Phase 2b clinical trial in TRD were published in the New England Journal of Medicine
•Held end-of-phase 2 meeting with the U.S. Food and Drug Administration
•Transitioned to a Phase 3 company and launched a Phase 3 program in TRD - the first ever Phase 3 program of psilocybin, a unique achievement
Additional COMP360 development programs:
•Launched a Phase 2 program in anorexia nervosa, an area of critical unmet need with no FDA-approved pharmaceutical treatments available and high mortality rate for patients suffering from anorexia nervosa
•Positive results reported from investigator-led clinical initiatives in severe TRD, anorexia nervosa, bipolar 2 and major depressive disorder
•Additional investigator-initiated studies ongoing in multiple indications
Pipeline development:

•Progressed development of our artificial intelligence model and authored an article titled Psilocybin Therapy for Treatment Resistant Depression: Prediction of Clinical Outcome by Natural Language Processing, which we have shared openly and submitted to a journal for publication
•Ongoing research on prodrug development has led to a number of potential candidate leads being identified that we plan to continue through further research based development
Prepare for successful and scalable commercial launch of COMP360 to ensure broad patient access:
•Progress towards issuance by the American Medical Association of new CPT III codes, which are a type of reimbursement code assigned to emerging technologies, services and procedures, to facilitate reimbursement for the psychological support that we anticipate would accompany administration of COMP360, if regulatory approval is obtained
•Pioneering collaboration with King’s College London and South London and Maudsley NHS Foundation Trust to create The Center for Mental Health Research and Innovation in the U.K.

•Launched retrospective real world evidence studies

OVERVIEW OF EXECUTIVE COMPENSATION PROGRAM
Executive Compensation Philosophy
Our executive compensation program is guided by our overarching philosophy of paying for performance. Consistent with this philosophy, we have designed our executive compensation program with the following principles in mind:

•	Attract, retain, and motivate high caliber executive talent and focus them on the delivery of the Company’s strategic and business objectives;
•	Be competitive against appropriate market benchmarks and have a strong link to performance, providing the ability to earn above-market rewards for strong performance;
•	Be simple and understandable, both internally and externally;
•	Encourage increased equity ownership to motivate executives in the overall interests of shareholders, the Company, employees and customers; and
•	Take due account of good governance and promote the long-term success of the Company.
Executive Compensation Program Design
Our executive compensation program is designed to be reasonable and competitive, and balance our goal of attracting, motivating, rewarding and retaining top-performing senior executives with our goal of aligning their interests with those of our shareholders. The Compensation and Leadership Development Committee annually evaluates our executive compensation program to ensure that it is consistent with our short-term and long-term goals and market competitive practices.
Our executive compensation program consists of a mix of compensation elements that balance achievement of our short-term goals with our long-term performance. We provide short-term incentive compensation opportunities in the form of annual cash bonuses, which focus on our achievement of annual goals. We also provide long-term incentive compensation opportunities in the form of equity awards. We provide a combination of share options with an exercise price equal to fair market value, or "market-priced" options and full-value awards (in the form of restricted share units for U.S. taxpayers and options with an exercise price equal to the nominal value of a share, or nominal cost options for non-U.S. taxpayers) and which focus executive attention on our long-term performance. We believe that market-priced share options provide a strong reward for growth in the market price of our shares because their entire value depends on future share price appreciation. We believe that restricted share units and nominal cost options are important elements of a competitive compensation program from a retention perspective, as the companies with whom we compete for talent typically offer a combination of share options and restricted share units.
Our executive compensation program is also designed to incorporate sound practices for compensation governance. Below we summarize such practices.

What We Do:

✓	Maintain an Independent Compensation and Leadership Development Committee. The Compensation and Leadership Development Committee consists solely of independent directors.

✓
Retain an Independent Compensation Advisor. The Compensation and Leadership Development Committee engages its own compensation advisor to provide information and analysis related to annual executive compensation decisions, including the 2022 executive compensation decisions, and other advice on executive compensation independent of management.

✓
Review Executive Compensation Annually. The Compensation and Leadership Development Committee annually reviews our compensation strategy, including a review and determination of our compensation peer group used for comparative purposes.

✓
Design Compensation At-Risk. Our executive compensation program is designed so that a significant portion of our executive officers’ compensation is “at risk” based on our corporate performance, as well as equity-based, to align the interests of our executive officers and shareholders.

✓
Use a Pay-for-Performance Philosophy. Our executive officers’ compensation is directly linked to achievement of company goals and includes a significant long-term equity component, thereby making a substantial portion of each executive officer’s total compensation dependent upon our share price.

What We Don’t Do:

✗
No Executive Retirement Plans. We do not offer pension arrangements or retirement plans or arrangements to our executive officers that are different from or in addition to those offered to our other employees.

✗	No Post-Employment Tax Payment Reimbursement. We do not provide any tax reimbursement payments (including “gross-ups”) on any change-in-control or severance payments or benefits.

✗
No Hedging or Pledging. Our Insider Trading Policy prohibits our executive officers, the non-employee members of our Board and certain designated employees from hedging or pledging our securities, or engaging in short sales or trading in standardized options related to our securities.

“Say-on-Pay” Vote on Executive Compensation
Annually, at our general meeting of shareholders, we hold a non-binding advisory vote regarding the compensation of our named executive officers, which we refer to as say-on-pay. The Compensation and Leadership Development Committee has considered and will continue to consider the outcome of such say-on-pay votes, including the percentage of votes cast in favor and against the say-on-pay proposal, when making future compensation decisions for our named executive officers. The Compensation and Leadership Development Committee also relies on advice from its compensation consultants, its evaluation of Company performance against pre-defined corporate goals, its understanding of the challenges facing the Company and its observations of executive officer performance to determine executive officer compensation.

At our 2022 AGM, the non-binding advisory vote of shareholders supported the compensation of the named executive officers identified in our 2022 proxy statement by 99.7% of the votes cast at the meeting. These votes for and against the say-on-pay proposal, together with available feedback from investors, have been and will continue to be considered by the Compensation and Leadership Development Committee when making compensation decisions for our executive officers.

As a U.K.-incorporated company, we have received shareholder approval at our AGM in 2021 for our U.K. statutory Directors’ Remuneration Policy which applies to our executive and non-executive directors. This binding policy is in effect for three years and covers allowable compensation for our current and future executive and non-executive directors. Our Directors' Remuneration Policy applies to three of our named executive officers, Mr. Goldsmith, our current Chairperson and former Chief Executive Officer, Mr. Nath, our current Chief Executive Officer, and Dr. Malievskaia our Chief Innovation Officer, each of whom were executive directors of the Company during 2022 and will continue to serve on our Board for 2023, subject to re-election of Mr. Goldsmith and Mr. Nath at this annual general meeting of shareholders. In 2022, Mr. Goldsmith, Mr. Nath and Dr. Malievskaia did not receive compensation for their service on our Board.
Among other things, our Directors’ Remuneration Policy sets a cap on the annual bonus payable to an executive director at 125% of the target bonus level and limits the pension contribution or cash supplement payable by the Company to 3% of salary for the U.K.-based executive directors, in line with the wider workforce, which generally has a 3% pension contribution, but may be up to 8%. Mr. Nath joined us in 2022 and is eligible to participate in our 401(K) retirement plan on the same terms as our U.S. based employees, including the company match of up to 4% of salary, subject to statutory limitations on contributions.
Governance of Executive Compensation Program
Role of the Compensation and Leadership Development Committee and the Board of Directors
Our Compensation and Leadership Development Committee, which is comprised entirely of independent directors, is responsible for discharging our Board’s responsibilities relating to compensation of our directors and executives, overseeing our overall compensation structure, policies and programs, and reviewing our processes and procedures for the consideration and determination of director and executive compensation.
The Compensation and Leadership Development Committee’s approach to remuneration matters is to enable the Company to attract and retain talent, incentivize long-term value generation, and effectively manage the Company’s cash resources. It is the belief of the Compensation and Leadership Development Committee that this is best achieved through a greater emphasis on variable rather than fixed remuneration, comprised of a mix of base salary and benefits, along with the flexibility to appropriately reward and incentivize with variable pay and long-term incentives.
Our Compensation and Leadership Development Committee has the authority to retain, at our expense, one or more third-party compensation consultants to assist the Compensation and Leadership Development Committee in performing its responsibilities. At the beginning of the year, the Compensation and Leadership Development Committee reviews and recommends, in the case of our Executive Chair and our Chief Executive Officer, and approves, in the case of our other named executive officers, the primary elements of compensation—base salary increases, cash bonus targets, and annual equity awards, as authorized by the Board pursuant to the Compensation and Leadership Development Committee charter. In addition, the Compensation and Leadership Development Committee may deem it advisable to review and approve subsequent compensation opportunities for our executive officers, including our named executive officers.
Compensation-Setting Factors
When reviewing and approving the amount of each compensation element and the target total compensation opportunity for our executive officers, the Compensation and Leadership Development Committee considers the following factors:

•	the Company’s performance during the year, based on business and corporate goals and priorities established by the Chief Executive Officer and the Board of Directors;

•	each executive officer’s skills, experience and qualifications relative to other similarly-situated executives at the companies in our compensation peer group;

•	the scope of each executive officer’s role compared to other similarly-situated executives at the companies in our compensation peer group;

•	the performance of each individual executive officer, based on an assessment of their contributions to our overall performance, ability to lead their department and work as part of a team, all of which reflect our values;

•	compensation parity among our executive officers;

•	the dilutive impact of equity awards;

•	our retention goals;

•	general economic and market conditions and rate of inflation;

•	changes in the size and complexity of the Company as we transitioned to a Phase 3 clinical development company and prepare to transition from a clinical-stage company to a fully integrated biotechnology company in anticipation of our first product launch;

•	the expectations of institutional shareholders and any specific feedback received from shareholders;

•	the recommendations provided by the Chief Executive Officer with respect to the compensation of our executive officers, other than our Executive Chair and our Chief Executive Officer.
These factors provide the framework for compensation decisions for each of our executive officers, including our named executive officers. The Compensation and Leadership Development Committee and the Board, as applicable, do not assign relative weights or rankings to these factors, and do not consider any single factor as determinative in the compensation of our executive officers. Rather, the Compensation and Leadership Development Committee and the Board, as applicable, rely on their own knowledge and judgment in assessing these factors and making compensation decisions. During the time Mr. Goldsmith served as our Executive Chair and Chief Executive Officer, he did not make recommendations to our Compensation and Leadership Development Committee or participate in the Compensation and Leadership Development Committee’s deliberations concerning his own compensation nor the compensation of Dr. Malievskaia, our Chief Innovative Officer, because of their spousal relationship. Our Chief Executive Officer, Mr. Nath does not participate in the Compensation and Leadership Development Committee's deliberations concerning his own compensation.
Role of Management
In discharging its responsibilities, the Compensation and Leadership Development Committee works with management, including our Chief Executive Officer. Our management assists the Compensation and Leadership Development Committee by providing information on corporate and individual performance, market compensation data and management’s perspective on compensation matters.
In addition, at the beginning of each year, our Chief Executive Officer reviews the performance of our other executive officers, including our other named executive officers based on our achievement of our corporate goals and each executive officer’s overall performance during that year. The Compensation and Leadership Development Committee solicits and reviews our Chief Executive Officer’s recommendations for base salary increases, annual cash bonuses, annual equity awards and any other compensation opportunities for our other executive officers, including our other named executive officers, and considers our Chief Executive Officer’s recommendations in determining such compensation. As discussed above, while Mr. Goldsmith served as our Chief Executive Officer during 2022, he did not review the performance of our Chief Innovation Officer nor recommend any base salary increases, annual cash bonuses, annual equity awards and any other compensation opportunities for our Chief Innovation Officer.
Role of Compensation Consultant
The Compensation and Leadership Development Committee engages an external compensation consultant to assist it by providing information, analysis and other advice relating to our executive compensation program. For 2022, the Compensation and Leadership Development Committee engaged Aon as its independent compensation consultant to advise on executive compensation matters including:

•	review and analysis of the compensation for our executive officers, including our named executive officers;

•	research, development and review of our compensation peer group; and

•	support on other compensation matters as requested throughout the year.

Aon reports directly to the Compensation and Leadership Development Committee and to the Compensation and Leadership Development Committee chair. Aon also coordinates with our management for data collection and job matching for our executive officers. The Compensation and Leadership Development Committee reviewed its relationship with Aon and considered Aon’s independence in light of all relevant factors, including those set forth in the Exchange Act and in applicable Nasdaq listing rules. The Compensation and Leadership Development Committee concluded that the work performed by Aon and Aon’s senior advisors involved in the engagements did not raise any conflict of interest. In reaching these conclusions, our Compensation and Leadership Development Committee considered the factors set forth in the SEC rules and the applicable Nasdaq rules.
Role of Market Data
For purposes of comparing our executive compensation against the competitive market, the Compensation and Leadership Development Committee reviews and considers the compensation levels and practices of a group of peer companies. This compensation peer group consists of public biotechnology companies that are similar to us in terms of market capitalization, stage of development and number of employees. As a Nasdaq-listed health care company with operations in the U.S. and Europe, we operate within a global marketplace for talent. Given that the market for experienced health care executive talent is competitive, particularly in the U.S., the Compensation and Leadership Development Committee references the U.S. market as the leading indicator for remuneration levels and practices. The Committee also considers the general U.K. compensation frameworks when making decisions on executive compensation. The Compensation and Leadership Development Committee reviews our compensation peer group annually and makes adjustments to our peer group if necessary, taking into account changes in both our business and our peer companies’ businesses. The Compensation and Leadership Development Committee also uses market data—from our compensation peer group and from a life sciences cut of the Radford Global Compensation Database—as one factor in evaluating whether the compensation for our executive officers is competitive in the market. The Compensation and Leadership Development Committee and the Board, as applicable, also rely on their own knowledge and judgment in evaluating market data and making compensation decisions.
To determine the composition of the peer group for 2022, the Compensation and Leadership Development Committee considered the following criteria:

•
publicly-traded companies listed in the United States (including both U.S.-headquartered and European-headquartered companies), with a preference towards companies with a recent IPO (i.e., within the past five years);

•	companies in the pre-commercial biotechnology or health care technology sectors, with preference towards mental health care and healthcare technology platform companies, as appropriate;

•	similar market capitalization—within a range of approximately 0.33x to approximately 3.0x our market capitalization in mid-2021;

•	the stage of development of each company’s development candidates, with a focus on companies with Phase 2 clinical programs (our stage of development in mid-2021); and

•	similar headcount—within a range of 30 to 300 employees based on our then headcount of roughly 90 full-time employees.
This analysis led to the selection of the following peer group which was used to make the relevant compensation assessments for 2022 for purposes of establishing 2022 annual base salary, target bonus and equity awards for our named executive officers and used this peer group market data to support our negotiations with our new executive officers, our Chief Executive Officer and our Chief Legal Officer and General Counsel, who were hired during 2022.
2022 Compensation Peer Group

AC Immune SA	CareDx, Inc.	Orchard Therapeutics plc
Adaptimmune Therapeutics plc	Constellation Pharmaceuticals, Inc.	Prothena Corporation plc
Applied Molecular Transport	Crinetics Pharmaceuticals, Inc.	PureTech Health
Arcus Biosciences, Inc.	Intra-Cellular Therapies, Inc.	Replimmune Group, Inc.
ATAI Life Sciences SA	Karuna Therapeutics, Inc.	Rocket Pharmaceuticals, Inc.
Autolus Therapeutics plc	Magenta Therapeutics, Inc.	Scholar Rock Holding Corporation
Axsome Therapeutics, Inc.	Merus N.V.	Translate Bio, Inc.
Bicycle Therapeutics plc	Myovant Sciences Ltd.	Y-mAbs Therapeutics, Inc.

PRIMARY ELEMENTS OF EXECUTIVE COMPENSATION PROGRAM
The primary elements of our executive compensation program are:

•	base salary;

•	short-term incentive compensation in the form of annual cash bonuses; and

•	long-term incentive compensation in the form of annual equity awards.
Our executive officers, including our named executive officers, are also eligible to participate in our standard employee benefit plans, such as our health and welfare benefits plans, and defined contribution retirement plans on the same basis as our other employees in the U.S. or U.K., as applicable. In addition, as described below, our executive officers, including our named executive officers, are entitled to certain change-in-control severance payments and benefits pursuant to their employment agreements, described herein.
Base Salary
We pay base salaries to our executive officers, including our named executive officers, to provide a market competitive fixed remuneration that reflects the responsibilities of the role undertaken, the experience of the individual, and their performance in the role over time. At the time of hire, base salaries are determined for our executive officers, including our named executive officers, based on the factors described in “Governance of Executive Compensation Program—Compensation-Setting Factors” above. Typically, at the beginning of each year, the Compensation and Leadership Development Committee reviews base salaries for our executive officers, including our named executive officers, based on such factors to determine if an increase is appropriate. In addition, base salaries may be adjusted in the event of a promotion or significant change in responsibilities.
2022 Annual Base Salary
In January 2022, the Compensation and Leadership Development Committee implemented base salary increases of 2% for the named executive officers, who were employed at that time, after considering rising inflation rates. Each of Mr. Nath's and Mr. Owen's base salaries were determined through negotiations when they were hired.

Named Executive Officer (1)	2021 Annual Base Salary	2022 Annual Base Salary	Percentage Increase
Kabir Nath(2)	$—	$580,000	N/A
George Goldsmith (3)	$525,768	$536,283	2.0%
Matthew Owens(4)	$—	$371,130	N/A
Ekaterina Malievskaia	$371,130	$378,553	2.0%
(1) All amounts, except those for Mr. Nath, have been converted from GBP to USD using the 2022 average FX rate (£1:$1.2371).
(2) Kabir Nath was appointed as our Chief Executive Officer effective August 1, 2022, with his base salary established at that time in U.S. dollars.
(3) In connection with his transition to Executive Chair effective August 1, 2022, Mr. Goldsmith's base salary was adjusted to £346,800 ($429,026).
(4) Matthew Owens was appointed as our Chief Legal Officer and General Counsel effective February 1, 2022, with his base salary established at that time.
The actual base salaries paid to our named executive officers in 2022 are set forth in the “Summary Compensation Table” below.
Short-Term Incentive Compensation
Annual Cash Bonuses
We provide short-term incentive compensation opportunities to our executive officers, including our named executive officers, in the form of annual cash bonuses to incentivize and award delivery of the Company’s strategy and corporate objectives on an annual basis. For 2022, we determined annual cash bonuses based on a review of our overall corporate performance and a distinct individual performance assessment for each of the named executive officers to recognize their individual and team objectives within their respective functional areas.
Performance Goals
At the beginning of each year, the Board discusses with the Chief Executive Officer the annual corporate performance objectives that are intended to be the most significant drivers of our short-term and long-term success.
After the end of the relevant financial year, the Compensation and Leadership Development Committee assesses the results of the corporate goals, reviews management’s self-assessment, evaluates specific achievements that advanced the prior year’s corporate objectives, and determines our overall success in the prior year. The Compensation and Leadership Development Committee considers our Chief Executive Officer’s recommendations, and independently reviews and approves the total percentage achievement level for each of the other named executive officers.
Target Annual Bonuses
At the time of hire, the target annual bonus is determined for each of our named executive officers, and at the beginning of each year, the Compensation and Leadership Development Committee reviews and determines whether to change the target annual bonus for each such individual. The Compensation and Leadership Development Committee considers the factors described in “Governance of Executive Compensation Program—Compensation-Setting Factors” above, with an emphasis on market data from our compensation peer group for comparable positions. Target annual bonuses represent a specific percentage of annual base salary. Each year, we evaluate our target annual bonuses relative to our executive peer group and adjust the targets, as appropriate, to stay aligned with our compensation philosophy. In January 2022, we adjusted Mr. Goldsmith’s target from 55% to 60%. Dr. Malievskaia’s target remained at 45%. Each of Mr. Nath's and Mr. Owen's target bonus for 2022 (60% and 40% of base salary, respectively) was established through negotiations when they were hired.
2022 Annual Cash Bonuses
The 2022 corporate goals and achievements are set forth below. The Compensation and Leadership Development Committee determines the range of our corporate performance from a threshold of 50% to a maximum of 125%. No bonus is paid to any executive officer unless 50% of the corporate goals are achieved.

Corporate Goals and Achievements

•
Advance COMP360 for TRD into Phase 3 trials – In November 2022, The New England Journal of Medicine, the world’s leading peer-reviewed medical journal, published the positive results from our Phase 2b trial of COMP360 psilocybin therapy for treatment resistant depression, or TRD. We transitioned to a Phase 3 company and launched a Phase 3 program in TRD, the first ever Phase 3 program of psilocybin, a unique achievement. We received Innovative Licensing and Access Pathway (ILAP) designation in the U.K.

•
Advance Phase 2 trials of COMP360 for Anorexia Nervosa and PTSD – We launched our Phase 2 trial in anorexia nervosa, an area of critical unmet need with no FDA-approved pharmaceutical treatments available and high mortality rate for patients suffering from anorexia nervosa. We commenced patient recruitment in our Phase 2 trials in anorexia nervosa and PTSD.

•
Develop a pipeline of new drug and technology assets to increase the value of COMPASS while demonstrating commitment to transforming mental health  – We have strengthened the integration of our internal and external discovery capabilities and prioritized our compound portfolio. We have identified potential prodrug lead candidates. We have continued development of our artificial intelligence model and have authored an article titled Psilocybin Therapy for Treatment Resistant Depression: Prediction of Clinical Outcome by Natural Language Processing, which we have shared openly and submitted to a journal for publication. We deployed improved versions of our MyPathfinder app and our Therapist COMPanion app, which are able to support multiple clinical studies in different disease areas.

•
Position COMPASS as a leading mental health care company, drive and shape the narrative of mental health care transformation across all stakeholders and secure additional equity financing – We conducted an intensive investor relations program and communications strategy, culminating in our first Capital Markets Day event. However, conditions in the equity markets in the U.S. remain challenging, particularly in the biotechnology industry. We had cash and cash equivalents of $143.2 million as of the end of 2022, which enable us to fund operations into 2024.

•
COMP360 for TRD: Prepare for a successful and scalable commercial launch, should COMP360 receive regulatory approval, that will ensure access for as many patients as possible – We developed our commercial and patient access model at launch, including reimbursement codes, real world data and payer partnerships, services and a go-to-market model. We developed and tested the first version of a scalable therapist training platform, as well as a scalable patient support platform, in accordance with regulatory requirements.

•
Develop a high-performing, mission-driven organization  – We deployed our first career performance management system and developed our first management training curriculum. We managed strong headcount growth, growing by 59% during 2022, and maintained a very strong 39% net promoter score (according to Qualtrics XM Institute, a score of between 10 to 30% is good and a score of 30% or more is excellent). In 2022, we were certified a Most Loved Workplace by Best Practice Institute (BPI) and its Most Loved Workplaces® operation, which is a company that assesses and certifies a company as a workplace employees love based on internal surveys, external public ratings and interviews with corporate officials, ranking number 31 in the U.K.

In January 2023, the Compensation and Leadership Development Committee evaluated our achievement of the 2022 corporate objectives. Based on our 2022 results, the Compensation and Leadership Development Committee determined that we had achieved most of the above corporate goals at target but had also overachieved certain elements related to developing technology assets under our above-described goal of "Develop a pipeline of new drug and technology assets to increase the value of COMPASS while demonstrating commitment to transforming mental health" and underachieved our above-described goal of securing additional equity financing. Based on this assessment, the Compensation and Leadership Development Committee determined to fund the annual bonus pool at 100%, a percentage reached as a weighted average of scores against our corporate goals.
The Compensation and Leadership Development Committee awarded bonuses at this funding level for the Chief Executive Officer and other named executive officers, after evaluating each person’s contributions in light of company goals, with adjustments to award sizes for named executive officers other than each of our Chief Executive Officers, based on corporate achievement in applicable function and individual performance in the year.

The table below sets forth the 2022 annual base salaries, target annual cash bonuses, and the 2022 annual cash bonuses earned by our named executive officers.

Named Executive Officer (1)	2022 Annual Base Salary	Target Annual Cash Bonus (% of Annual Base Salary)	2022 Payout (% of Target)	2022 Annual Cash Bonus
Kabir Nath(2)	$580,000	60%	100%	$145,000
George Goldsmith(3)	$491,337	60%	100%	$294,964
Matthew Owens(4)	$371,130	40%	96%	$133,131
Ekaterina Malievskaia	$378,563	45%	96%	$163,539
(1) All amounts, except those for Mr. Nath, have been converted from GBP to USD using the 2022 average FX rate (£1:$1.2371).
(2) Mr. Nath was appointed as our Chief Executive Officer effective August 1, 2022, and his target bonus was calculated based on a pro-rated salary from his point of hire to year-end.
(3) Mr. Goldsmith served as Chief Executive Officer until August 1, 2022 and as Executive Chair between August 1, and December 31, 2022. His target bonus was calculated based on a pro-rated salary for each of these roles during 2022.
(4) Mr. Owens was appointed as our Chief Legal Officer and General Counsel effective February 1, 2022 and his target bonus was calculated based on a pro-rated salary from his point of hire to year-end.

Long-Term Incentive Compensation
Long-term incentive compensation in the form of equity incentives aligns the interests of our executive officers, including our named executive officers, with long-term shareholder interests and allows us to attract, incentivize, and retain staff in a competitive market. As a form of compensation, share-based incentives also enable us to more effectively manage the Company’s cash resources.
In connection with the IPO, we adopted the COMPASS Pathways plc 2020 Share Option and Incentive Plan (the “2020 Plan”). The 2020 Plan allows for the grant of options, restricted share awards, restricted share unit awards (“RSUs”), other share or cash-based awards and dividend equivalent awards to employees, non-employee directors and consultants.
At the time of hire, equity awards are granted to our executive officers, including our named executive officers, based on the factors described in “Governance of Executive Compensation Program—Compensation-Setting Factors” above. Mr. Nath and Mr. Owens joined us during 2022 and their equity awards were negotiated during the hiring process. The below table reflects the new hire grants negotiated with each of Mr. Nath and Mr. Owens.

Named Executive Officer	New Hire Option Award	New Hire Restricted Share Unit Award
Kabir Nath	600,000	50,000
Matthew Owens	100,000	12,400

Typically, at the beginning of each year, the Compensation and Leadership Development Committee determines the size and relative weighting of the annual equity awards for our executive officers, including our named executive officers, it deems reasonable and appropriate based on such factors. The size and relative weighting is the same for each of our executive officers, including our named executive officers, who are at the same level. In addition, the Compensation and Leadership Development Committee may deem it advisable to grant subsequent equity awards to our executive officers, including our named executive officers, and may adjust their equity awards in the event of a promotion or significant change in responsibilities.
With the help of our compensation consultant, we determine whether to grant additional equity awards, the mix of RSUs and options and the amount of equity awards to give to our executive officers based on benchmarking the position of each executive officer against the compensation paid to people in similar positions in our peer group.

In February 2022, the Compensation and Leadership Development Committee approved the following annual equity grants to our named executive officers employed at that time.

Named Executive Officer	Annual Option Award	Annual Restricted Share Unit Award
George Goldsmith	173,000	29,000
Ekaterina Malievskaia	75,000	13,000
Employment Arrangements with our Named Executive Officers
In connection with our IPO, the Compensation and Leadership Development Committee reviewed the employment agreements with our executive officers, including Mr. Goldsmith and Dr. Malievskaia, with a focus on public market practices and severance arrangements in the event of involuntary termination not in connection with a change in control and involuntary termination or good reason termination in connection with a change in control, and determined to revise the terms of employment agreements with our executive officers in line with prevailing market practice for our peer companies and prevailing practices in the named executive officer's jurisdiction of employment, providing similar terms to executives hired since the IPO, such as Mr. Nath and Mr. Owens. We engage our named executive officers using standard terms as set out in our executive employment agreements. These agreements set forth the individual’s base salary and bonus target based on a percentage of annual base salary and entitle the executive officer to participate in our equity incentive plans, with the amount of such equity participation to be determined at the Compensation and Leadership Development Committee’s sole discretion, and other employee benefits generally available to our employees. If an executive officer is based outside the U.K., additional benefits and assistance with relocation may be provided which reflect local market norms or legislation. The agreements also prohibit our named executive officers from engaging directly or indirectly in competition with us, recruiting or soliciting our employees, diverting our customers to a competitor, or disclosing our confidential information or business practices.
Our post-employment compensation arrangements set forth in the employment agreements are designed to provide reasonable compensation to executive officers who leave the Company under certain circumstances to facilitate their transition to new employment. Further, we seek to mitigate any potential employer liability and avoid future disputes or litigation by requiring a departing executive officer to sign a separation and release agreement acceptable to us as a condition to receiving post-employment compensation payments or benefits.
Our Compensation and Leadership Development Committee and the Board do not consider specific amounts payable under these post-employment compensation arrangements when establishing annual compensation. It does believe, however, that these arrangements are necessary to offer compensation packages that are competitive.
For more information on the service and employment agreements with our named executive officers and post-employment compensation arrangements, see the discussion under the headings “Employment Agreements, Change of Control and Severance Arrangements with Named Executive Officers” later in this Proxy Statement.
Other Elements of Compensation
Retirement Plans
We currently maintain a 401(k) retirement savings plan for our U.S.-based employees, including any U.S.-based named executive officers, who satisfy certain eligibility requirements. The U.S. Internal Revenue Code (the “Code”) allows eligible employees to defer a portion of their compensation, within prescribed limits, on a pre-tax basis through contributions to the 401(k) plan. We currently contribute a 4% safe harbor match on employee contributions up to the statutory limit.
We also maintain a defined contribution plan for U.K. employees, including any U.K.-based named executive officers, who satisfy certain eligibility requirements. All employees who participate in the plan receive an employer contribution, which is generally 3% contribution and in some cases may be up to 8%.

Other Compensation Policies and Practices
Policy Prohibiting Hedging and Pledging
Our Insider Trading Policy prohibits our executive officers, the non-employee members of our Board and certain designated employees who in the course of the performance of their duties have access to material, non-public information regarding the Company from engaging in the following transactions:

•	selling any of our securities that they do not own at the time of the sale (a “short sale”);

•	buying or selling puts, calls, other derivative securities of the Company or any derivative securities that provide the economic equivalent of ownership of any of our securities or an opportunity, direct or indirect, to profit from any change in the value of our securities or engaging in any other hedging transaction with respect to our securities at any time;

•	using our securities as collateral in a margin account; and

•	pledging our securities as collateral for a loan (or modifying an existing pledge) unless the pledge has been approved by the Audit and Risk Committee of the Board of Directors.
Tax Considerations
Taxation of “Parachute” Payments
Sections 280G and 4999 of the U.S. Code provide that executive officers and directors who hold significant equity interests and certain other service providers may be subject to significant additional taxes if they receive payments or benefits in connection with a change in control of the company that exceeds certain prescribed limits, and that the company (or a successor) may forfeit a deduction on the amounts subject to this additional tax. We have not agreed to provide any executive officer, including any named executive officer, with a “gross-up” or other reimbursement payment for any tax liability that the executive officer might owe as a result of the application of Sections 280G or 4999 of the U.S. Code.
SUMMARY COMPENSATION TABLE
The following table shows the total compensation paid or accrued during the last two fiscal years ended December 31, 2022 and 2021 to each individual who served as our principal executive officer during fiscal 2022 and our two next most highly compensated executive officers were serving as executive officers as of December 31, 2022. These individuals are our named executive officers.

				Stock	Option	All Other
		Salary	Bonus	Awards	Awards	Compensation	Total
Name and Principal Position(1)	Year	($)	($) (2)	($) (3)	($) (3)	($)	($)
Kabir Nath (4)	2022	243,123	145,000	754,668	6,422,963	77,822 (5)	7,643,576
Chief Executive Officer	2021	—	—	—	—	—	—
George Goldsmith (6)	2022	491,337	294,964	418,629	1,732,031	40,070 (7)	2,977,030
Former Chief Executive Officer	2021	584,658	321,562	—	—	37,304 (7)	943,524
Matthew Owens(8)	2022	339,619	133,131	179,000	1,004,560	155,879 (9)	1,812,188
General Counsel and Chief Legal Officer	2021	—	—	—	—	—	—
Ekaterina Malievskaia	2022	378,563	163,549	187,661	750,880	25,802 (10)	1,506,456
Chief Innovation Officer	2021	412,700	231,800	—	—	24,635 (10)	669,135
(1) All 2022 amounts, except those for Mr. Nath, have been converted from GBP to USD using the 2022 average FX rate (£1:$1.2371). All 2021 amounts have been converted from GBP to USD using the 2021 average FX rate (£1:$1.3757).
(2) The amounts reported in this column represent bonuses paid to each named executive officer based on the Compensation and Leadership Development Committee’s determination of performance against 2022 goals in its discretion.
(3) The amount reported in the Stock Awards and Option Awards column represents the aggregate grant date fair value of time-based RSUs and time-based share options granted to each of the named executive officers in the applicable year, calculated in accordance with the provisions of FASB ASC Topic 718. The assumptions we used in calculating these amounts are included in Note 10 of our audited consolidated financial statements for the year ended December 31, 2022 included in our Annual Report on Form 10-K, filed with the SEC on February 28, 2023. The amounts reported in the Summary Compensation Table for these time-based RSUs and options may not represent the amounts that the named executive officers will actually realize from the awards. Whether, and to what extent, a named executive officer realizes value will depend on our actual operating performance, share price fluctuations and the named executive officer’s continued employment.
(4) Effective August 1, 2022, Mr. Nath was appointed as our Chief Executive Officer and a member of our Board. The amount reported for salary represents the amount earned following his commencement of employment, and the amount of his annual bonus was prorated to reflect his partial year of employment.
(5) All other compensation for Mr. Nath consists of (i) housing allowance of £60,000 ($74,228), (ii) 401(k) company contributions of $1,794 and (iii) health savings account contributions of $1,800.
(6) Effective August 1, 2022, Mr. Goldsmith transitioned to the role of Executive Chair, a position he held until December 31, 2022. The amount reported for salary represents the amount earned in his role as Chief Executive Officer until August 1, 2022 and the amount earned in his role as Executive Chair between August 1, 2022 and December 31, 2022.
(7) All other compensation for Mr. Goldsmith consists of health insurance premiums paid under a separate policy than what is applicable to all other employees.
(8) Effective February 1, 2022, Mr. Owens was appointed as our Chief Legal Officer and General Counsel. The amount reported for salary represents the amount earned following his commencement of employment, and the amount of his annual bonus was prorated to reflect his partial year of employment.
(9) All other compensation for Mr. Owens consists of (i) housing allowance of £110,000 ($136,085) and (ii) employer pension contributions of £16,000 ($19,794).
(10) All other compensation for Dr Malievskaia consists of health insurance premiums paid under a separate policy than what is applicable to all other employees.

EMPLOYMENT AGREEMENTS, CHANGE OF CONTROL AND SEVERANCE ARRANGEMENTS WITH NAMED EXECUTIVE OFFICERS
George Goldsmith
CEO Terms. In September 2020, we entered into an employment agreement with Mr. Goldsmith in connection with his continued employment as our Chief Executive Officer. This agreement was amended effective August 1, 2022 in connection with Mr. Goldsmith's transition to Executive Chair to, among other things, adjust his salary and eliminate the notice and payment upon termination provisions in his employment agreement.
Mr. Goldsmith’s employment agreement provided for an initial base salary of £425,000 ($525,768), which is subject to annual review and redetermination. This salary was increased to £433,500 ($536,283), effective January 1, 2022. In addition, Mr. Goldsmith was entitled to participate in our executive variable cash compensation program. In his employment agreement, Mr. Goldsmith is eligible to earn an annual incentive bonus, with a target bonus amount of 55% of his base salary (and the ability to earn up to 125% of that target bonus amount in certain circumstances) as determined by our Board in its discretion. Mr. Goldsmith was only entitled to payment of a bonus payment if he is in the Company’s employment and not under notice, given or received, on the date that the bonus is paid and was not eligible for a bonus payment if he was subject to any disciplinary action or investigation at the date any bonus is being considered or paid. Mr. Goldsmith was also eligible to participate in all our generally-available employee benefit plans and programs in effect from time to time.
Executive Chair Terms. In connection with his appointment as Executive Chair, Mr. Goldsmith's employment agreement was amended. Pursuant to the terms of the amended employment agreement, Mr. Goldsmith served as Executive Chairman until December 31, 2022, at which time his employment ended, without the need for notice by either party.
Between August 1, 2022 and December 31, 2022, Mr. Goldsmith was entitled to an annual base salary of £346,800 (approximately $414,200). He was eligible to receive an annual incentive bonus for the year ending December 31, 2022, with a target bonus amount of 60% of his base salary (and the ability to earn up to 125% of that target bonus amount in certain circumstances), notwithstanding the termination of his employment prior to the date of the bonus payment, provided, however, that such bonus amount was pro-rated to reflect his reduced salary for the period from August 1, 2022 to December 31, 2022. During this time, Mr. Goldsmith received no additional compensation for his services as a director of the Company.
Kabir Nath
General Terms. Effective August 1, 2022, we entered into an employment agreement with Mr. Nath in connection with his appointment as our Chief Executive Officer. The Employment Agreement has an initial term through the earlier to occur of (i) the date Mr. Nath relocates to the United Kingdom or (ii) December 31, 2023. On or before

December 31, 2023, Mr. Nath will re-locate to the United Kingdom and will enter into a new agreement on substantially similar terms to his current employment agreement and those of our other U.K.-based executives.
Mr. Nath's employment agreement provides for an annual base salary of $580,000 (upon Mr. Nath's relocation to the United Kingdom, such salary will be paid in pound sterling (“GBP”) and be equal to the greater of (i) £431,000 GBP or (ii) the GBP equivalent of $580,000 U.S. dollars calculated at the then-prevailing exchange rate), which is subject to annual review and redetermination. Pursuant to his employment agreement, Mr. Nath is eligible to earn an annual incentive bonus, with a target bonus amount of 60% of his then-current annual base salary (and the ability to earn up to 125% of that target bonus amount in certain circumstances) as determined by our Board in its discretion. In addition, Mr. Nath will receive (i) a housing stipend of £12,000 per month through August 2023; (ii) a one-time reimbursement payment of up to $5,000 for attorneys’ fees; and (iii) a one-time cash payment of $250,000 when Mr. Nath relocates to the United Kingdom. Mr. Nath will receive no additional compensation for his services as a director of the Company. Mr. Nath is also eligible to participate in all our generally-available employee benefit plans and programs in effect from time to time.
Payments Upon Termination. Either party may terminate the employment agreement upon ninety (90) days’ written notice. The Company may terminate the Employment Agreement at any time for “cause” (as such term is defined in the employment agreement). Mr. Nath may terminate the Employment Agreement upon thirty (30) days’ written notice for “good reason” (as such term is defined in the Employment Agreement), subject to Company’s right to cure the deficiency. In the event we terminate Mr. Nath’s employment without “cause” or Mr. Nath terminates his employment for “good reason”, Mr. Nath is entitled to a cash severance payment equal to one year’s annual salary plus the target annual bonus amount for the year in which such termination occurs.
Matthew Owens
General Terms. Effective February 1, 2022, we entered into an employment agreement with Mr. Owens in connection with his appointment as our Chief Legal Officer and General Counsel.
Mr. Owens’ employment agreement provides for an initial base salary of £300,000 ($371,130), which is subject to annual review and redetermination. In addition, Mr. Owens is entitled to participate in our executive variable cash compensation program. Pursuant to his employment agreement, Mr. Owens is eligible to earn an annual incentive bonus, with a target bonus amount of 40% of his base salary (and the ability to earn up to 125% of that target bonus amount in certain circumstances). To assist with his relocation to the U.K., we agreed to pay a cash contribution towards housing costs of £10,000 ($12,371) per month through August 2023 and to provide tax advisory services in connection with the preparation and filing of tax returns for the first two tax years of his employment. Mr. Owens is also eligible to participate in all our generally-available employee benefit plans and programs in effect from time to time. His employment agreement also provides for a pension contribution equivalent to 8% of his monthly base salary.
Payments upon Termination. The Company may, in its discretion, terminate Mr. Owens' employment at any time with immediate effect by providing notice to Mr. Owens that it is exercising its right and will make a a payment in lieu of notice (“PILON”). Such PILON is equal to the base salary which Mr. Owens would be entitled to receive during the notice period of nine months less deductions required by law and will be paid within 28 days.
Mr. Owens is subject to immediate termination and is not entitled to any further payment, including any PILON which the Company is entitled to recover if payment was already made, other than amounts accrued as of the termination date in the event he is terminated for certain reasons for cause, including gross misconduct, serious breach of her employment agreement, gross negligence or incompetence and certain other requirements, as set forth in her employment agreement. In the event Mr. Owens is terminated for any reason, under most circumstances, the Company is required to reimburse him for any unused holiday entitlements.
Following service of notice to terminate the employment by either party, which is required to be given with not less than nine months’ prior written notice, the Company may place Mr. Owens on garden leave for the whole or part of the remainder of her employment. Under garden leave, Mr. Owens would receive his base salary for the period, but would not be entitled to receive any bonus or other incentive in respect of the period of garden leave.
If Mr. Owens is terminated other than for misconduct, lack of capability or poor performance, or if Mr. Owens terminates employment in response to a fundamental breach of contract by the Company within 12 months following a change of control of the Company (as defined in the employment agreement), subject to certain conditions, Mr. Owens is entitled to (a) 12 months’ base salary, (b) the pro rata bonus Mr. Owens would have received for the year in which his employment is terminated had he not been dismissed, but not including any pro rata bonus for a notice period which is not worked and (c) an amount equivalent to the cost to the Company of providing Mr. Owens with his other employment benefits for 12 months.
Ekaterina Malievskaia
General Terms. In September 2020, we entered into an employment agreement with Dr. Malievskaia in connection with her continued employment as our Chief Innovation Officer.
Dr. Malievskaia’s employment agreement provides for an initial base salary of £300,000 ($371,130), which is subject to annual review and redetermination. This salary was increased to £306,000 ($378,563), effective January 1, 2022. In addition, Dr. Malievskaia is entitled to participate in our executive variable cash compensation program. In her employment agreement, Dr. Malievskaia is eligible to earn an annual incentive bonus, with a target bonus amount of 45% of her base salary (and the ability to earn up to 125% of that target bonus amount in certain circumstances). Dr. Malievskaia is also eligible to participate in all our generally-available employee benefit plans and programs in effect from time to time.
Payments upon Termination. The Company may, in its discretion, terminate Dr. Malievskaia’s employment at any time with immediate effect by providing notice to Dr. Malievskaia that it is exercising its right and will make a PILON. Such PILON is equal to the base salary which Dr. Malievskaia would be entitled to receive during the notice period of nine months less deductions required by law and will be paid within 28 days.
Dr. Malievskaia is subject to immediate termination and is not entitled to any further payment, including any PILON which the Company is entitled to recover if payment was already made, other than amounts accrued as of the termination date in the event he is terminated for certain reasons for cause, including gross misconduct, serious breach of her employment agreement, gross negligence or incompetence and certain other requirements, as set forth in her employment agreement. In the event Dr. Malievskaia is terminated for any reason, under most circumstances, the Company is required to reimburse him for any unused holiday entitlements.
Following service of notice to terminate the employment by either party, which is required to be given with not less than nine months’ prior written notice, the Company may place Dr. Malievskaia on garden leave for the whole or part of the remainder of her employment. Under garden leave, Dr. Malievskaia would receive her base salary for the period, but would not be entitled to receive any bonus or other incentive in respect of the period of garden leave.
If Dr. Malievskaia is terminated other than for misconduct, lack of capability or poor performance, or if Dr. Malievskaia terminates employment in response to a fundamental breach of contract by the Company within 12 months following a change of control of the Company (as defined in the employment agreement), subject to certain conditions, Dr. Malievskaia is entitled to (a) 12 months’ base salary, (b) the pro rata bonus Dr. Malievskaia would have received for the year in which his employment is terminated had she not been dismissed, but not including any pro rata bonus for a notice period which is not worked and (c) an amount equivalent to the cost to the Company of providing Dr. Malievskaia with her other employment benefits for 12 months.

2020 Share Option and Incentive Plan
In September 2020, we adopted the 2020 Plan. The 2020 Plan allows the Compensation and Leadership Development Committee to make equity-based and cash-based incentive awards to our officers, employees, directors and other key persons (including consultants).
We have initially reserved 2,074,325 ordinary shares (the “Initial Limit”) for the issuance of awards under the 2020 Plan. The 2020 Plan provides that the number of shares reserved and available for issuance under the plan will automatically increase each January 1, beginning on January 1, 2022, by four percent of the outstanding number of ordinary shares on the immediately preceding December 31, or such lesser number of shares as determined by our Compensation and Leadership Development Committee (the “Annual Increase”). This number is subject to adjustment in the event of a sub-division, consolidation, share dividend or other change in our capitalization. The ordinary shares underlying any awards that are forfeited, cancelled, held back upon exercise or settlement of an award to satisfy the exercise price or tax withholding, reacquired by us prior to vesting, satisfied without any issuance of shares, expire or are otherwise terminated (other than by exercise) under the 2020 Plan will be added back to the ordinary shares available for issuance under the 2020 Plan.

The maximum aggregate number of shares that may be issued in the form of incentive share options shall not exceed the Initial Limit cumulatively increased on January 1, 2022 and on each January 1 thereafter by the lesser of the Annual Increase for such year or 2,074,325 ordinary shares.
The 2020 Plan is administered by our Compensation and Leadership Development Committee. Our Compensation and Leadership Development Committee has full power to select, from among the individuals eligible for awards, the individuals to whom awards will be granted, to make any combination of awards to participants, and to determine the specific terms and conditions of each award, subject to the provisions of the 2020 Plan. Persons eligible to participate in the 2020 Plan will be those full or part-time officers, employees, non-employee directors and other key persons (including consultants) as selected from time to time by our Compensation and Leadership Development Committee in its discretion.
The 2020 Plan permits the granting of options to purchase ordinary shares intended to qualify as incentive share options under Section 422 of the Code, options intended to qualify as U.K. tax advantaged options under our company share option plan, or CSOP, which is a sub-plan under the 2020 Plan and options that do not so qualify for any tax advantages. Other than the nominal cost options granted to non-U.S. tax persons in lieu of restricted share units, the option exercise price of each option will be determined by our Compensation and Leadership Development Committee but may not be less than 100% of the fair market value of our ordinary shares on the date of grant. The term of each option will be fixed by our Compensation and Leadership Development Committee and may not exceed ten years from the date of grant. Our Compensation and Leadership Development Committee development committee will determine at what time or times each option may be exercised.
Our Compensation and Leadership Development Committee may award share appreciation rights subject to such conditions and restrictions as it may determine. Share appreciation rights entitle the recipient to ordinary shares, or cash, equal to the value of the appreciation in our share price over the exercise price. The exercise price of each share appreciation right may not be less than 100% of the fair market value of the ordinary shares on the date of grant.
Our Compensation and Leadership Development Committee may award restricted shares and restricted share units to participants subject to such conditions and restrictions as it may determine. These conditions and restrictions may include the achievement of certain performance goals and/or continued employment with us through a specified vesting period. Our Compensation and Leadership Development Committee may also grant ordinary shares that are free from any restrictions under the 2020 Plan. Unrestricted shares may be granted to participants in recognition of past services or other valid consideration and may be issued in lieu of cash compensation due to such participant. Our Compensation and Leadership Development Committee may grant cash bonuses under the 2020 Plan to participants, subject to the achievement of certain performance goals.
The 2020 Plan provides that in the case of, and subject to, the consummation of a “sale event” as defined in the 2020 Plan, all outstanding awards may be assumed, substituted or otherwise continued by the successor entity. To the extent that the successor entity does not assume, substitute or otherwise continue such awards, then (i) all share options and share appreciation rights will automatically become fully exercisable and the restrictions and conditions on all other awards with time-based conditions will automatically be deemed waived, and awards with conditions and restrictions relating to the attainment of performance goals may become vested and non-forfeitable in connection with a sale event in the Compensation and Leadership Development Committee’s discretion and (ii) upon the effectiveness of the sale event, the 2020 Plan and all awards will automatically terminate. In the event of such termination, (i) individuals holding options and share appreciation rights will be permitted to exercise such options and share appreciation rights (to the extent exercisable) prior to the sale event, or (ii) we may make or provide for a cash payment to participants holding options and share appreciation rights equal to the difference between the per share cash consideration payable to shareholders in the sale event and the exercise price of the options or share appreciation rights (to the extent then exercisable).
Our Board may amend or discontinue the 2020 Plan and our Compensation and Leadership Development Committee may amend the exercise price of options and amend or cancel outstanding awards for purposes of satisfying changes in law or any other lawful purpose but no such action may adversely affect rights under an award without the holder’s consent. Certain amendments to the 2020 Plan require the approval of our shareholders. No awards may be granted under the 2020 Plan after the date that is ten years from the date of shareholder approval.

OUTSTANDING EQUITY AWARDS AT 2022 FISCAL YEAR-END
The following table sets forth information concerning the outstanding equity awards held by each of the named executive officers as of December 31, 2022:

	Option Awards				Stock Awards
						Market
					Number of	Value of
	Number of Securities				Shares or	Shares or
	Underlying Unexercised		Option		Units That	Units That
	Options		Exercise	Option	Have Not	Have Not
	Exercisable	Unexercisable	Price	Expiration	Vested	Vested
Name	(#)	(#)	($)	Date	(#)	($) (1)
Kabir Nath (2)	—	600,000	14.94	7/31/2032
(5)					50,000	401,500
George Goldsmith (3)	63,900	49,700	17.00	9/18/2030
(4)	36,042	136,958	15.75	1/31/2032
(6)					19,561	157,075
(7)					29,000	232,870
Matthew Owens (8)	—	100,000	15.75	1/31/2032
(9)					12,400	99,572
Ekaterina Malievskaia (3)	47,925	37,275	17.00	9/18/2030
(4)	15,625	59,375	15.75	1/31/2032
(6)					19,561	157,075
(7)					13,000	104,390
(1) Market value has been computed in accordance with SEC rules as the number of unvested shares or units multiplied by the closing price per share of our ADSs on The Nasdaq Global Select Market as of December 30, 2022 ($8.03).
(2) Options vest over a 4 year service period with 25% of the award vesting on the first anniversary of the commencement date and the balance vesting monthly over the remaining three years, subject to continued service through each applicable vesting date. The vesting commencement date is August 1, 2022. This grant was awarded outside the 2020 Plan pursuant to the inducement grant exception under Nasdaq Listing Rule 5635(c).
(3) Options vest over a 4 year service period with 25% of the award vesting on the first anniversary of the commencement date and the balance vesting monthly over the remaining three years, subject to continued service through each applicable vesting date. The vesting commencement date is September 18, 2020. This grant was made under the 2020 Plan.
(4) Options vest over a 4 year service period in 48 equal monthly installments, subject to continued service through each applicable vesting date. The vesting commencement date is February 1, 2022. This grant was made under the 2020 Plan.
(5) The restricted share units vest in four equal annual installments, subject to continued service through each applicable vesting date. The vesting commencement date is August 1, 2022. This grant was made under the 2020 Plan.
(6) The restricted share units are subject to 25% vesting upon the earlier of (i) the one year anniversary of the date of grant, or (ii) the first day following the six-month anniversary of the listing of the Company’s ordinary shares on any stock exchange on which the closing price of the shares is 20% higher than the listing price for at least five consecutive trading days. They vest quarterly thereafter over the remaining three years, subject to continued service through each applicable vesting date. The vesting commencement date is August 12, 2021. This grant was made under the 2017 Plan.
(7) The restricted share units vest in four equal annual installments, subject to continued service through each applicable vesting date. The vesting commencement date is February 1, 2022. This grant was made under the 2020 Plan.
(8) Options vest over a 4 year service period with 25% of the award vesting on the first anniversary of the commencement date and the balance vesting monthly over the remaining three years, subject to continued service through each applicable vesting date. The vesting commencement date is February 1, 2021. This grant was made under the 2020 Plan.
(9) The restricted share units vest in four equal annual installments, subject to continued service through each applicable vesting date. The vesting commencement date is February 1, 2022. This grant was made under the 2020 Plan.

PAY VERSUS PERFORMANCE
The following table shows the total compensation for each of our principal executive officers (each a "PEO") and the average compensation for our other named executive officers during the last two fiscal years ended December 31, 2022 and 2021 compared to our net income and total shareholder return for the last two fiscal years.

Year	Summary Compensation Table Total for First PEO(1)	Summary Compensation Table Total for Second PEO(2)	Compensation Actually Paid to First PEO(1)(4)	Compensation Actually Paid to Second PEO(2)(5)	Average Summary Compensation Table Total for Non-PEO Named Executive Officers(3)	Average Compensation Actually Paid to Non-PEO Named Executive Officers(3)(6)	Value of Initial Fixed $100 Investment Based on Total Shareholder Return	Net Income
(a)	(b)	(b)	(c)	(c)	(d)	(e)	(f)	(g)
2022	2,977,030	7,643,576	786,153 (4)	3,848,172 (4)	1,659,322	639,499 (4)	47	(91,505,000)
2021	943,524	—	(2,553,688) (5)	—	1,215,021	(1,893,965) (5)	130	(71,742,000)
(1) Mr. Goldsmith served as our PEO throughout 2021 and during 2022 until July 31, 2022.
(2) Mr. Nath served as our PEO beginning on August 1, 2022.

(3) For fiscal 2022, our non-PEO named executive officers were Matthew Owens and Ekaterina Malievskaia. For fiscal 2021, our non-PEO named executive officers were Ekaterina Malievskaia, Guy Goodwin, Piers Morgan (our former Chief Financial Officer) and Nate Poulsen (our former General Counsel).

(4) The 2022 compensation actually paid to our PEO and the average compensation actually paid to our non-PEO named executives reflects the following adjustments from total compensation reported in the Summary Compensation Table:

	First PEO	Second PEO	Average of Non-PEO's
Total compensation reported in the Summary Compensation Table	2,977,030	7,643,576	1,659,322
Deduct the equity compensation reported in the Summary Compensation Table in column (Stock Awards) and column (Option Awards),	(2,150,660)	(7,177,631)	(1,061,051)
Add year end fair value all awards granted during 2022 that are outstanding and unvested as of the end of the fiscal year;	881,954	3,382,227	476,050
Add change in fair value (from prior year-end) of prior year equity awards that are unvested and outstanding	(854,742)	—	(354,936)
Add for awards that were granted and vested in 2022, the fair value as of the vesting date	264,337	—	57,296
Add the change in fair value (from prior year-end to vesting date) of prior year equity awards that vested in the 2022	(331,766)	—	(137,183)
Compensation Actually Paid for Fiscal Year 2022	786,153	3,848,172	639,498

(5) The 2021 compensation actually paid to our first PEO and the average compensation actually paid of our non-PEO named executives reflects the following adjustments from total compensation reported in the Summary Compensation Table:

	First PEO	Average of Non-PEO's
Total compensation reported in the Summary Compensation Table	943,524	1,215,022
Deduct the equity compensation reported in the Summary Compensation Table in column (Stock Awards) and column (Option Awards),	—	(485,111)
Add year end fair value all awards granted during 2021 that are outstanding and unvested as of the end of the fiscal year;	—	353,522
Add change in fair value (from prior year-end) of prior year equity awards that are unvested and outstanding	(2,691,551)	(1,331,837)
Add for awards that were granted and vested in 2021, the fair value as of the vesting date	—	—
Add the change in fair value (from prior year-end to vesting date) of prior year equity awards that vested in 2021	(785,661)	(385,451)
Subtract for any awards granted in any prior fiscal year that fail to meet the applicable vesting conditions during 2021, the amount equal to the fair value at the end of the prior fiscal year	—	(1,260,109)
Compensation Actually Paid for Fiscal Year 2021	(2,533,688)	(1,893,964)

Analysis of the Information Presented in the Pay Versus Performance Table

We generally seek to incentivize long-term performance, and therefore do not specifically align our performance goals with “compensation actually paid” (as computed in accordance with Item 402(v) of Regulation S-K) for a particular year. In accordance with Item 402(v) of Regulation S-K, we are providing the following descriptions of the relationships between information presented in the Pay Versus Performance table. Since our second PEO was not employed during 2021, he is not included in either of the below comparisons.

Compensation Actually Paid and Net Loss

As a clinical-stage company primarily focused on research and development of novel therapies to treat series mental health conditions, our company has not historically utilized net income (loss) as a performance measure for our executive compensation program. From 2021 to 2022, our net loss increased and the compensation actually paid to our first PEO and named executive officers as a group (excluding our PEOs) also increased between those years.

Compensation Actually Paid and TSR

As shown in the following graph, the compensation actually paid to our first PEO and the average amount of compensation actually paid to our named executive officers as a group (excluding our First PEO) during the periods presented are negatively correlated. As discussed above in "Executive Compensation - Primary Elements of Compensation Program" we use a combination of short-term cash incentive compensation opportunities for our named executive officers, in the form of annual cash bonuses to incentivize and award delivery of the Company’s strategy and corporate objectives, and long-term equity incentive compensation consisting of share options, which provide value only if the market price of our shares increases and if the executive officer continues in our employment over the vesting period, and restricted share units, which provide value only if the executive officer continues in our employment over the vesting period. These equity awards strongly align our executive officers’ interests with those of our shareholders by providing a continuing financial incentive to maximize long-term value for our shareholders and by encouraging our executive officers to continue in our employment for the long-term.

Compensation Actually Paid and Cumulative TSR
$150
$100
$50
$0
Investment Value
$1,000,000
$0
$(1,000,000)
$(2,000,000)
$(3,000,000)
Compensation Actually Paid
12/31/20
12/31/21
12/31/22
First PEO
Avg Non-PEO NEOs
Investment Value

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS
Equity Compensation Plans Table
The following table sets forth information as of December 31, 2022 regarding ordinary shares that may be issued under our equity compensation plans:

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (#)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights ($) (1)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column) (3)(4)
Equity Compensation Plans Approved by Security Holders (2)	4,492,732	$12.08	1,390,436
Equity Compensation Plans not Approved by Security Holders(5)	600,000	$1.78	—
Total	5,092,732	$13.85	1,390,436
(1) The weighted average exercise price is calculated based solely on outstanding share options.
(2) Includes the following plans: our 2020 Plan, our 2017 Plan and our Employee Stock Purchase Plan (“ESPP”).
(3) The Company initially reserved 2,074,325 of its ordinary shares for the issuance of awards under the 2020 Plan. The 2020 Plan provides that the number of shares reserved and available for issuance under the plan will automatically increase each January 1, beginning on January 1, 2022, by up to 4% of the outstanding number of ordinary shares on the immediately preceding December 31, or such lesser number of shares as determined by our Compensation and Leadership Development Committee. This number is subject to adjustment in the event of a sub-division, consolidation, share dividend or other change in our capitalization. The total number of ordinary shares that may be issued under the 2020 Plan was 3,755,120 shares as of December 31, 2022, of which 667,802 shares remained available for future grant. The ESPP initially reserves and authorizes the issuance of up to a total of 340,053 ordinary shares to participating employees. The ESPP provides that the number of shares reserved and available for issuance will automatically increase each January 1, beginning on January 1, 2022 and each January 1 thereafter through January 1, 2022, by the lesser of (i) 1% of the outstanding number of ordinary shares on the immediately preceding December 31 or (ii) 510,058 ordinary shares. The number of shares reserved under the ESPP is subject to change in the event of a share split, share dividend or other change in our capitalization. On October 1, 2021, the Company launched the Share Incentive Plan and the ESPP, through which employees can purchase shares at a discounted price. At the end of each six month purchase period, shares will automatically be purchased at the lower of the opening and closing price of the shares for the purchase period minus a 15% discount.
(4) Amount does not include any purchase rights accruing under the ESPP during the current purchase period, which commenced on November 1, 2022, because the purchase right (and therefore the number of shares to be purchased) will not be determined until the end of the purchase period on April 30, 2023.
(5) On August 1, 2022, we granted a non-qualified share option to purchase an aggregate of 600,000 shares to Mr. Nath in connection with his appointment as Chief Executive Officer. In accordance with Nasdaq Listing Rule 5635(c)(4), the non-qualified share option award was approved by Compensation and Leadership Development Committee and made as a material inducement to Mr. Nath’s entry into employment as our new Chief Executive Officer. The non-qualified share option has a 10-year term and vests as to one-fourth on August 1, 2023 (the first anniversary of his employment commencement date) and as to the remaining three-fourths in equal monthly installments over the following 36 months, subject to Mr. Nath remaining an employee on the applicable vesting dates. The non-qualified share option has other terms that mirror those of non-qualified share options granted under our 2020 Plan and the standard form of non-qualified share option agreement.

AUDIT AND RISK COMMITTEE REPORT
The Audit and Risk Committee oversees the accounting and financial reporting processes of COMPASS Pathways plc (the “Company”) and the audits of the Company’s financial statements, evaluates auditor performance, manages relations with the Company’s independent registered public accounting firm and evaluates policies and procedures relating to internal control systems. The Audit and Risk Committee operates under a written Audit and Risk Committee charter that has been adopted by the Board of the Company (the “Board”). All members of the Audit and Risk Committee currently meet the independence and qualification standards for audit committee membership set forth in the listing standards provided by Nasdaq and the U.S. Securities and Exchange Commission (“SEC”), and the Board has determined that Annalisa Jenkins and Linda McGoldrick are “audit committee financial experts,” as the SEC has defined that term in Item 407 of Regulation S-K.
The Audit and Risk Committee members are not professional accountants or auditors. The members’ functions are not intended to duplicate or to certify the activities of management and the independent registered public accounting firm. The Audit and Risk Committee serves a board-level oversight role in which it provides advice, counsel and direction to management and the auditors on the basis of the information it receives, discussions with management and the auditors, and the experience of the Audit and Risk Committee’s members in business, financial and accounting matters.
The Audit and Risk Committee oversees the Company’s financial reporting process on behalf of the Board. The Company’s management has the primary responsibility for the financial statements and reporting process, including the Company’s system of internal controls. In fulfilling its oversight responsibilities, the Audit and Risk Committee reviewed with management the audited financial statements included in the Annual Report on Form 10-K for the fiscal year ended December 31, 2022. This review included a discussion of the quality and the acceptability of the Company’s financial reporting, including the nature and extent of disclosures in the financial statements and the accompanying notes. The Audit and Risk Committee also reviewed the progress and results of the testing of the design and effectiveness of its internal controls over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act of 2002.
The Audit and Risk Committee also reviewed with PricewaterhouseCoopers LLP (“PwC”), our independent registered public accounting firm, which is responsible for expressing an opinion on the conformity of the audited financial statements with accounting principles generally accepted in the United States of America, their judgments as to the quality and the acceptability of the Company’s financial reporting and such other matters as are required to be discussed with the Committee by Public Company Accounting Oversight Board (“PCAOB”) AU 380, Communications with Audit Committees, and SEC Regulation S-X Rule 207, Communication with Audit Committees.
The Audit and Risk Committee has received the written disclosures and the letter from PwC required by the applicable requirements of the PCAOB regarding PwC’s communications with the audit committee concerning independence. The Audit and Risk Committee has discussed with PwC its independence from management and the Company.
In addition to the matters specified above, the Audit and Risk Committee discussed with PwC the overall scope, plans and estimated costs of their audit. The Audit and Risk Committee met with PwC periodically, with and without management present, to discuss the results of PwC’s examinations, the overall quality of the Company’s financial reporting and PwC’s reviews of the quarterly financial statements, and drafts of the quarterly and annual reports.
Based on the reviews and discussions referred to above, and subject to the limitations of the Audit and Risk Committee’s role and responsibilities referred to above and in the Audit and Risk Committee charter, Audit and Risk Committee recommended to the Board that the Company’s audited financial statements should be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022 for filing with the SEC.

The Audit and Risk Committee of the Board

Linda McGoldrick, Chair Annalisa Jenkins Robert McQuade

The information contained in this Audit and Risk Committee report shall not be deemed to be “soliciting material,” “filed” with the SEC, subject to Regulations 14A or 14C of the Exchange Act, or subject to the liabilities of Section 18 of the Exchange Act. No portion of this audit and risk committee report shall be deemed to be incorporated by reference into any filing under the Securities Act, or the Exchange Act, through any general statement incorporating by reference in its entirety the proxy statement in which this report appears, except to the extent that we specifically incorporate this report or a portion of it by reference. In addition, this Audit and Risk Committee report shall not be deemed filed under either the Securities Act or the Exchange Act.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table and related footnotes set forth information with respect to the beneficial ownership of our ordinary shares, as of April 4, 2023, by:
•each beneficial owner of more than 5% of our ordinary shares;
•each of our named executive officers and directors; and
•all of our current executive officers and directors as a group.
Beneficial ownership is determined in accordance with the rules and regulations of the SEC. Under these rules, beneficial ownership includes any shares as to which a person has sole or shared voting power or investment power. In computing the number of ordinary shares beneficially owned by a person and the percentage ownership of that person, ordinary shares subject to options, or other rights held by such person that are currently exercisable or will become exercisable within 60 days of April 4, 2023 are considered outstanding. These ordinary shares, however, are not included in the computation of the percentage ownership of any other person. Applicable percentage ownership is based on 45,343687 ordinary shares outstanding as of April 4, 2023.
Unless otherwise indicated, addresses of the directors, executive officers and named beneficial owners are in care of COMPASS Pathways plc, 3rd Floor, 1 Ashley Road, Altrincham, Cheshire WA14 2DT, United Kingdom.

	Ordinary Shares Beneficially Owned
Name of Beneficial Owner	Number	Percent
Greater than 5% Shareholders
ATAI Life Sciences AG(1)	9,435,758	20.81%
George Goldsmith(2)	4,419,691	9.72%
Ekaterina Malievskaia(3)	4,371,525	9.62%
Named Executive Officers and Directors
George Goldsmith(2)	4,419,691	9.72%
Kabir Nath(4)	12,825	*
Michael Falvey(5)	56,875	*
Guy Goodwin(6)	3,750	*
Ekaterina Malievskaia(3)	4,371,525	9.62%
Matthew Owens(7)	40,063	*
Annalisa Jenkins(8)	138,217	*
Thomas Lönngren(9)	151,970	*
David Norton(10)	153,147	*
Linda McGoldrick(11)	26,389	*
Robert McQuade(12)	1,620,167	3.57%
Wayne Riley(13)	13,000	*
All Current Executive Officers and Directors as a Group (12 persons)(14)	11,072,004	23.99%
* Represents beneficial ownership of less than one percent.

(1) Based solely on a Schedule 13D/A filed with the SEC by ATAI Life Sciences AG (“ATAI AG”) and ATAI Life Sciences N.V. (“ATAI N.V.”) on December 1, 2021. Consists of 9,435,758 ordinary shares owned by ATAI AG, a wholly-owned subsidiary of ATAI N.V. ATAI Life Sciences N.V. and ATAI Life Sciences AG both hold shared voting and dispositive power over 9,435,758 shares. ATAI Life Sciences AG is a German public limited company. Its address is Barer Straße 7, 80333 München, Germany.
(2) Represents (i) 4,280,702 ordinary shares, (ii) 2,795 ordinary shares issuable upon vesting of RSUs releasable within 60 days of April 4, 2023 and (ii) 136,194 ordinary shares underlying options to purchase ordinary shares from the Company exercisable within 60 days after April 4, 2023. Mr. Goldsmith and Dr. Malievskaia are married but they expressly disclaim beneficial ownership of each other’s shares in the Company. Pursuant to the terms of call option agreements dated May 19, 2020, as amended and restated on July 21, 2020, as further amended and restated on September 9, 2020, and as further amended effective February 15, 2023, Lars Christian Wilde, a former co-founder of the Company, has an option to purchase 776,565 of our ordinary shares for an exercise price of less than £0.01 per share from each of Mr. Goldsmith and Dr. Malievskaia, exercisable at any time following our initial public offering until September 9, 2033.
(3) Represents (i) 4,278,512 ordinary shares, (ii) 2,795 ordinary shares issuable upon vesting of RSUs within 60 days of April 4, 2023 and (iii) 90,218 ordinary shares underlying options to purchase ordinary shares from the Company exercisable within 60 days after April 4, 2023. Mr. Goldsmith and Dr. Malievskaia are married but they expressly disclaim beneficial ownership of each other’s shares in the Company. Pursuant to the terms of call option agreements dated May 19, 2020, as amended and restated on July 21, 2020, as further amended and restated on September 9, 2020, and as further amended effective February 15, 2023, Lars Christian Wilde, a former co-founder of the Company, has an option to purchase 776,565 of our ordinary shares for an exercise price of less than £0.01 per share from each of Mr. Goldsmith and Dr. Malievskaia, exercisable at any time following our initial public offering until September 9, 2033.
(4) Represents 12,825 ordinary shares underlying options to purchase ordinary shares from the Company exercisable within 60 days after April 4, 2023.

(5) Represents 56,875 ordinary shares underlying options to purchase ordinary shares from the Company exercisable within 60 days after April 4, 2023.

(6) Represents (i) 2,062 ordinary shares and (ii) 66,073 ordinary shares underlying options to purchase ordinary shares from the Company exercisable within 60 days after April 4, 2023.

(7) Represents (i) 1,407 ordinary shares and (ii) 38,656 ordinary shares underlying options to purchase ordinary shares from the Company exercisable within 60 days after April 4, 2023.

(8) Represents (i) 9,970 ordinary shares, (ii) 1,484 ordinary shares issuable upon vesting of RSUs within 60 days of April 4, 2023 and (iii) 126,763 ordinary shares underlying options to purchase ordinary shares from the Company exercisable within 60 days after April 4, 2023.
(9) Represents (i) 89,049 ordinary shares and (ii) 62,921 ordinary shares underlying options to purchase ordinary shares from the Company exercisable within 60 days after April 4, 2023.
(10) Represents (i) 9,970 ordinary shares, (ii) 1,484 ordinary shares issuable upon the settlement of RSUs releasable within 60 days of April 4, 2023 and (iii) 141,693 ordinary shares underlying options to purchase ordinary shares from the Company exercisable within 60 days after April 4, 2023.

(11) Represents 26,389 ordinary shares underlying options to purchase ordinary shares from the Company exercisable within 60 days after April 4, 2023.
(12) Represents (i) 1,594,677 ordinary shares held by McQuade Center for Strategic Research and Development LLC and (ii) 25,490 ordinary shares underlying options to purchase ordinary shares from the Company exercisable within 60 days after April 4, 2023 held by Dr. McQuade. Dr. McQuade holds the share options for the benefit of the McQuade Center for Strategic Research and Development LLC and disclaims beneficial ownership of any shares underlying such share options. Dr. McQuade, the Officer and Manager of McQuade Center for Strategic Research and Development LLC, may be deemed to have voting and investment power over the shares beneficially owned by McQuade Center for Strategic Research and Development LLC, but he disclaims beneficial ownership of such shares.
(13) Represents 13,000 ordinary shares underlying options to purchase ordinary shares from the Company exercisable within 60 days after April 4, 2023.
(14) Represents (i) 10,266,349 ordinary shares, (ii) 8,558 ordinary shares issuable upon the settlement of RSUs releasable within 60 days of April 4, 2023 and (iii) 797,097 ordinary shares underlying options to purchase ordinary shares from the Company exercisable within 60 days after April 4, 2023 held by our current officers and directors.

DELINQUENT SECTION 16(a) REPORTS

Under Section 16(a) of the Exchange Act, directors, executive officers, our principal accounting officer and beneficial owners of 10% or more of our common stock, or reporting persons, are required to report to the SEC on a timely basis the initiation of their status as a reporting person and any changes with respect to their beneficial ownership of our common stock. Based solely on our review of copies of such forms that have been filed with the SEC, or written representations from reporting persons, we believe that during the fiscal year ended December 31, 2022, all reporting persons complied with all applicable filing requirements, except with respect to (i) a Form 4 filing made on February 15, 2022 to report grants of share options and restricted share units to Mr. Owens on February 1, 2022, (ii) a Form 3 filing made on February 28, 2022 by ATAI Life Sciences N.V. to report initiation of their status as a reporting person on January 1, 2023, (iii) Form 4 filings made on March 31, 2022 to report grants of restricted share units to each of Mr. Goldsmith and Dr. Malievskaia on February 1, 2022, (iv) a Form 4 filing made on April 6, 2022 to report grants of share options to Mr. Goodwin on February 1, 2022, (v) Form 4 filings made on April 19, 2022 to report grants of share options to each of Mr. Goldsmith and Dr. Malievskaia on February 1, 2022, and (vi) Form 4 filings made on February 3, 2023 to report net withholding of shares to settle taxes upon vesting of restricted stock units held by each of Mr. Goldsmith and Dr. Malievskaia on December 20, 2022.

CERTAIN RELATIONSHIPS AND TRANSACTIONS WITH RELATED PERSONS
Other than the compensation arrangements described above under the sections “Director Compensation” and “Executive Compensation” and the transactions described below, in the period from January 1, 2021 through the date of this Proxy Statement, we have engaged in the following transactions with our directors, executive officers or holders of more than 5% of our outstanding share capital and their affiliates, which we refer to as our related parties.
AGREEMENTS WITH OUR EXECUTIVE OFFICERS AND DIRECTORS
We have entered into employment agreements with our executive officers and service agreements with our non-executive directors. These agreements contain customary provisions and representations, including confidentiality, non-competition, non-solicitation and inventions assignment undertakings by the executive officers. However, the enforceability of the non-competition provisions may be limited under applicable law.
FAMILY RELATIONSHIPS
George Goldsmith, our Board Chair, is married to Ekaterina Malievskaia, our Chief Innovation Officer and a member of our Board. As of the date of this Proxy Statement, there were no other family relationships between our executive officers and any of our directors.
INSURANCE AND INDEMNIFICATION
To the extent permitted by the Companies Act 2006 and in accordance with our Articles of Association, we are empowered to indemnify our directors against any liability they incur by reason of their directorship. We maintain directors’ and officers’ insurance to insure such persons against certain liabilities. We also enter into a deed of indemnity with each of our directors and executive officers. These agreements and our Articles of Association require us to indemnify our directors and executive officers to the fullest extent permitted by law.
RELATED PARTY TRANSACTION POLICY
We have adopted a related party transaction policy. Pursuant to this policy, the Audit and Risk Committee has the primary responsibility for reviewing and approving or disapproving “related party transactions,” which are transactions between us and related parties in which the related party has a direct or indirect material interest. For purposes of this policy, a related party is defined as a director, executive director, nominee for director, or greater than 5% beneficial owner of any class of our voting securities, and their immediate family members.

DELIVERY OF PROXY MATERIALS
Our 2022 Annual Report, including audited financial statements, accompanies this Proxy Statement. Copies of our Annual Report on Form 10-K and the exhibits thereto are available from the Company without charge upon written request of a shareholder. Copies of these materials are also available online through the SEC at www.sec.gov. The Company may satisfy SEC rules regarding delivery of proxy materials, including this Proxy Statement and our 2022 Annual Report, by delivering a single set of proxy materials to an address shared by two or more Company shareholders or ADS holders. This delivery method can result in meaningful cost savings for the Company. In order to take advantage of this opportunity, the Company may deliver only a single set of proxy materials to multiple shareholders or ADS holders who share an address, unless contrary instructions are received prior to the mailing date. Similarly, if you share an address with another shareholder or ADS holder and have received multiple copies of our proxy materials, you may write or call us at the address and phone number below to request delivery of a single copy of the proxy materials in the future. We undertake to deliver promptly upon written or oral request a separate copy of the proxy materials, as requested, to a shareholder or ADS holders at a shared address to which a single copy of the proxy materials was delivered. If you are an ordinary shareholder of record and prefer to receive separate copies of proxy materials either now or in the future, please contact Ben Harber, Company Secretary, COMPASS Pathways plc, 3rd Floor, 1 Ashley Road, Altrincham, Cheshire, WA14 2DT, United Kingdom or by telephone at +1 (646) 905-3974. If you hold ADSs and you prefer to receive separate copies of proxy materials either now or in the future, please contact the Depositary, your brokerage firm or bank, as applicable.
EACH ORDINARY SHAREHOLDER IS URGED TO COMPLETE, DATE, SIGN
AND PROMPTLY RETURN THE ENCLOSED PROXY FORM.
EACH ADS HOLDER IS URGED TO COMPLETE, DATE, SIGN AND PROMPTLY RETURN
THE ADS PROXY CARD TO CITIBANK, N.A., THE DEPOSITARY FOR THE ADSs.

ADDITIONAL INFORMATION
U.K. STATUTORY ANNUAL ACCOUNT AND REPORTS OF THE BOARD OF DIRECTORS AND AUDITORS OF COMPASS PATHWAYS PLC FOR THE YEAR ENDED DECEMBER 31, 2022
Consistent with its obligations under the U.K. Companies Act 2006, our Board will present at the AGM our U.K. statutory annual accounts and reports for the year ended December 31, 2022, which have been approved by and, where appropriate, signed on behalf of our Board and will be delivered to the Registrar of Companies in the United Kingdom following the AGM. A copy of our U.K. statutory directors’ remuneration report, including the annual report on remuneration, is included as Annex A to this Proxy Statement. A complete copy of our U.K. statutory annual accounts and reports, including the statutory Board of Directors report, strategic report, and auditor’s report on our U.K. accounts will be sent separately to you no less than 21 days prior to the AGM. You will be provided an opportunity to raise questions in relation to such accounts and reports at the AGM. Full accounts and reports will be available for inspection prior to and during the AGM.
SHAREHOLDERS' RIGHT TO CALL A GENERAL MEETING
Our shareholders have the right to call a meeting of our shareholders. The U.K. Companies Act 2006 generally requires the directors to call a general meeting once we have received requests to do so from shareholders representing at least 5% of our paid-up shares entitled to vote at a general meeting. The U.K. Companies Act 2006 generally prohibits shareholders of a U.K. public limited company from passing written resolutions. However, significant shareholders would, in any case, still have the power to call a general meeting and propose resolutions. These provisions are mandatory under the U.K. Companies Act 2006 and cannot be waived by our shareholders.
SHAREHOLDER PROPOSALS
Pursuant to Rule 14a-8 under the Exchange Act, in order to be considered for inclusion in our proxy statement for our 2024 annual general meeting of shareholders, shareholder proposals must be received by the Company at the Office of the Company Secretary, 3rd Floor, 1 Ashley Road, Altrincham, Cheshire, WA14 2DT, United Kingdom no later than 120 days before the anniversary of the date on which we sent our proxy materials for the AGM, or December 30, 2023. However, if the date of such annual general meeting is more than 30 calendar days from the date of the anniversary of the AGM, then the notice must be received by our Company Secretary a reasonable time before we begin to print and send our proxy materials. To comply with the universal proxy rules, shareholders who intend to solicit proxies in support of director nominees other than the Company’s nominees must provide notice at our principal executive offices that sets forth the information required by Rule 14a-19 under the Exchange Act no later than April 3, 2024. We also encourage anyone sending in a shareholder proposal to additionally send such proposals via email AGM@compasspathways.com.
Under Section 338 of the U.K. Companies Act 2006, shareholders representing at least 5% of holders entitled to vote on a resolution at an annual general meeting may require the Company to include such resolution in its notice of an annual general meeting. Provided the applicable thresholds are met, notice of the resolution must be received by the Company at the Office of the Company Secretary, 3rd Floor, 1 Ashley Road, Altrincham, Cheshire, WA14 2DT, United Kingdom at least six weeks prior to the date of the annual general meeting, or, if later, at the time notice of the annual general meeting is delivered to shareholders.
QUESTIONS?
If you have any questions or need more information about the AGM please write to us at:
Ben Harber
Company Secretary
COMPASS Pathways plc
3rd Floor
1 Ashley Road
Altrincham
Cheshire WA14 2DT
United Kingdom

A-62

Annex A
DIRECTORS’ REMUNERATION REPORT

This part of the Remuneration Report sets out the remuneration policy for the Company. The current Directors’ Remuneration Policy (the “Policy”) was approved by shareholders in a binding vote at the AGM held on 22 June 2021. It took effect from the date of approval and applies for a period of three years until 2024. At the 2022 annual general meeting of shareholders, 88.1% of shareholders voted in favour of the proposal to receive and approve, as a non-binding advisory resolution, the U.K. statutory Directors’ Remuneration Report for the year ended 31 December 2021, with 0.1% voted against and 11.8% withheld from such proposal.
Key considerations when determining the Policy
The Policy was designed by the Committee with a number of specific principles in mind:
•attract, retain and motivate high calibre Senior Management and focus them on the delivery of the Company’s strategic and business objectives;
•encourage a corporate culture that promotes the highest level of integrity, teamwork and ethical standards;
•be competitive against appropriate market benchmarks (being predominantly the US biotech sector) and have a strong link to performance, providing the ability to earn above-market rewards for strong performance;
•be simple and understandable, both internally and externally;
•encourage increased equity ownership to motivate executives in the overall interests of shareholders, the Company, employees and customers; and
•take due account of good governance and promote the long-term success of the Company.
In seeking to achieve the above objectives, the Committee is mindful of the views of a broad range of stakeholders in the business and accordingly takes account of a number of factors when setting remuneration including: market conditions; pay and benefits in relevant comparator organisations; terms and conditions of employment across the Company; the Company’s risk appetite; the expectations of institutional shareholders; and any specific feedback received from shareholders and other stakeholders.

In 2022, the Committee reviewed and updated the peer group used to benchmark remuneration for Senior Management.
The Directors identify any conflicts of interest at the beginning of each Board meeting and the beginning of each Committee meeting. Mr. Goldsmith who served as Chairman and Chief Executive until August 2022 and continues to serve as Chairman of the Board, is married to the Chief Innovation Officer and Executive Director, Dr Malievskaia.
The Senior Independent Director, Mr Norton and the Chair of the Compensation and Leadership Development Committee, Dr Jenkins, have assumed the governance role for all matters pertaining to the compensation of Mr Goldsmith and Dr Malievskaia. No conflicts of interest relevant to remuneration have been identified to date.
The Policy for Executive Directors
During 2022 the Company had three Executive Directors, but the Policy will apply equally to any additional Executive Directors who may be appointed in the future. The Committee annually reviews the operation of the remuneration packages to ensure they are operating within an acceptable risk profile and that they do not inadvertently encourage any economic, social or governance issues.
The total remuneration for the Executive Directors is made up of the following elements:
•salary;
•benefits;
•annual bonus;
•long-term incentive awards; and
•Pension/401k contribution.
Long term incentive awards: The Company adopted the 2020 plan and the ESPP, on completion of its Nasdaq IPO in September 2020. On 1 October 2021, the Company launched the Share Incentive Plan (the “SIP”) and the ESPP. Since the completion of the Nasdaq IPO, the Company has issued equity under these plans and has issued an inducement grant, on such terms as are defined under applicable NASDAQ listing rules, in connection with hiring of Mr. Nath as our Chief Executive Officer in 2022. In the period 1 January 2020 to 18 September 2020, the Company granted options under the 2017 Plan.

Purpose and link to strategy
Salary	Provides market competitive fixed remuneration that reflects the responsibilities of the role undertaken, the experience of the individual and performance in the role over time.
Benefits	Provides market competitive, yet cost-effective employment benefits.
Annual bonus	To incentivise and award delivery of the Company's strategy and corporate objectives on an annual basis.
Equity Incentives	To align the interests of Executive Directors and management with long-term shareholder interests and to attract, incentivise and retain staff. To incentivise and recognise achievement of longer term corporate objectives and sustained shareholder value creation. To effectively manage the Group's cash resources.
Pension	To provide a competitive and tax-efficient pension savings plan which complies with at least the minimum contributions requirements of the applicable jurisdiction.

Operation
Salary	Reviewed annually taking into account individual responsibilities, experience, performance, inflation and market rates. The Committee will also consider the pay and employment conditions in the wider workforce when determining Executive Directors’ salaries. Where there has been a change in role, or the individual is new to the role, increases could be higher. Salary increases are normally effective from 1 January each year. Salaries are periodically benchmarked against a relevant peer group of biotech companies, most of which are listed on Nasdaq, with others listed on European stock exchanges, with a similar stage of clinical development, and similar market capitalisation or net assets.
Benefits	For Executive Directors this includes private medical insurance and life insurance. Other employment benefits may be provided from time to time on similar terms as those of other employees. If an Executive Director is based outside the UK additional benefits and assistance with relocation may be provided which reflect local market norms or legislation. Any reasonable business-related expenses can be reimbursed, including tax there-on.
Annual bonus	Annual bonus performance targets are set at the start of the year by the Board and performance against objectives is assessed by the Compensation and Leadership Development Committee after the end of the relevant financial year. Bonuses are paid in cash after the award has been approved by the Committee and, as applicable for the Chief Executive Officer, the Board.
Equity Incentives	Long-term equity incentive awards are granted annually under the 2020 Plan. The awards have time-based vesting conditions and vest over a period of at least three years and may include a mix of share options, restricted share units, performance shares and other awards available for issuance under the 2020 Plan. Awards vest in accordance with the vesting schedule set for the relevant award in its equity agreement.
Executive Directors are eligible to participate in the SIP and ESPP under the same conditions as other employees. The SIP and ESPP generally allow employees to save a portion (up to a specified maximum) of their salary over a six-month savings period and at the end of the savings period, shares will automatically be purchased at the lower of the opening and closing price of the shares for the saving period minus a 15% discount.
The Committee maintains discretion over the types and terms of equity awards granted.

Pension/401(k)	Executive Directors are eligible to join a defined contribution pension scheme. Only base salary is pensionable. Dr Malievskaia and Mr Goldsmith have opted out of pension arrangements while Mr Nath receives company 401k contributions.

Maximum potential value
Salary	The current base salary of the Executive Directors is set out in the application of policy section of the Remuneration Report. Whilst there is no prescribed formulaic maximum, any increases will take into account prevailing market and economic conditions and the approach to employee pay throughout the organisation. Base salary increases are awarded at the discretion of the Committee; however, salary increases will normally be no greater than the general increase awarded to the wider workforce, in percentage of salary terms. However, a higher increase may be made where an individual had been appointed to a new role at below-market salary while gaining experience. Subsequent demonstration of strong performance may result in a salary increase which is higher than that awarded to the wider workforce.
Benefits	The value of each benefit is not predetermined and is typically based upon the cost to the Company of providing said benefit which will vary from year to year based on the cost from third-party providers.
Annual bonus	The maximum payable to an Executive Director is 125% of the target bonus level for each Executive Director. The target bonus level for the Chief Executive Officer is 60% of base salary (55% in 2021) and Chief Innovation Officer is 45% (45% in 2021) of base salary.
Equity Incentives	The Company initially reserved 2,074,325 of its ordinary shares for the issuance of awards under the 2020 Plan. The 2020 Plan provides that the number of shares reserved and available for issuance under the plan will automatically increase each 1 January, beginning on 1 January 2022, by up to 4% of the outstanding number of ordinary shares on the immediately preceding 31 December, or such lesser number of shares as determined by our Compensation and Leadership Development Committee. This number is subject to adjustment in the event of a sub-division, consolidation, share dividend or other change in our capitalisation.
The total number of ordinary shares that may be issued under the 2020 Plan was 3,755,120 shares as of 31 December 2022, of which 667,802 shares remained available for future grant.
During the years ended 31 December 2022 and 2021, the Company granted options to purchase 2,120,783 and 1,043,702 ordinary shares under the 2020 Plan to employees and non-employees, respectively. During the year ended 31 December 2022, the Company granted options to purchase 600,000 shares to the Company’s new Chief Executive Officer as an inducement grant, as such term is defined under applicable NASDAQ listing rules.
Pension/401(k)	For the pension, the maximum contribution, cash supplement (or combination thereof) payable by the Company is 3% of salary, which is at the same level as the general workforce. For the 401(k) defined contribution plan available to employees, including Executive Directors, in the United States, the Company match is equal to 100% of the amount an employee contributes to the 401(k) plan for each payroll period up to a maximum of 4% of cash compensation earned by such employee.

Performance metrics
Salary	The overall performance of the individual and Company, including against individual performance objectives, is a key determinant for salary increases.
Benefits	None.
Annual bonus	Operational targets related to research and development, business development, financial goals and commercial goals are discussed with the Compensation and Leadership Development Committee and set at the start of the year by the Board. Details of the performance measures for the current year are provided in the Remuneration Report, subject to any nondisclosure on the basis of commercially-sensitive information. The payment of any bonus is at the absolute discretion of the Committee which has the discretion to override out-turn of the bonus if appropriate to do so, including but not limited to factors such as the underlying financial and operational performance of the Company and individual performance.
Equity Incentives	Vesting may be on a time-phased basis or subject to performance conditions, as determined at the discretion of the Committee. During the years ended 31 December 2022 and 2021, the Company granted equity awards with time-phased vesting.
Pension/401(k)	None.

The Committee operates the annual bonus and 2020 Plan, in accordance with their rules, and where relevant, NASDAQ listing rules. To maintain an efficient administrative process, the Committee retains the following discretion relating to remuneration:
a.the eligibility to participate in the plans;
b.the timing of grant of awards and any payments;
c.the size of awards and payments (subject to the maximum limits set out in the Policy table above and the respective plan rules);
d.the determination of whether any performance conditions have been met; and
e.the annual review of performance objectives for the annual bonus plan.
In certain exceptional circumstances, such as a material acquisition/divestment of a Group business or a change in the broader business environment, which mean the original performance conditions are no longer appropriate, the Committee may adjust the objectives, alter weightings or set different measures as necessary, to ensure the conditions achieve their original purpose and are not materially less difficult to satisfy.
The Directors' service contracts and letters of appointment are kept for inspection at the Company's registered office. The Company has a classified Board with each Director serving a three-year term; each Director must seek re-election at the annual general meeting of shareholders at the end of his or her three-year term.

Historical equity incentive awards
Awards which were granted prior to 18 September 2020 are disclosed separately in this Remuneration Report in the Statement of Directors’ Shareholding and Share Interests section. These awards remain eligible to vest, based on their original terms which are described separately in the Directors' Remuneration Report.
Annual bonus

The annual bonus is designed to drive the achievement of the Company’s strategic and corporate objectives. These targets are agreed by the Board and selected because of their importance in value creation for shareholders. Objectives are weighted for Executive Directors in proportion to the degree of importance of that objective for the Company. The weightings are agreed by the Committee.
Remuneration on recruitment
The remuneration package for any new Executive Director will be determined by the Committee in accordance with the terms of the Policy at the time of appointment (including salary, benefits, annual bonus, long-term incentive awards and pension). It is recognised that in order to attract and recruit talented individuals the Policy needs to allow sufficient flexibility with respect to remuneration on recruitment. The following policies apply to the remuneration on recruitment of new Executive Directors:
Salary: Base salary will be determined based on the responsibilities of the role, experience of the individual and current market rates. It may be considered necessary to appoint a new Executive Director on or below market rates (e.g. to reflect limited Board experience). In such circumstances, phased increases above those of the wider workforce may be required over an appropriate time period, to bring the salary to the desired market level, subject to the continued development in the role.
Annual bonus: The ongoing annual bonus maximum will be in line with that outlined in the policy table for existing Executive Directors, pro-rated to reflect the period of service. Depending on the timing or nature of an appointment it may be necessary to set different initial performance measures and targets for the first year of appointment.
Long-term incentive awards: 2020 Plan awards are granted in line with the policy outlined for existing Executive Directors. An award may be made shortly following an appointment. For internal appointments, existing awards will continue on their original terms.

Benefits: Benefits provided should be in line with those of existing Executive Directors. For external and internal appointments, where required to meet business needs, reasonable relocation support will be provided. In addition, if it becomes necessary to appoint a new Executive Director from outside the UK, additional benefits may be provided to reflect local market norms or legislation.
Pension/401k: A company contribution or cash supplement up to the maximum as outlined for existing Executive Directors. Our Chair and Chief Innovation Officer have opted out of pension arrangements while our current Chief Executive Officer receives a company contribution to his 401(k). Any new executives will be offered a pension or 401(k), as applicable, at the same level as the general workforce.
Sign-on payments and buy-out awards: To enable the recruitment of exceptional talent, the Committee may offer additional cash and/or share-based remuneration to take account of and compensate for remuneration that the Executive Director is required to relinquish when leaving a former employer. The Committee will seek to structure any such replacement awards to be no more generous overall in terms of quantum or vesting than the award to be forfeited from the previous employer and will take into account the timing, form and performance requirements of the awards forgone. Where appropriate, any long-term incentive awards will be granted under the 2020 Plan, however, the Committee will have discretion to make use of the flexibility to make awards under any relevant exemptions in the NASDAQ listing rules.
For an internal Executive Director appointment, any variable pay element awarded in respect of the prior role will be allowed to pay out according to its terms. In addition, any other contractual remuneration obligations existing prior to appointment may continue.
The fees for any new Chairman and non-Executive Director appointments will be set in accordance with the prevailing policy and at a level that is consistent with those of the existing Chairman and non- Executive Directors.
Policy for payments on loss of office

The Company does not have a policy of fixed term employment contracts, however, the Directors are required to retire and are entitled to put themselves forward for re-election at the AGM in accordance with their respective Director class, as prescribed by the Company’s articles of association (“Articles of Association”). The notice period for the current Chief Executive Officer’s employment contract is 90 days, provided however, that if the Company terminates his employment contract without cause, the Chief

Executive Officer is entitled to a cash severance payment equal to one year’s annual salary plus the target annual bonus amount for the year in which such termination occurs, for the Chief Innovation Officer is 9 months, and one months for the existing non- Executive Directors.
The Committee’s approach to payments in the event that an Executive Director’s employment is terminated is to take account of the individual circumstances including the reason for termination, individual performance, contractual obligations, potential claims the Executive Director might have against the Company and the terms of the equity incentive plans in which the Executive Director participates.
Termination by notice from the Company: up to 12 months’ notice, with the discretion for the Committee to make a payment in lieu of notice for base salary, pension and other benefits that would otherwise have been paid during the notice period.
Annual bonus: except for the current Chief Executive Officer who is entitled to his target annual bonus, there is no automatic contractual entitlement to bonus or pro-rata bonus on termination, although this may be considered at the discretion of the Committee.
Long-term incentives: whether any long-term incentive awards would vest and be exercisable upon loss of office would be subject to the relevant plan rules under which such award was granted. The 2020 Plan allows vesting and exercise of awards in the event of death, retirement, ill-health, injury, redundancy and any other reason at the discretion of the Committee. The Committee retains discretion to determine the extent to which the award will vest, taking into consideration the circumstances. Unvested awards normally lapse, although the Committee retains the power to determine, in accordance with the “good leaver” provisions of the relevant plan rules, what proportion of unvested awards will be retained and what proportion will lapse. In determining this, the Committee will give consideration to the reason for leaving, the extent of achievement of performance objectives at the date of leaving and may decide to pro-rate awards.
Change of Control: on a change of control, all unvested awards vest on the date of change of control. Change of control provisions in the Chief Innovation Officer’s service agreement provide for a lump sum payment equal to the value of salary, bonus and contractual benefits for 12 months if, within 12 months of the change of control, their employment by the Company is terminated (other than for reason of misconduct and certain other grounds, but including by way of constructive dismissal) less any sums paid by way of notice or payment in lieu of notice.

Additional payments: the Committee reserves the right to make payments it considers reasonable under a settlement agreement, including payment or reimbursement of reasonable legal and professional fees, untaken holiday and any payment for the settlement of potential claims against the Company in the UK or other jurisdictions. Payment or reimbursement of reasonable outplacement fees may also be provided.
The Directors' service contracts are available for inspection at the Company's principal place of business:
Fora - Soho
33 Broadwick Street
Soho
London
W1F 0DQ

The Policy for the Chairman
The Board approves fees payable to the Chairman. The Chairman (who also occupied the role of Chief Executive Officer until August 2022) does not participate in discussions in respect of his own fees.
The Policy for the Chief Executive Officer (CEO)
The Board approves any compensation paid to the Chief Executive Officer and the Chief Executive Officer does not participate in any discussions relating to his own compensation.
The Policy for Non-Executive Directors
The Board approves the fees payable to the Company’s non-Executive Directors.

Remuneration Element	Purpose and link to strategy	Operation and Maximum	Performance Related
Chair’s fee	To attract and retain a high calibre individual with the requisite experience and knowledge.
The now Chair of the Board, Mr Goldsmith, served part of the year as Chief Executive Officer, and did not receive any additional remuneration in respect of his duties as Executive Chair in 2022. His fee for 2023 was agreed by the Compensation Committee without his participation. Any fees payable in the future will be reviewed by the Committee on a periodic basis against those in similar sized companies to ensure they remain competitive and adequately reflect the time commitments and scope of the role. Any increase in fee levels may be above that of the wider workforce in a particular year to reflect the periodic nature of any review and/or any change in responsibilities/ time commitments. The Chair may also receive limited travel and/or hospitality related benefits in connection with the role. The Chair may not receive any consultancy or other payments outside his fee.

No
Non-Executive Director fee	To attract and retain high calibre individuals with the requisite experience and knowledge.
The current fee levels are set out in the Non- Executive Director cash fees section of the Remuneration Report. Fees are reviewed on a periodic basis against those in similar sized companies to ensure they remain competitive and adequately reflect the time commitments and scope of the role. A Board fee is paid to each non- Executive Director. Supplemental fees may be paid to the Senior Independent Director and for chairmanship and membership of Committees to recognise the additional time commitments and responsibilities of these roles. Any increase in fee levels may be above that of the wider workforce in a particular year to reflect the periodic nature of any review and/or any change in responsibilities/time commitments. If business needs arise, non- Executive Directors may also be engaged to provide limited consulting services outside their director responsibilities and receive fees for those services. Non-Executive Directors may also receive limited travel and/or hospitality related benefits in connection with the role.
No
Non-Executive Director long-term incentive awards	To provide alignment with the interest of shareholders.
The Company has historically awarded share options to all employees and certain Non-Executive Directors in order to align long-term employee interests with those of shareholders, and this will be the case going forward for any new Non-Executive Directors.
Notwithstanding anything to the contrary in the 2020 Plan, the value of all Awards awarded under this Plan and all other cash compensation paid by the Company to any Non-Employee Director in any calendar year for services as a Non-Employee Director shall not exceed £750,000. For the purpose of this limitation, the value of any Award shall be its grant date fair value, as determined in accordance with the Accounting Standards Codification (ACS) 718 Compensation – Stock Compensation or successor provision but excluding the impact of estimated forfeitures related to service-based vesting provisions.
No
Statement of consideration of employees’ pay and remuneration conditions elsewhere in the Group

The Company does not formally consult with employees when drawing up the Policy. However, the Committee is made aware of employment conditions in the wider Group. The same broad principles apply to the Policy both for the Executive Directors and the wider employee population. However, the remuneration for the Executive Directors has a stronger emphasis on variable pay than for other employees. In particular, the following approach is used for the wider employee population in the Group:
•Salaries, benefits and pensions are compared to appropriate market rates and set at approximately mid market level with allowance for role, responsibilities and experience.
•When setting salary levels for the Executive Directors, the Committee considers the salary increases provided to other employees.
•An annual bonus plan is available to all employees and is based on business and individual performance. Payments under the bonus plan are entirely discretionary.

ANNUAL REPORT ON REMUNERATION
Single total figure of remuneration of each Director (audited).
The Directors received the following remuneration for the years ended 31 December 2021 and 2022;

		Base Salary	Bonus	Share-based payments	Other*	Total variable remuneration	Total fixed remuneration	Total remuneration
		US $	US $	US $	US $	US $	US $	US $
Kabir Nath	2022	243,123	145,000	—	—	145,000	243,123	388,123
	2021	—	—	—	—	—	—	—
George Goldsmith (Executive Chairman)	2022	179,843	123,642	37,355	17,994	123,642	235,192	358,834
George Goldsmith (CEO)	2022	311,494	171,321	52,296	22,076	171,321	385,866	557,187
	2021	584,658	321,562	846,545	37,304	321,562	1,468,507	1,790,069
Ekaterina Malievskaia	2022	378,563	163,549	89,651	25,802	163,549	494,016	657,565
	2021	412,700	231,800	739,056	24,635	231,800	1,176,391	1,408,191
David Norton	2022	60,620	—	20,426	—	—	81,046	81,046
	2021	62,249	—	265,031	—	—	327,280	327,280
Florian Brand	2022	—	—	—	—	—	—	—
	2021	13,119	—	—	—	—	13,119	13,119
Jason Camm	2022	—	—	—	—	—	—	—
	2021	—	—	—	—	—	—	—
Annalisa Jenkins	2022	59,382	—	47,601	—	—	106,983	106,983
	2021	66,032	—	302,913	—	—	368,945	368,945
Thomas Lonngren	2022	45,692	—	47,601	—	—	93,293	93,293
	2021	49,535	—	258,663	—	—	308,198	308,198
Robert McQuade	2022	54,434	—	—	—	—	54,434	54,434
	2021	60,529	—	—	—	—	60,529	60,529
Linda McGoldrick	2022	56,290	—	—	—	—	56,290	56,290
	2021	62,077	—	81,691	—	—	143,768	143,768
Wayne Riley	2022	46,393	—	—	—	—	46,393	46,393
	2021	38,531	—	—	—	—	38,531	38,531
Total	2022	1,435,834	603,512	294,930	65,872	603,512	1,796,636	2,400,148
	2021	1,349,430	553,362	2,493,899	61,939	553,362	3,905,268	4,458,630
*Relates to health insurance, life assurance and income protection insurance
i) The value of share-based payment awards to Directors is defined as the intrinsic value of the shares. The table reflects the total share-based expense recognised in 2022.

ii) No Director is currently in receipt of a pension contribution. Each Director is either not entitled to a pension payment or has opted out of receiving it. There are no payments made in lieu of pension entitlement.
Illustrations of Base Case, Expected, and Maximum remuneration for the Executive Directors
Scenarios (unaudited)
The charts set out for illustrative purposes only, what annual remuneration the Company expects the Executive Directors to obtain as a base case, expected and maximum achievement of performance targets with respect to the year ending 31 December 2023.
The assumptions used in the calculations are set out below:

2023	Chief Executive Officer	Chairman	Chief Innovation Officer
	US $	US $	US $
Base salary	594,500	96,824	370,352
Benefits	—	40,070	25,802
Fair value of restricted share units (granted on 2 February 2023)	273,420	—	126,945
Base case	867,920	136,894	523,099
Expected bonus (assumed at 100% of target)	356,700	—	166,658
Expected case	1,224,620	136,894	689,757
Maximum bonus (paid at 125% of target)	445,875	—	208,323
Maximum bonus case	1,313,795	136,894	731,422
i)Base case: this illustration assumes fixed base case, as set out above. This illustration assumes no annual bonus;
ii)Expected case: this illustration assumes the base case remuneration set out above, plus an annual bonus. We make the assumption that each Executive Director will receive the target annual bonus of 60% in the case of the Chief Executive Officer (2021: 60%) and 45% (2021: 45%) in the case of the Chief Innovation Officer of base salary, being $356,700 and $166,658 respectively; and
iii)Maximum bonus case: this illustration assumes the base case remuneration set out above, plus the maximum annual bonus of 125% x the target bonus percentage of base salary, being

$445,875 for the year in respect of the Chief Executive Officer and $208,323 for the year in respect of the Chief Innovation Officer.

The Group has used the exchange rate $0.8262:£1.00, the rate at 31 December 2022.

Annual performance bonus
In 2022 the CEO, Executive Chairman (who served as CEO until 1 August 2022) and CIO’s annual bonus outcome of 100% of target for each, resulted in a total bonus pay out for the financial year ended 31 December 2022 of 60% of the CEO’s base salary, 60% of the Executive Chair’s base salary and 45% of the CIO’s base salary in each case for the period.
During a series of meetings in January and February 2023, the Compensation and Leadership Development Committee evaluated achievement of the 2022 corporate objectives and each Executive Director’s individual performance. The Compensation and Leadership Development Committee reviewed the following corporate goals and based on the results approved an overall average 100% achievement level of the 2022 corporate objectives as the Company achieved its target goals.
The goals were as follows:
Corporate Goals and Achievements

•Launched a phase III programme in TRD and phase II programmes in PTSD and anorexia nervosa;
•Established a robust pipeline of new drug and technology assets to increase the value of COMPASS while demonstrating commitment to transforming mental health;
•Prepared for a successful and scalable commercial launch of COMP360 therapy that will ensure access for as many patients as possible; and
•Developed a high-performing team and a mission-driven organisation committed to the highest standards of quality and compliance.
Long term incentive awards during the year ended 31 December 2022.
During the 2022 performance year, Mr Goldsmith and Ms Malievskaia were awarded options and restricted share units ("RSUs") grants on 1 February 2022. Mr Nath was awarded options and RSUs upon his hire date 1 August 2022.
Payments to past Directors (audited)
There were no payments to past Directors made during the financial year ending 31 December 2022 (2021: nil).
Payments for Loss of Office (audited)
There were no payments made to Directors for Loss of Office during the financial year ending 31 December 2022 (2021: nil) and no such payments have been made in the period between 31 December 2022 and the date of this report.

Statement of Directors’ Shareholding and Share Interests (audited)
The Company does not have a formal policy on Executive or Non-Executive Director shareholdings. The table below details the total number of shares owned (including their beneficial interests), the total number of share options held, the number of share options vested but not yet exercised and the total number of RSUs held as at 31 December 2021 and 31 December 2022, respectively:

	Shares	Share options			RSUs
2021	Beneficially owned shares at 31 December 2021	Total share options at 31 December 2021	Unvested without performance conditions	Vested but unexercised	Total RSUs at 31 December 2021	Unvested without performance conditions	Vested but unexercised
Executive Directors
George Goldsmith	4,318,572	113,600	78,100	35,500	44,710	30,739	—
Ekaterina Malievskaia	4,308,510	85,200	58,575	26,625	44,710	30,739	—
Non-Executive Directors
David Norton	127,984	147,404	26,839	120,565	23,740	16,321	—
Florian Brand	—	5,396	—	5,396	—	—	—
Jason Camm	—	—	—	—	—	—	—
Annalisa Jenkins	113,054	132,474	26,839	105,635	23,740	16,321	—
Thomas Lonngren	123,919	72,095	37,225	34,870	—	—	—
Robert McQuade	1,600,523*	33,584	27,738	5,846	—	—	—
Linda McGoldrick	6,745	33,584	26,839	6,745	—	—	—
Wayne Riley	—	24,000	24,000	—	—	—	—
*Includes 1,594,677 ordinary shares held by McQuade Center for Strategic Research and Development LLC. Dr. McQuade, the Officer and Manager of McQuade Center for Strategic Research and Development LLC, may be deemed to have voting and investment power over the shares beneficially owned by McQuade Center for Strategic Research and Development LLC, but he disclaims beneficial ownership of such shares.

	Shares	Share options			RSUs
2022	Beneficially owned shares at 31 December 2022	Total share options at 31 December 2022	Unvested without performance conditions	Vested but unexercised	Total RSUs at 31 December 2022	Unvested without performance conditions	Vested but unexercised
Executive Directors
Kabir Nath	—	600,000	600,000	—	50,000	50,000	—
George Goldsmith	4,397,499	286,600	186,658	99,942	73,710	48,561	—
Ekaterina Malievskaia	4,349,794	160,200	96,650	63,550	57,710	32,561	—
Non-Executive Directors
David Norton	150,314	164,404	26,443	137,961	23,740	10,386	—
Annalisa Jenkins	135,384	149,474	26,443	123,031	23,740	10,386	—
Thomas Lonngren	149,137	89,095	30,894	58,201	—	—	—
Robert McQuade	1,618,818*	50,584	27,342	23,242	—	—	—
Linda McGoldrick	25,040	50,584	26,443	24,141	—	—	—
Wayne Riley	11,500	45,250	34,750	10,500	—	—	—

*Includes 1,594,677 ordinary shares held by McQuade Center for Strategic Research and Development LLC. Dr. McQuade, the Officer and Manager of McQuade Center for Strategic Research and Development LLC, may be deemed to have voting and investment power over the shares beneficially owned by McQuade Center for Strategic Research and Development LLC, but he disclaims beneficial ownership of such shares.

The interests of the Directors in the Company’s share options and RSUs as at 31 December 2022 is as follows:

Director	Date of grant	Price per Share ($)	Type	01/01/2022	Granted during the year	Exercised during the year	Vested in year	Cancelled during the period	31/12/2022	Date from which exercisable	Expiry date
Kabir Nath	01/08/2022	14.94	Option	—	600,000	—	—	—	600,000	01/08/2022	31/07/2032
	01/08/2022	0.01	RSU	—	50,000	—	—	—	50,000	01/08/2022	01/08/2026
George Goldsmith	18/09/2020	16.85	Option	113,600	—	—	28,400	—	113,600	18/09/2020	18/09/2030
	01/02/2022	15.75	Option	—	173,000	—	36,042	—	173,000	01/02/2022	31/01/2032
	30/06/2020	0.01	RSU	30,739	—	—	11,178	—	19,561	12/08/2020	01/08/2024
	01/02/2022	0.01	RSU	—	29,000	—	—	—	29,000	01/02/2022	01/02/2026
Ekaterina Malievskaia	18/09/2020	16.85	Option	85,200	—	—	21,300	—	85,200	18/09/2020	18/09/2030
	01/02/2022	15.75	Option	—	75,000	—	15,625	—	75,000	01/02/2022	31/01/2032
	30/06/2020	0.01	RSU	30,739	—	—	11,178	—	19,561	12/08/2020	01/08/2024
	01/02/2022	0.01	RSU	—	13,000	—	—	—	13,000	01/02/2022	01/02/2026
David Norton	20/07/2019	1.40	Option	99,049	—	—	—	—	99,049	05/05/2018	20/07/2029
	30/03/2020	2.40	Option	14,771	—	—	—	—	14,771	05/05/2018	30/03/2030
	18/09/2020	16.85	Option	21,584	—	—	5,396	—	21,584	18/09/2020	18/09/2030
	01/10/2021	29.87	Option	12,000	—	—	12,000	—	12,000	01/10/2021	30/09/2031
	16/06/2022	9.44	Option	—	17,000	—	—	—	17,000	16/06/2022	15/06/2032
	30/06/2020	0.01	RSU	16,321	—	—	5,935	—	10,386	12/08/2020	01/08/2024
Annalisa Jenkins	20/07/2019	1.40	Option	84,119	—	—	—	—	84,119	01/06/2018	20/07/2029
	30/03/2020	2.40	Option	14,771	—	—	—	—	14,771	01/06/2018	30/03/2030
	18/09/2020	16.85	Option	21,584	—	—	5,396	—	21,584	18/09/2020	18/09/2030
	01/10/2021	29.87	Option	12,000	—	—	12,000	—	12,000	01/10/2021	30/09/2031
	16/06/2022	9.44	Option	—	17,000	—	—	—	17,000	16/06/2022	15/06/2032
	30/06/2020	0.01	RSU	16,321	—	—	5,935	—	10,386	12/08/2020	01/08/2024
Thomas Lonngren	30/03/2020	0.01	Option	14,771	—	—	—	—	14,771	18/05/2018	30/03/2030
	30/06/2020	0.01	Option	23,740	—	—	5,935	—	23,740	30/06/2020	30/06/2030
	18/09/2020	16.85	Option	21,584	—	—	5,396	—	21,584	18/09/2020	18/09/2030
	01/10/2021	29.87	Option	12,000	—	—	12,000	—	12,000	01/10/2021	30/09/2031
	16/06/2022	9.44	Option	—	17,000	—	—	—	17,000	16/06/2022	15/06/2032
Robert McQuade	23/11/2020	32.66	Option	21,584	—	—	5,396	—	21,584	23/11/2020	22/11/2030
	01/10/2021	29.87	Option	12,000	—	—	12,000	—	12,000	01/10/2021	30/09/2031
	16/06/2022	9.44	Option	—	17,000	—	—	—	17,000	16/06/2022	15/06/2032
Linda McGoldrick	18/09/2020	17.05	Option	21,584	—	—	5,396	—	21,584	18/09/2020	18/09/2030
	01/10/2021	29.87	Option	12,000	—	—	12,000	—	12,000	01/10/2021	30/09/2031
	16/06/2022	9.44	Option	—	17,000	—	—	—	17,000	16/06/2022	15/06/2032
Wayne Riley	31/03/2021	35.25	Option	24,000	—	—	10,500	—	24,000	31/03/2021	30/03/2031
	16/06/2022	9.44	Option	—	21,250	—	—	—	21,250	16/06/2022	15/06/2032

All options are subject to service rather than performance conditions. The options vest monthly over 4 years with a 1 year 25% cliff for those granted after September 2020 and with a 25% cliff on the earlier of 1 year and IPO for the June 2020 grants. Awards granted in March 2020 vested fully upon IPO. Awards granted prior to March 2020 had fully vested prior to IPO. RSU awards granted in February 2022 vest 25% per year for 4 years, and the options granted at that time vest monthly over 4 years. Mr Nath’s option grant awards vest over 4 years with a 1 year 25% cliff and his RSU awards vest 25% per year for 4 years. For the Non-Executive Officers, the options awarded on 1 October 2021 vested 100% after one year and the options awarded on 16 June 2022 vest upon the earlier of the one-year anniversary of the date of grant or the date of the 2023 annual general meeting of shareholders.

The beneficial interests in the Company’s shares of the Directors and their families were as follows:

NAME OF BENEFICIAL OWNER	ORDINARY SHARES BENEFICIALLY OWNED AT 31 DECEMBER 2022
	NUMBER	PERCENT
Directors
George Goldsmith	4,397,499	10.3%
Ekaterina Malievskaia	4,349,794	10.2%
Non-Executive Directors
David Norton	150,314	*
Annalisa Jenkins	135,384	*
Thomas Lonngren	149,137	*
Robert McQuade	1,618,818**	3.8%
Linda McGoldrick	25,040	*
Wayne Riley	11,500	*
*Represents beneficial ownership of less than one percent.
**Includes 1,594,677 ordinary shares held by McQuade Center for Strategic Research and Development LLC. Dr. McQuade, the Officer and Manager of McQuade Center for Strategic Research and Development LLC, may be deemed to have voting and investment power over the shares beneficially owned by McQuade Center for Strategic Research and Development LLC, but he disclaims beneficial ownership of such shares.
Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission, or SEC. These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to those securities and include ordinary shares that can be acquired within 60 days of 31 December 2022.
Total Shareholder Return
The graph below shows the Company’s performance, measured by total shareholder return, for the Company’s American Depositary Shares (“ADSs”), which are listed on Nasdaq and each representing one of the Company’s ordinary shares against the Nasdaq Composite Index (Nasdaq: CMPS vs NCI) and the Nasdaq Biotech Index (Nasdaq: CMPS vs NBI). We have selected these indices for this comparison because the Company has been admitted to trading on the Nasdaq exchange and operates as a Biotech and we consider them to be the most suitable comparator indices.

Chief Executive Officer total remuneration history
2020 was the first year that the Company prepared a Remuneration Report. We have taken the exemption not to disclose 5 years of history of remuneration and have chosen to disclose remuneration history for 2020 onwards.
Percentage change in remuneration of the Executive and Non-Executive Directors
The year on year movement to 31 December 2021 of CEO, CIO and Non-Executive Directors pay versus that of employees is disclosed in the table below.

Change in pay between 31 December 2021 and 31 December 2020
	Salary	Annual Bonus	Benefits
CEO % change	29%	37%	9%
CIO % change	14%	54%	4%
David Norton	288%	n/a	n/a
Jason Camm	n/a	n/a	n/a
Annalisa Jenkins	277%	n/a	n/a
Thomas Lonngren	277%	n/a	n/a
Robert McQuade	277%	n/a	n/a
Linda McGoldrick	278%	n/a	n/a
Wayne Riley	n/a	n/a	n/a
Employees % change	17%	29%	36%

The year on year movement to 31 December 2022 of CEO, Executive Chairman, CIO and Non-Executive Directors pay versus that of employees is disclosed in the table below.

Change in pay between 31 December 2022 and 31 December 2021
	Salary	Annual Bonus (1)	Benefits (1)
CEO % change (2)*	(1)%	6%	(100)%
CEO % change (2)**	(8)%	(2)%	7%
Executive Chairman % change (2)	100%	100%	100%
CIO % change	(8)%	(29)%	5%
David Norton	(3)%	n/a	n/a
Annalisa Jenkins	(10)%	n/a	n/a
Thomas Lonngren	(8)%	n/a	n/a
Robert McQuade	(10)%	n/a	n/a
Linda McGoldrick	(9)%	n/a	n/a
Wayne Riley (3)	20%	n/a	n/a
Employees % change	(37)%	(27)%	(19)%
*Represents Kabir Nath
*Represents George Goldsmith

1.None of the Non-Executive Directors are eligible for an annual bonus and none claimed any benefits during the year.
2.During 2022, Kabir Nath joined as our Chief Executive Officer, effective 1 August 2022 and George Goldsmith transitioned to Executive Chair. The remuneration received by Mr. Nath and Mr Goldsmith in 2022 in respect of their roles as CEO were full annual amounts, therefore for comparison purposes, the remuneration received in 2022 as CEO was pro-rated as a result and was compared to Mr. Goldsmith's remuneration for the year ended 31 December 2021.
3.Wayne Riley joined the Board in 2021 and the remuneration received in 2021 was not a full annual amount.
4.Year over year decreases in average salary are the result of fluctuations in foreign currency exchange rates and as a result of the hire of additional employees at lower pay bands.

Relative importance of spend on pay

The Committee considers the Company’s research and development expenditure relative to remuneration expenditure for all employees, to be the most appropriate metric for assessing overall spend on pay due to the nature and stage of the Company’s business. Dividend distribution comparators have not been included as the Company has no history of such transactions. The graph below illustrates the gross remuneration to all employees compared to research and development expenditure in 2022 and in 2021. The Committee notes that research and development expenditure may increase in future years as the Company continues to progress its COMP360 psilocybin therapy into later stage clinical trials for the treatment of TRD and into trials for other indications, as well as developing other neuropsychiatric therapies.

Structure and Role of Committee and Approach to Remuneration Matters
The Committee is comprised of Annalisa Jenkins, who chairs the Committee, David Norton and Wayne Riley. The constitution of the Committee is in compliance with Nasdaq requirements. The members of the Committee are Independent Directors as defined in Rule 10C-1 under the US Securities Exchange Act of 1934 and under applicable NASDAQ listing rules.

It is the Board's belief that good corporate governance is integral to a successful business and the Company finds instructive the standards of corporate governance prescribed by the Corporate Governance Code for Small and Mid-Size Quoted Companies from The Quoted Companies Alliance (the “QCA Code”). The Board believes that this corporate governance framework is an appropriate guide for the Company, having regard to its size and nature.
The Committee’s approach to remuneration matters is to enable the Company to attract and retain talent, incentivise long-term value generation and effectively manage the Company’s cash resources. It is the belief of the Committee that this is best achieved through a greater emphasis on variable rather than fixed remuneration, comprised of a mix of base salary and benefits, along with the flexibility to appropriately reward and incentivise with variable pay and longer term incentives, as described within the Policy.
When applying the Policy to Executive Directors, the Committee seeks to comply with the QCA Code so far as it is practical to do so, having regard to the size, nature and business requirements of the Company. Operation of the Policy will largely be compliant with the remuneration elements of the QCA Code, but we are aware that in certain instances we will differ from the QCA Code. These instances reflect differences in US market practice when compared to the UK, and the need to balance our governance obligations against the importance of offering competitive remuneration packages in the markets in which we compete and operate.
The terms of reference of the Committee can be found on our website at www.compasspathways.com.
External advice
During the year, the Company engaged Aon Solutions UK Limited (Aon) to support management and the Committee with advice on remuneration matters, in particular peer-group benchmarking of Director and Senior Management remuneration and the grant of long term equity incentives under the 2020 Plan that became effective on the day prior to the listing of our ADSs on Nasdaq. The consultants were appointed by the Committee. The Company also engaged Aon to support management in the valuation of option awards granted under the 2020 Plan. The Committee is satisfied that Aon provides independent and objective advice, as Aon is a leading global professional services firm and the Board confirm no conflicts of interest before each meeting. During 2022 fees of $213,826 (2021: $76,957) were paid to Aon Solutions UK Limited (Aon).

Proposed Application of the Policy for the Year Ending 31 December 2023
CEO remuneration
i)Fixed elements of remuneration
With effect from 1 January 2023, the base salary of Kabir Nath in his role as Chief Executive Officer (CEO) and Executive Director of the Company is $594,500 (£491,201) per annum.
ii)Variable elements of remuneration - Short-term incentives
The target bonus for Mr. Nath for the 2023 performance year will be 60% of base salary. The performance objectives for Mr. Nath against which the Committee will determine the annual bonus were approved by the Board in February 2023. The detail behind the performance objectives is currently considered to be commercially sensitive as they relate to the strategy that the Company intends to take with respect to the advancement of the COMP360 clinical development program and the Company’s financial and commercial goals. To the extent that the objectives do not comprise commercially sensitive information, the Company expects to disclose both the objectives and performance against those objectives in next year’s Remuneration Report.
iii)Long-term incentive awards
Long term incentives for 2023 were awarded on 2 February 2023. The Company awards share options to all employees in order to align long-term employee interests with those of shareholders. On 2 February 2023, the Company awarded Mr. Nath 153,900 share options and 25,200 restricted share units.
Chairman remuneration
i)Fixed elements of remuneration

With effect from 1 January 2023, the base salary of George Goldsmith in his role as non- Executive Chairman of the Company is £80,000 ($96,824) per annum.
ii)Long-term incentive awards
Mr Goldsmith will be awarded 25,500 options at the 2023 AGM for his role as Chairman.

CIO remuneration
i) Fixed elements of remuneration
With effect from 1 January 2023, the base salary of Ekaterina Malievskaia in her role as Chief Innovation Officer (CIO) and Executive Director of the Company is £306,000 ($370,352) per annum.
ii) Variable elements of remuneration - Short-term incentives
The target bonus for Dr Malievskaia for the 2023 performance year will be 45% of base salary. The performance objectives for Dr Malievskaia against which the Committee will determine the annual bonus were approved by the Board in February 2023. The detail behind the performance objectives is currently considered to be commercially sensitive as they relate to the strategy that the Company intends to take with respect to the advancement of the COMP360 clinical development program and the Company’s financial and commercial goals. To the extent that the objectives do not comprise commercially sensitive information, the Company expects to disclose both the objectives and performance against those objectives in next year’s Remuneration Report.
iii) Long-term incentive awards
Long term incentives for 2023 were awarded on 2 February 2023. The Company awards share options to all employees in order to align long-term employee interests with those of shareholders. On 2 February 2023, the Company awarded Dr. Malievskaia 67,500 share options and 11,700 restricted share units.

Chairman and Non-Executive Director fees (audited)
Chairman fees
Mr Goldsmith serves as Chairman and does not receive any additional remuneration in respect of his role as chair other than the total amounts disclosed above.
Non-Executive Director cash fees
Non-Executive Directors are paid a basic fee. In addition to the basic fee, committee fees may be paid for chairing or membership of a Board committee. Non-Executive Director fees were reviewed in 2022.
Non-Executive Directors are eligible to receive the following annual fees:

	2022 ($)	2021 ($)
Annual Retainer for Board Membership*:	37,114	41,270
Additional Annual Retainer for Lead Independent Director:	18,557	20,635
Additional Retainers for Committee Membership:
Audit and Risk Committee Chair:	14,846	16,508
Audit and Risk Committee member:	7,423	8,254
Compensation and Leadership Development Committee Chair:	9,897	11,005
Compensation and Leadership Development Committee member:	4,949	5,503
Nominating and Corporate Governance Committee Chair:	8,660	9,630
Nominating and Corporate Governance Committee member:	4,330	4,815
Innovation and Research Committee Chair:	9,897	11,005
Innovation and Research Committee member:	4,949	5,503

* for general availability and participation in meetings and conference calls of our Board of Directors, to be paid monthly, pro-rated based on the number of actual days served by the Director during such calendar month.
**Year over year decreases in salary are the result of fluctuations in foreign currency exchange rates rather than actual decreases in compensation paid in GBP.
Note: Chair and committee member retainers are in addition to retainers for members of the Board of Directors.
In accordance with the Company's Articles of Association, Directors are allocated into one of three classes. Each class of Directors serves a staggered three-year term. At each annual general meeting, the successors of Directors whose terms then expire will be elected to serve from the time of election and qualification until the third annual meeting following election. Directors of the class retiring at the annual general meeting shall be eligible for re-appointment by ordinary resolution at such annual general meeting. The Company’s Class I Directors are David York Norton, Ekaterina Malievskaia and Wayne Riley, all of whom were re-elected at the 2021 annual general meeting. The Company’s Class II Directors are Kabir Nath (who was appointed in August 2022 and therefore will stand for re-election at the 2023 annual general meeting), Robert McQuade and Thomas Lönngren, each of whom were re-elected at last year's annual general meeting. The Company’s Class III Directors are Annalisa Jenkins, George Goldsmith and Linda McGoldrick, each of whom shall be eligible for re- election at the 2023 annual general meeting. Pursuant to our Articles of Association, if the Director eligible for re-election does not seek re-election and no other Director is elected to fill their respective position(s), they shall be re-elected by default if the relevant Director is willing to do so.
Details of Directors’ service contracts or letters of appointment for the year ended 31 December 2022 are as follows:

Director	Executive/NED	Date of contract
Kabir Nath	Executive	01 August 2022
George Goldsmith	Executive	01 August 2022
Ekaterina Malievskaia	Executive	17 September 2020
David York Norton	NED	14 September 2020
Annalisa Jenkins	NED	14 September 2020
Thomas Lönngren	NED	15 September 2020
Robert McQuade	NED	25 March 2021
Linda McGoldrick	NED	14 September 2020
Wayne Riley	NED	31 March 2021
The information in this part of the Remuneration Report is not subject to audit.
Directors’ Remuneration Policy
This remuneration policy was approved by shareholders in a binding vote at the AGM held on 22 June 2021.
Statement of consideration of shareholder views
The Compensation and Leadership Development Committee will consider any shareholder feedback received and ongoing shareholder feedback throughout the year, when reviewing and applying the Policy each year.

The broad topics discussed with shareholders in 2022 include peer groups and appropriate jurisdiction for benchmarking Directors remuneration.
The guidance from shareholder representative bodies is also considered on an ongoing basis. The Committee submits a its U.K. Statutory Directors’ annual report on remuneration for a non-binding, advisory vote of shareholders at its annual general meeting of shareholders. At the 2022 annual general meeting of shareholders, 88.1% of shareholders voted in favor of the proposal to receive and approve, as a non-binding advisory resolution, the U.K. Statutory Directors’ Remuneration Report for the year ended 31 December 2021, with 0.1% voted against and 11.8% withheld from such proposal.
Although non-binding, the Compensation and Leadership Development Committee will review and consider the voting results when making future decisions regarding our Director remuneration program.
The attendees of the Compensation and Leadership Development Committee meetings in 2022 were as follows:

Director	Attendance
Jason Camm*	3 of 3
David York Norton**	5 of 6
Annalisa Jenkins	6 of 6
Wayne Riley	6 of 6

*Jason Camm attended 3 of 3 meetings prior to stepping down from the Board effective 16 June 2022.
**David York Norton attended 5 of 6 meetings due to scheduling conflicts.

FORM OF PROXY FOR ORDINARY SHAREHOLDERS

Please complete and return this Form of Proxy to the Registrar at the address shown overleaf. If you wish to use an envelope, please address it to 'FREEPOST NEVILLE'. If it is posted outside the United Kingdom, please return it in an envelope using the address shown overleaf and pay the appropriate postage charge.

COMPASS Pathways plc

FORM OF PROXY

(Incorporated and registered in England and Wales under the Companies Act 2006 with registered number 12696098)

I/We ______________________________ being (a) member(s) of the Company and entitled to vote at the Annual General Meeting, hereby appoint

(Please only complete if appointing someone other than the Chairman of the Meeting)

or failing him/her, the Chairman of the meeting as my/our proxy, to attend, speak and vote for me/us and on my/our behalf at the Annual General Meeting of the Company, to be held on 2 June 2023 at Offices of Goodwin Procter (UK) LLP, 100 Cheapside, London, EC2V 6DY at 1:30 p.m. and at any adjournment thereof.

Ordinary Resolutions

		FOR	AGAINST	WITHHELD
1	To re-elect George Goldsmith as a director of the Company	☐	☐	☐
2	To re-elect Annalisa Jenkins as a director of the Company	☐	☐	☐
3	To re-elect Linda McGoldrick as a director of the Company	☐	☐	☐
4	To re-elect Kabir Nath as a director of the Company	☐	☐	☐
5	To re-appoint PricewaterhouseCoopers LLP as UK statutory auditors of the Company	☐	☐	☐
6	To ratify the appointment of PricewaterhouseCoopers LLP	☐	☐	☐
7	To authorise the Audit and Risk Committee to determine the auditors' remuneration for the fiscal year ending 31 December 2023	☐	☐	☐
8	To receive the UK statutory annual accounts and reports for the fiscal year ended 31 December 2022 and to note that the Directors do not recommend the payment of any dividend for the year ended 31 December 2022	☐	☐	☐
9	To receive and approve on an advisory basis for the U.K. statutory directors' remuneration report for the year ended 31 December 2022	☐	☐	☐
10	To approve, on a non-binding, advisory basis, the compensation of the Company's named executive officers for the year ended December 31, 2022	☐	☐	☐

If you are planning to attend the Annual General Meeting, please tick the following box: ☐

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Date: DD - MM - YY

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